   As filed with the Securities and Exchange Commission on July 10, 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                   FORM 10/A

                             (Amendment No. 2)

                                GENERAL FORM FOR
                           REGISTRATION OF SECURITIES

                     PURSUANT TO SECTION 12(b) OR 12(g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                               ----------------

                                    APW Ltd.
             (Exact name of registrant as specified in its charter)

               Bermuda                                 04-2576375
   (State or other jurisdiction of                  (I.R.S. Employer
   incorporation or organization)                  Identification No.)

   Clarendon House, Church Street
            P.O. Box 666,
       Hamilton HM CX, Bermuda

  N22 W23685 Ridgeview Parkway West
         Waukesha, Wisconsin                           53188-1013
   (Address of Principal Executive                     (ZIP Code)
              Offices)

       Registrant's telephone number, including area code: (262) 523-7600

       Securities to be registered pursuant to Section 12(b) of the Act:

             Title of each class                Name of each exchange on which
             to be so registered                each class is to be registered
             -------------------                ------------------------------
Common Stock, $.01 par value per share
 (including the associated Preferred Stock
 Purchase Rights)                                  New York Stock Exchange

       Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Business.

   The information required by this item is contained in the sections entitled "Introduction," "Risk Factors," "The Distribution," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of APW Ltd. and its Subsidiaries" in the Information Statement dated July 10, 2000 (the "Information Statement"), attached hereto as Annex A (including its annexes). Those sections are incorporated herein by reference.

Item 2. Financial Information.

   The information required by this item is contained in the sections entitled "Summary," "Capitalization," "Selected Historical Financial Information," "Selected Unaudited Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Information Statement. Those sections are incorporated herein by reference.

Item 3. Properties.

   The information required by this item is contained in the section entitled "Business of APW Ltd. and its Subsidiaries" in the Information Statement. That
section is incorporated herein by reference.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

   The information required by this item is contained in the sections entitled "Security Ownership of Certain Beneficial Owners" and "Management of APW Ltd.--Security Ownership of Directors and Executive Officers" in the Information Statement. Those sections are incorporated herein by reference.

Item 5. Directors and Executive Officers.

   The information required by this item is contained in the sections entitled "Management of APW Ltd.--Directors" and "Management of APW Ltd.--Executive Officers" in the Information Statement. Those sections are incorporated herein by reference.

Item 6. Executive Compensation.

   The information required by this item is contained in the section entitled "Executive Compensation" in the Information Statement. That section is incorporated herein by reference.

Item 7. Certain Relationships and Related Transactions.

   The information required by this item is contained in the sections entitled "Summary," "The Distribution--Relationship Between API/Actuant and APW Ltd. After the Distribution" and "Business of APW Ltd.--Transactions and Agreements Between APW and API/Actuant" in the Information Statement. Those sections are incorporated herein by reference.

Item 8. Legal Proceedings.

   The information required by this item is contained in the section entitled "Business of APW Ltd. and its Subsidiaries--Legal Proceedings" in the Information Statement. That section is incorporated herein by reference.

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

   The information required by this item is contained in the sections entitled "Summary," "The Distribution--Manner of Effecting the Distribution," "The Distribution--Results of the Distribution," "The Distribution--

Listing and Trading of Shares of APW Ltd. Common Stock," "The Distribution-- Dividend Policy," "Security Ownership of Certain Beneficial Owners," "Management of APW Ltd.--Security Ownership of Directors and Executive Officers" and "Description of APW Ltd. Capital Stock" in the Information Statement. Those sections are incorporated herein by reference.

Item 10. Recent Sales of Unregistered Securities.

   None. The section entitled "The Distribution" in the Information Statement is incorporated herein by reference. Subsequent to the Distribution, Applied Power Inc. will hold no capital stock of APW Ltd.

Item 11. Description of Registrant's Securities to be Registered.

   The information required by this item is contained in the sections entitled "Summary," "The Distribution--Listing and Trading of Shares of APW Ltd. Common Stock," "The Distribution--Dividend Policy," "Description of APW Ltd. Capital Stock" and "Comparison of Shareholder Rights" in the Information Statement. Those sections are incorporated herein by reference.

Item 12. Indemnification of Directors and Officers.

   The information required by this item is contained in the section entitled "Liability and Indemnification of Officers and Directors" in the Information Statement. That section is incorporated herein by reference.

Item 13. Financial Statements and Supplementary Data.

   The information required by this item is contained (i) in the sections entitled "Summary," "Capitalization," "Selected Historical Financial Data," "Selected Unaudited Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Information Statement, and (ii) in the Historical Combined Financial Statements and other financial information incorporated by reference in Item 15 hereof. Those sections are incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

   None.

Item 15. Financial Statements and Exhibits.

   (a) Financial Statements. The following Combined Financial Statements of APW Ltd. are included in the Information Statement and incorporated herein by reference:

     (i) Historical Combined Financial Statements of the Electronics Business of Applied Power Inc., including APW Ltd.:

      --Report of independent accountants

      --Combined statements of earnings

      --Combined balance sheets

      --Combined statements of equity and comprehensive income

      --Combined statements of cash flows

      --Notes to combined financial statements

     (ii) Unaudited Pro Forma Combined Financial Information:

      --Unaudited pro forma combined balance sheet and notes thereto

      --Unaudited pro forma combined statements of earnings and notes thereto

   (b) Exhibits. See Exhibit Index following Signatures page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

                                   SIGNATURES

   Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          APW Ltd. (Registrant)

                                                 /s/ Richard D. Carroll
                                          By: _________________________________
                                                    Richard D. Carroll
                                                  Vice President--Finance

Date: July 10, 2000

                                    APW LTD.

                                 EXHIBIT INDEX
                                       TO
                         FORM 10 REGISTRATION STATEMENT

  Exhibit                            Description
  -------                            -----------
  2.1      Information Statement of the Registrant dated July 10, 2000
           (attached to this Registration Statement as Annex A) (the
           "Information Statement")
  3.1      Memorandum of Continuance of APW Ltd. (Annex A to the
           Information Statement)
  3.2      Form of Bye-laws of APW Ltd. (Annex B to the Information
           Statement)
  4.1***   Form of Rights Agreement between APW Ltd. and FIRSTAR, N.A., as Rights Agent
  4.2*     Form of APW Ltd. Credit Agreement
  4.3*     Form of APW Ltd. Assumption Agreement between Applied Power
           Inc. ("API") and APW Ltd.
 10.1      APW Ltd 2000 Stock Incentive Plan (Annex C __to the
           Information Statement)
 10.2**    Form of Contribution Agreement, Plan and Agreement of
           Reorganization and Distribution between API and APW, dated as of July 21, 2000 (the "Contribution Agreement")
 10.3**    Form of General Assignment, Assumption and Agreement Regarding
           Litigation, Claims and Other Liabilities between API and APW, dated as of July 21, 2000 (Exhibit D to the Contribution
           Agreement)
 10.4**    Form of Transitional Trademark Use and License Agreement
           between API and APW, dated as of July 21, 2000 (Exhibit E to the Contribution Agreement)
 10.5**    Form of Insurance Matters Agreement between API and APW, dated as of July 21, 2000 (Exhibit F to the Contribution Agreement)
 10.6**    Form of Bill of Sale and Assumption of Liabilities between API and APW, dated as of July 21, 2000 (Exhibit G to the
           Contribution Agreement)
 10.7**    Form of Employee Benefits and Compensation Agreement between
           API and APW, dated as of July 21, 2000 (Exhibit H to the
           Contribution Agreement)
 10.8**    Form of Tax Sharing and Indemnification Agreement between API and APW, dated as of July 21, 2000 (Exhibit I to the
           Contribution Agreement)
 10.9**    Form of Interim Administrative Services Agreement between API and APW, dated as of July 21, 2000 (Exhibit J to the
           Contribution Agreement)
 10.10**   Form of Confidentiality and Nondisclosure Agreement between
           API and APW, dated as of July 21, 2000 (Exhibit K to the
           Contribution Agreement)
 10.11*    Form of Patent Assignment between API and Wright Line Inc.
           (n/k/a APW Ltd.), dated as of July 21, 2000
 10.12     APW Ltd. Outside Directors' Stock Option Plan (Annex D to the
           Information Statement)
 21**      Subsidiaries of APW
 24.1      Consent of Weil, Gotshal & Manges LLP
 27.1**    Financial Data Schedule for six months ended February 29, 2000
 27.2**    Financial Data Schedule for six months ended February 28, 1999
 27.3**    Financial Data Schedule for year ended December 31, 1999

  Exhibit                           Description
  -------                           -----------
 27.4**    Financial Data Schedule for year ended December 31, 1998
 27.5**    Financial Data Schedule for year ended December 31, 1997
 99.1**    Audited Financial Statements of Vero Group PLC for year ended
           December 31, 1997
 99.2      Audited Financial Statements of Rubicon Group PLC for year ended May 31, 1998

--------

*To be filed with next filing.

**Previously filed with the Form 10, dated May 1, 2000.

***Previously filed with Amendment No. 1, dated June 20, 2000.

                                                             July 10, 2000

Dear Shareholder:

   On January 27, 2000, we announced a plan to spin-off Applied Power's integrated electronics enclosures business as a separate publicly traded company. Through a combination of internal growth and acquisitions, Applied Power has become a leading global supplier of integrated enclosure systems to the electronics industry. In preparation for the spin-off of this business to our shareholders (the "Distribution"), we have caused APW Ltd. to become a Bermuda corporation which owns and operates (directly or through subsidiaries) Applied Power's global electronic businesses. Following the Distribution, you will own shares in both APW Ltd., an independent public company, and Applied Power, which will continue to operate the company's industrial businesses. As previously announced, Applied Power intends to change its name to "Actuant Corporation" following the Distribution. The attached Information Statement, which is being mailed to all Applied Power shareholders, describes the Distribution in detail.

   Your board of directors has determined that the Distribution is in the best interest of Applied Power's shareholders. Applied Power's electronics and industrial businesses are distinct operations with different opportunities, challenges, strategies and means of doing business. The Distribution will permit the management of each company to focus on the opportunities specific to the business of that particular enterprise. We believe this will provide enhanced growth through both internal expansion and disciplined acquisition strategies. Additionally, the Distribution will greatly simplify the business profile of each of the businesses, allowing investors to more easily evaluate each of the companies in the future.

   Shareholders of record as of July 21, 2000 will receive one share of APW Ltd. common stock for every share of Applied Power Inc. common stock they own. APW Ltd. share certificates will be mailed beginning August 1, 2000. No action is required on your part to receive your APW Ltd. shares. You will not be required to pay anything for your APW Ltd. shares or to surrender your Applied Power shares. Your receipt of APW Ltd. shares in the Distribution should be tax-free for federal income tax purposes.

   Following the Distribution, we expect that APW Ltd.'s common stock will be traded on the New York Stock Exchange and that its ticker symbol will be "APW." Applied Power/Actuant will continue to trade on the New York Stock Exchange, but will change its ticker symbol to "ATU."

   Our board of directors and management teams are excited about the opportunities for both APW Ltd. and Applied Power/Actuant following the Distribution. We believe that the improved business focus and financial flexibility that will result from this transaction will benefit our shareholders, customers, and employees.

                                          Sincerely,

                                          [Signature Logo}


                                                     Richard G. Sim
                                            Chairman, Chief Executive Officer
                                                      and President

                             INFORMATION STATEMENT

   We are providing this Information Statement to you as a shareholder of Applied Power Inc. ("Applied Power") in connection with the Distribution by Applied Power to its shareholders of all of the outstanding shares of APW Ltd. common stock and related rights. APW Ltd. will own and operate what is currently Applied Power's integrated electronic enclosure systems segment (the "Electronics Business").

   We expect to make the Distribution on July 31, 2000, to holders of record of Applied Power common stock on July 21, 2000. If you are an Applied Power shareholder at the close of business on the Record Date, you will receive one share of APW Ltd. common stock and related rights for every share of Applied Power stock you own on that date. Certificates for the APW Ltd. shares will be mailed to you, or your brokerage account will be credited with the APW Ltd. shares, on or about August 1, 2000. You will not be required to pay anything for the shares of APW Ltd. common stock and related rights distributed to you, nor will you be required to surrender or exchange any of your shares of Applied Power common stock. The Distribution is intended to be tax-free to Applied Power shareholders.

   We have applied to list the APW Ltd. common stock and related rights on the New York Stock Exchange under the symbol "APW." No shareholder approval of the Distribution is required or is sought. We are not asking you for a proxy.

   Applied Power will continue to own and operate the industrial segment of its business (the "Industrial Business") and intends to change its name to "Actuant Corporation" after the Distribution. We usually refer to Applied Power as "API/Actuant" when referring to its future operations. We expect API/Actuant common stock to trade on the NYSE under the symbol "ATU."

   Consider carefully the risk factors beginning on page 9 of this Information Statement.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the terms of the APW Ltd. common stock and related rights, or determined that this Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.

         The date of this Information Statement is July 10, 2000.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION..............................    1

SUMMARY...................................................................    3
  Selected Historical Financial Data......................................    5
  Selected Unaudited Pro Forma Financial Data.............................    7

RISK FACTORS..............................................................    9
  Spin-Off Distribution Risks.............................................    9
  Operational Risks.......................................................   11

THE DISTRIBUTION..........................................................   14
  Background of and Reasons for the Distribution..........................   14
  Distribution Agent......................................................   17
  Manner of Effecting the Distribution....................................   17
  Post Distribution Taxation of APW Ltd...................................   18
  U.S. Federal Income Tax Consequences to Holders of APW Ltd. Shares......   18
  Results of the Distribution.............................................   20
  Federal Income Tax Consequences of the Distribution.....................   20
  Listing and Trading of Shares of APW Ltd. Common Stock..................   21
  Dividend Policy.........................................................   21
  Relationship Between API/Actuant and APW Ltd. After the Distribution....   22
  Distribution Conditions.................................................   22

BUSINESS OF APW LTD. AND ITS SUBSIDIARIES.................................   23
  EMS Industry Overview...................................................   23
  APW Ltd. Business Strategy..............................................   25
  Products and Services...................................................   26
  Markets and Customers...................................................   28
  Sources and Availability of Raw Materials...............................   29
  Patents, Trademarks and Other Intellectual Property.....................   29
  Backlog.................................................................   29
  Competition.............................................................   29
  Research and Development................................................   29
  Environmental Compliance................................................   29
  Employees and Labor Relations...........................................   30
  Properties..............................................................   30
  Legal Proceedings.......................................................   31
  Transactions and Agreements Between APW Ltd. and API/Actuant............   31

FINANCING.................................................................   33
  Arrangements Related to the Distribution................................   33
  Refinancing of Senior Subordinated Notes................................   33

CAPITALIZATION............................................................   34

APW LTD. UNAUDITED PRO FORMA FINANCIAL STATEMENTS.........................   36

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   41
  Overview................................................................   41
  Business Combinations...................................................   41
  Results of Operations...................................................   44

                                                                            Page
                                                                            ----
  New Accounting Pronouncements............................................  53
  European Economic Monetary Union.........................................  53
  Quantitative and Qualitative Disclosures About Market Risk...............  54
  Recent Developments......................................................  55

FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS..........................  56

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS............................  57

MANAGEMENT OF APW LTD. ....................................................  58
  Directors................................................................  58
  Committees of the Board of Directors.....................................  59
  Directors' Compensation..................................................  59
  Other Executive Officers.................................................  60

EXECUTIVE COMPENSATION.....................................................  60
  Summary Compensation Table...............................................  60
  Option/SAR Grants in Last Fiscal Year....................................  61
  Stock Options and the Impact of the Distribution.........................  62
  APW Ltd. 2000 Stock Option Plan..........................................  62
    Stock Options..........................................................  63
    Restricted Stock.......................................................  64
    Term of Stock Plan.....................................................  64
    General Terms..........................................................  64
    Federal Tax Consequences...............................................  65
  APW Ltd. 401(k) Plan.....................................................  66
  APW Ltd. Employee Stock Purchase Plan....................................  66
  Future Compensation of Executive Officers................................  66

DESCRIPTION OF APW LTD. CAPITAL STOCK......................................  67
  Authorized Capital Stock.................................................  67
  Common Stock.............................................................  67
  Preferred Stock..........................................................  68
  Summary of Rights Plan...................................................  69
  Transfer Agent...........................................................  71

COMPARISON OF SHAREHOLDER RIGHTS...........................................  71
  Size and classification of the Board of Directors........................  71
  Removal Directors; Vacancies.............................................  72
  Meetings of Shareholders.................................................  72
  Action by Written Consent of Shareholders; Shareholder Resolutions.......  72
  Vote Required for Extraordinary Corporate Transactions...................  72
  Interested Director Transactions.........................................  73
  Business Combination and Anti-takeover Provisions........................  73
  Shareholder Suits........................................................  75
  Dissenters' Rights.......................................................  75
  Dividends................................................................  76
  Voting...................................................................  76
  Preemptive Rights........................................................  76
  Amendments to Corporate Governance Documents.............................  76
  Limitations on Directors' Liability and Indemnification..................  77
  Rights of Inspection.....................................................  77
  Repurchase of Untraced Shares............................................  78

                                                                          Page
                                                                         ------
  Rights Agreement......................................................     78
  Listing...............................................................     78
  Dividends and Distributions Upon Liquidation..........................     78
  Statutory Shareholder Liability.......................................     78
  Director and Officer Discretion.......................................     78

LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS.................     79
  Limitations on Liability of Directors.................................     79
  Indemnification and Insurance.........................................     79

INDEPENDENT PUBLIC ACCOUNTANTS..........................................     79

2001 ANNUAL MEETING AND SHAREHOLDER PROPOSALS...........................

WHERE YOU CAN FIND MORE INFORMATION.....................................     79

INDEX TO COMBINED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT
 SCHEDULES.............................................................. F1-F27

ANNEX A MEMORANDUM OF ASSOCIATION OF APW LTD............................  A1-A2

ANNEX B BYE-LAWS OF APW LTD............................................. B1-B25

ANNEX C APW LTD. 2000 STOCK OPTION PLAN.................................  C1-C6

ANNEX D APW LTD. OUTSIDE DIRECTORS STOCK OPTION PLAN....................  D1-D4

                 QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION

   The following questions and answers, together with the summary that follows it, highlight important information about the Distribution of APW Ltd. stock. Because these sections are a summary, they may not contain all the information that is important to you. You should read the entire Information Statement for more complete information.

Q: Who is APW Ltd.?

A: APW Ltd. is the Bermuda corporation that, together with its subsidiaries, will own and operate Applied Power's Electronics Business following the Distribution described in this Information Statement. Immediately following the Distribution, APW Ltd. will be a leading global provider of electronics manufacturing services (EMS) focused on the rapidly growing integrated electronic enclosure systems market. Operating in over 40 locations throughout North America, Europe and Asia, we supply a broad range of individual components and integrated manufacturing services to OEMs primarily in the communications (datacom and telecom) and computing (servers, data storage, networking) markets. We provide a comprehensive portfolio of electronic products, including electronic enclosures (technical housing and external structure often the skeleton of the product), power supplies, thermal management systems, backplanes (large complex circuit panels used mostly in telecommunication equipment) and cabling, either as individual standard products, or as integrated custom systems. In addition, we provide a wide range of integrated design, manufacturing and logistics services to our customers, including product design, supply chain management, manufacturing, assembly, testing and drop-ship capabilities. These services provide our customers with accelerated time-to-market and decreased time-to-volume production (the time required to increase operations to meet volume requirements of customers), while reducing their production costs and allowing them to focus on the design and marketing of their products.

  Through a combination of internal growth and acquisitions, we have established a leading position in the integrated enclosure systems segment of the EMS industry. We believe that we are the leading, most vertically integrated provider of integrated electronic enclosure systems and that our size, global reach, product breadth, scope of services, and demonstrated expertise uniquely positions us to win large manufacturing contracts from leading global datacom, telecom and networking OEMs. We believe that these customers will provide us with substantial growth opportunities due to their significant rate of organic growth and their increased utilization of outsourced manufacturing services. Our customers include industry leaders such as Alcatel, Applied Materials, Cisco, Compaq, Dell, EMC, Ericsson, Fujitsu, Hewlett Packard, IBM, Lucent, Marconi, Motorola, NCR, Nokia, Nortel Networks and Sun Microsystems. OEMs in the communications segment of the electronics industry accounted for approximately 25% of our net sales for the six months ended February 29, 2000, with sales to computing segment OEMs accounting for approximately 40% of net sales.

Q: Who is Actuant?

A: "Actuant Corporation" will become the new name of Applied Power after the Distribution. Actuant will continue to design, manufacture and sell a wide range of branded electrical and industrial tools and supplies through retail, catalog and other distribution channels. It will also continue to design, manufacture and sell customized, highly engineered motion control systems to industrial OEMs. These continuing aspects of Applied Power's business are referred to as the "Industrial Business" in this Information Statement. We usually refer to Applied Power as "API/Actuant" when referring to its future operations. We expect API/Actuant common stock to trade on the NYSE under the symbol "ATU."

Q: What will happen in the distribution?

A: Applied Power is separating its Electronics Business from its Industrial
   Business. Applied Power will accomplish this by distributing all of the outstanding shares of APW Ltd. stock (which, together with its subsidiaries, operates the Electronics Business) to the Applied Power shareholders. API/Actuant will retain the Industrial Business, but it will not retain any shares of APW Ltd. stock following the Distribution. This type of distribution is often called a spin-off. If you are an Applied Power shareholder on July 21, 2000, you will receive APW Ltd. stock in the Distribution. You will retain your stock in Applied Power, which will own only the Industrial Business and will later change its name to "Actuant Corporation." Upon completion of the Distribution, you will own shares in two separately traded public companies, API/Actuant and APW Ltd.

Q: What do I have to do?

A: Nothing. No proxy or vote is necessary for the Distribution to occur. You do not need to, and should not, mail in any certificates for Applied Power stock in order to receive APW Ltd. stock in the Distribution.

Q: What will I receive in the distribution?

A: You will receive one share of APW Ltd. stock for each share of Applied
   Power stock you own as of the Record Date. The shares of APW Ltd. stock will also include an associated preferred stock purchase right that is designed to encourage a potential acquirer of at least 15% of APW Ltd.'s outstanding stock to negotiate with the APW Ltd. board of directors rather than proceed unilaterally. For more information about the preferred stock purchase rights, see "Description of APW Ltd. Capital Stock--Summary of Rights Plan."

Q: Do I have to pay income taxes on the receipt of my APW Ltd. stock?

A: APW Ltd. has received an opinion of counsel that the receipt of APW Ltd.
   stock in the Distribution should be tax-free to its U.S. shareholders for federal income tax purposes. See "The Distribution--Material Federal Income Tax Consequences of the Distribution."

Q: Will APW Ltd. stock be listed on any exchange?

A: Yes. APW Ltd. has applied for approval to list on the New York Stock
   Exchange and will trade under the symbol "APW." The stock of API/Actuant will also continue to be listed on the New York Stock Exchange, but it will trade under the symbol "ATU."

Q: What will happen to the trading of Applied Power and APW Ltd. stock?

A: We have been informed that beginning on or about July 19, 2000 and continuing up through the mail date July 31, 2000, you will be able to sell your Applied Power stock with due bills for APW Ltd. stock. This means that you will give up your right to receive APW Ltd. stock if you sell your Applied Power stock during this time. Also, Applied Power may be sold on an "ex-dividend" basis. In such case, the buyer will not be entitled to receive the Distribution.

  We have been informed that beginning on or about July 19, 2000, we expect that investors may be able to buy and sell APW Ltd. stock on a when-issued basis until the stock certificates are actually delivered by the transfer agent.

Q: How can I obtain more information about the distribution?

   If you have questions about the Distribution, please contact:

    Ms. Susan Hrobar
    Investor Relations
    APW Ltd.
    N22 W23685 Ridgeview Parkway West
    Waukesha, WI 53188-1013
    (262) 523-7600

    or

    Firstar Bank N.A.
    Attention: Trust Department
    777 East Wisconsin Avenue
    Milwaukee, WI 53202
    (414) 765-5000

                                    SUMMARY

   This summary, together with the questions and answers immediately preceding it, highlights some key information from this Information Statement concerning the Distribution of APW Ltd. common stock by Applied Power. However, it does not contain all of the information that may be important to you. To better understand the Distribution and the business and financial position of APW Ltd. and its subsidiaries, you should carefully review this entire document. References in this Information Statement to "Applied Power" mean Applied Power Inc., a Wisconsin corporation, and its subsidiaries and affiliates. Because Applied Power Inc. intends to change its name to "Actuant Corporation" after the Distribution, we usually refer to it as "API/Actuant" when discussing its future operations. References to APW Ltd. include operations of its predecessors.

Securities to be             One share of APW Ltd. common stock (plus
distributed................  associated preferred stock purchase rights issued pursuant to a shareholder rights plan
                             (collectively with the distributed common stock, the "Shares")) for each outstanding share of Applied Power common stock owned on the Record
                             Date. Approximately 39.1 million Shares will be issued in the Distribution. The Shares to be distributed will constitute all of the outstanding Shares of APW Ltd. immediately after the Distribution.

Record Date................
                             July 21, 2000 (close of business).

Distribution Date..........
                             July 31, 2000 (11:59 p.m., Central time).

Tax consequences...........  In the opinion of Weil, Gotshal & Manges LLP, special tax counsel to Applied Power, for United States federal income tax purposes the Distribution should be tax free to Applied Power shareholders. Applied Power shareholders should apportion their tax basis in the Applied Power common stock held immediately before the Distribution between the Applied Power common stock and the APW Ltd. Shares received in the Distribution, based on the relative fair market values of each as of the Distribution Date. An Applied Power shareholder's holding period for the APW Ltd. shares should include the holding period of the Applied Power common stock on which the Distribution is made. See "The Distribution-- Material Federal Income Tax Consequences of the Distribution."

Distribution agent and
transfer agent for the APW
Ltd. Shares................  Firstar Bank, N.A.

Dividends..................  APW Ltd. does not intend to pay cash dividends on the APW Ltd. common stock in the foreseeable future. Rather, we currently anticipate that earnings generally will be retained by APW Ltd. for use in its business. See "The Distribution-- Dividend Policy."

Risk factors...............  See "Risk Factors" for a discussion of certain risks that should be considered in connection with the Shares received in the Distribution.

Principal offices of APW     c/o Conyers Dill & Pearman, Clarendon House, 2
Ltd........................  Church Street, P.O. Box HM666, Hamilton HM CX,
                             Bermuda; telephone (441) 295 1422.

                             N22 W23685 Ridgeview Parkway West, Waukesha,
                             Wisconsin 53188-1013; telephone (262) 523-7600.

Relationship with
API/Actuant after the
Distribution...............  API/Actuant will have no stock ownership interest in APW Ltd. after the Distribution. APW Ltd. and API/Actuant will have entered into several agreements for the purpose of giving effect to the Distribution and defining their ongoing relationships. These include agreements providing for the transfer to APW Ltd. of substantially all of the assets and liabilities of the Electronics Business, pursuant to which API/Actuant generally will indemnify APW Ltd. against liabilities, litigation and claims arising out of all Applied Power operations not transferred to APW Ltd., and APW Ltd. will indemnify API/Actuant against liabilities, litigation and claims arising out of the Electronics Business. Additional agreements will relate to, among other things, certain employee benefit and compensation matters, intellectual property rights, certain interim administrative services, tax matters (including allocations of tax obligations), insurance, the transfer of real estate and other miscellaneous matters. See "The Distribution--Relationship between API/Actuant and APW Ltd. after the Distribution" and "Business of APW Ltd. and its Subsidiaries--Transactions and Agreements between APW Ltd. and API/Actuant."

                      SELECTED HISTORICAL FINANCIAL DATA

   The following selected financial data have been derived from the combined financial statements and financial information of APW Ltd. and subsidiaries. The data should be read in conjunction with the combined financial statements of APW Ltd. and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Information Statement. The statement of earnings data for the years ended August 31, 1997, 1998 and 1999 and the balance sheet data as of August 31, 1998 and 1999 have been derived from the audited combined financial statements of APW Ltd. The statement of earnings data for the years ended August 31, 1995 and 1996 and the balance sheet data as of August 31, 1995, 1996 and 1997 have been derived from unaudited combined financial information of APW Ltd. not included in this information statement. The statement of earnings data for the six months ended February 28, 1999 and February 29, 2000, and the balance sheet data as of those dates have been derived from unaudited combined financial statements of APW Ltd., which, in the opinion of management, includes all adjustments necessary for a fair presentation of assets and liabilities as of such dates and results of operations for such periods. Operating results for the six months ended February 29, 2000 are not indicative of the results that may be expected for the entire year ending August 31, 2000.

                                                                          Six Months
                                  Year Ended August 31,                 Ended February
                          -----------------------------------------  ---------------------
                           1995    1996    1997   1998(1)    1999    28, 1999  29, 2000(1)
                          ------  ------  ------  -------  --------  --------  -----------
                                     (In millions, except per share data)
Combined Statement of
 Earnings Data:
 Net sales..............  $215.8  $263.0  $375.3  $ 593.2  $1,055.3  $  513.2   $  566.2
 Gross profit...........    86.9   109.8   146.7    194.1     291.8     139.9      149.7
 Operating expenses (2).    57.1    67.9    84.8    142.8     188.0      91.4       94.0
 Amortization expense...     0.5     1.0     3.0      7.8      20.9       9.7       11.8
 Operating earnings.....    29.3    40.9    58.8     43.5      82.9      38.7       43.8
 Net financing costs
  (3)...................     --      3.7     9.5     16.6      52.9      23.6       23.6
 Net other (income)
  expense...............     (.7)    (.5)   (1.3)    (8.7)     (1.8)     (1.3)       1.4
 Earnings before income
  taxes.................    30.0    37.7    50.6     35.5      31.8      16.4       18.9
 Income taxes...........    10.8    14.9    18.9     17.2      11.4       5.4        8.0
 Earnings before
  extraordinary loss....    19.3    22.8    31.7     18.3      20.4      11.0       10.9
 Extraordinary loss, net
  of income tax benefit
  of $1.3 million (4)...     --      --      --       --        --        --        (2.1)
 Net earnings...........    19.3    22.8    31.7     18.3      20.4      11.0        8.9
Basic and Diluted
 Earnings per Share: (5)
 Earnings per Share--
  before extraordinary
  items.................  $ 0.48  $ 0.57  $ 0.84  $  0.48  $   0.53  $   0.28   $   0.28
 Extraordinary loss net
  of tax................     --      --      --       --        --        --       (0.05)
                          ------  ------  ------  -------  --------  --------   --------
 Earnings per Share.....  $ 0.48  $ 0.57  $ 0.84  $  0.48  $   0.53  $   0.28   $   0.23
                          ======  ======  ======  =======  ========  ========   ========
 Weighted Average Common
  Shares Outstanding....    40.1    40.3    37.9     38.4      38.8      38.7       39.0
                          ======  ======  ======  =======  ========  ========   ========
Combined Balance Sheet
 Data (at end of
 period):
 Working capital........  $ 30.8  $ 32.3  $ 48.3  $   9.9  $    6.6  $   57.9   $   27.2
 Total assets...........   124.1   147.7   275.5    719.2   1,180.0   1,126.6    1,184.5
 Total debt (3).........     --     50.0   119.9    367.8     728.8     715.7      680.8
 Total equity...........    83.9    53.4    86.0    172.7     172.8     212.0      236.6
Other Data:
 Cash flows--Operating
  Activities............                  $ 25.4  $  56.7  $   75.9  $    4.7   $    7.3
 Cash flows--Investing
  Activities............                   (93.1)  (314.0)   (435.3)   (399.9)     (28.6)
 Cash flows--Financing
  Activities............                    74.6    249.3     373.7     396.7        6.2
 EBITDA (6).............                    71.4     75.1     135.6      66.0       71.6
 Depreciation and
  amortization..........                    11.3     23.0      50.9      26.0       29.1
 Capital expenditures...                    17.7     31.6      43.0      20.3       18.1

--------
(1) Results of operations in fiscal 2000 include a $3.3 million make-whole premium ($2.1 million after-tax) paid in connection with the early retirement of debt which is recorded as an extraordinary charge, net of tax. Fiscal 2000 also includes a $2.2 million allocated charge for costs associated with the Distribution of the Electronics Business from Applied Power and incorporating APW Ltd. in Bermuda. See Note 8--"Merger, Restructuring and Other Non-recurring Items" in Notes to Combined Financial Statements for further discussion.

  Operating results in fiscal 1998 include allocated non-recurring charges related to ZERO merger, plant consolidation and product rationalization costs of $27.9 million before tax, $21.1 million net of applicable income tax. Fiscal 1998 results also include an allocated net gain of $6.5 million before tax for gains recognized by ZERO for life insurance proceeds and sale of property. See Note 8--"Merger, Restructuring and Other Non-recurring Items" in Notes to Combined Financial Statements for further discussion.
  Excluding the one-time items discussed above, operating earnings were as follows for each of the periods presented (in millions):

                                                                           Six Months
                  Year Ended August 31,                                  Ended February
      -----------------------------------------------------------        -----------------------
                                                                          28,           29,
      1995       1996          1997          1998          1999          1999          2000
      -----      -----         -----         -----         -----         -----         -----
      $29.3      $40.9         $58.8         $71.3         $82.9         $38.7         $46.0

(2) Historical operating expenses include APW Ltd.'s allocated share of Applied Power's corporate general and administrative expenses. The allocation of Applied Power's corporate general and administrative expenses is based on estimated levels of effort devoted to APW Ltd. and the relative size of APW Ltd. compared to Applied Power's total revenues, operating profit, assets and employee headcount. APW Ltd. expects that costs for these functions will differ following the Distribution.
(3) Applied Power's historical practice has been to incur indebtedness for its consolidated businesses at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Accordingly, historical amounts include debt and related interest expense allocated to APW Ltd. from Applied Power based on the portion of Applied Power's investment in the Electronics Business which is deemed to be debt. This allocation is generally based upon a cash flow model which details the historical uses of debt proceeds by the Electronics Business and the deemed debt repayments by the Electronics Business based on free cash flow. Management believes that the allocation of corporate debt and related interest expense for the historical periods is reasonable. This historical allocation, however, is not indicative of the total amount of debt that APW Ltd. will have upon completion of Applied Power's realignment of its consolidated debt before the Distribution. See "Unaudited Pro Forma Combined Financial Statements" for further discussion of APW Ltd. debt levels after the Distribution.
(4) Represents costs associated with a make-whole premium paid in connection with the early retirement of debt.
(5) Basic and diluted shares used to calculate earnings per share are the same as the historical Applied Power Inc. basic shares outstanding. We have used Applied Power Inc. basic shares outstanding for the following reasons: (i) upon the Distribution, each shareholder of Applied Power Inc. will receive an equivalent number of APW Ltd. shares; (ii) there are no common stock equivalents of APW Ltd. as of the date of this filing; (iii) we are unable to estimate the impact of converting Applied Power Inc. common stock equivalents into APW Ltd. common stock equivalents because it will depend upon the market price of both the equities of APW Ltd. and API/Actuant after the distribution, each of which could vary significantly.
(6) "EBITDA" is defined as income from continuing operations before interest, taxes, depreciation and amortization. Management believes that EBITDA provides useful information regarding APW Ltd.'s and its subsidiaries' ability to service its indebtedness, but should not be considered in isolation or as a substitute for operating income or cash flow from operations as an indicator of operating performance or as a measure of APW Ltd.'s and its subsidiaries' liquidity. Excluding restructuring and other non-recurring items (described in Note (1) above), EBITDA would have been as follows for each of the periods indicated (in millions):

                                                                                 Six Months
              Year Ended August 31,                                            Ended February
      --------------------------------------------------                    -----------------------------------------
                                                                             28,                       29,
      1997             1998                       1999                      1999                      2000
      -----            -----                     ------                     -----                     -----
      $71.4            $96.5                     $135.6                     $66.0                     $73.8

                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

   The following table sets forth selected unaudited pro forma financial data of APW Ltd. and its subsidiaries. This data presents the combined statement of earnings data of APW Ltd. and its subsidiaries assuming that the transactions contemplated by the Distribution had been completed as of September 1, 1998. The combined balance sheet data of APW Ltd. and its subsidiaries is presented assuming that the transactions contemplated by the Distribution had been completed as of February 29, 2000. See the Unaudited Pro Forma Combined Financial Statements of APW Ltd. and notes thereto included in this Information Statement for computation of pro forma amounts, including descriptions of the pro forma adjustments.

   The selected unaudited pro forma financial data has been prepared utilizing the historical combined financial statements of APW Ltd. and its subsidiaries. This information should be read in conjunction with the historical combined financial statements and notes to those statements, included elsewhere in this Information Statement. The selected unaudited pro forma financial data does not purport to be indicative of the results of APW Ltd. and its subsidiaries in the future or what the financial position and results of operations would have been had APW Ltd. been a separate, stand-alone entity during the periods shown.

                                                                   Six Months
                                                       Year Ended    Ended
                                                       August 31, February 29,
                                                          1999        2000
                                                       ---------- ------------
                                                        (In millions, except
                                                           per share data)
Pro Forma Combined Statement of Earnings Data (1):
  Net sales...........................................  $1,055.3    $  566.2
  Gross profit........................................     291.8       149.7
  Operating expense...................................     192.6        94.2
  Amortization expense................................      20.9        11.8
  Operating earnings..................................      78.3        43.7
  Net financing costs.................................      27.6        13.9
  Net other (income) expenses.........................      (1.8)        1.4
  Earnings before income taxes........................      52.5        28.4
  Income taxes........................................      15.7         8.5
  Net earnings........................................      36.7        19.9
Basic and Diluted Earnings per Share (2):
  Earnings per Share..................................  $   0.95    $   0.51
                                                        ========    ========
  Weighted Average Common Shares Outstanding .........      38.8        39.0
                                                        ========    ========
Pro Forma Combined Balance Sheet Data (1) (at end of
 period):
  Working capital.....................................       N/A    $   27.2
  Total assets........................................       N/A     1,184.5
  Total debt (3)......................................       N/A       288.9
  Total equity........................................       N/A       628.5
Pro Forma Other Data (1):
  Depreciation and amortization.......................      50.9        29.1
  Capital expenditures................................      43.0        18.1

--------
(1) Pro forma adjustments include adjustments to debt, interest expense and general corporate expenses, as well as the exclusion of non-recurring items which were incurred in anticipation of the Distribution. The amount for general corporate expenses reflects an estimate of the net incremental selling, administrative and other expenses associated with APW Ltd. operating as a stand-alone company. This estimate mainly represents additional costs for personnel and purchased services such as information technology, human resource administration, legal and corporate communications as well as incremental insurance and risk management costs. Although this adjustment is based upon available information and assumptions that management believes are reasonable, APW Ltd. may incur greater than expected selling, administrative and other expenses in connection with operating as a stand-alone company. See further explanation of these items in the footnotes to the Unaudited Pro Forma Combined Financial Statements.
(2) Basic and diluted shares used to calculate earnings per share are the same as the historical Applied Power Inc. basic shares outstanding. We have used Applied Power Inc. basic shares outstanding for the following reasons: (i) upon the Distribution, each shareholder of Applied Power Inc. will receive an equivalent number of APW Ltd. shares; (ii) there are no common stock equivalents of APW Ltd. as of the date of this filing; (iii) we are unable to estimate the impact of converting Applied Power Inc. common stock equivalents into APW Ltd. common stock equivalents because it will depend upon the market price of both the equities of APW Ltd. and API/Actuant after the distribution, each of which could vary significantly.
(3) Represents debt allocated to APW Ltd. after giving effect to the debt realignment as discussed in the Unaudited Pro Forma Combined Financial Statements.
(4) Pro Forma EBITDA for the twelve months ended August 31, 1999 is $131.0 million and for the six months ended February 29, 2000 $71.4 million. EBITDA is defined as income from continuing operations before interest, taxes, depreciation and amortization. Pro Forma EBITDA has been calculated by adding APW Ltd. and its subsidiaries depreciation and amortization expense as well as other (income)/expense to operating earnings. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with generally accepted accounting principles, but is presented because APW Ltd. believes it is a widely accepted indicator of our ability to incur and service debt. EBITDA does not give effect to cash used for debt service requirements and thus does not reflect funds available for dividends, reinvestment or other discretionary uses. APW Ltd. is providing Pro Forma EBITDA as a footnote due to the nature of Applied Power's central treasury function which makes providing an accurate disclosure of financing activities in the statement of cash flows difficult to segregate between the Electronics businesses and the other businesses of Applied Power.

                                 RISK FACTORS

Spin-Off Distribution Risks

   The tax consequences of the Distribution are not assured.

   The Distribution is conditioned upon receipt of the opinion of Weil, Gotshal & Manges LLP, special tax counsel to Applied Power, that the Distribution should be a tax-free spin-off to Applied Power's U.S. shareholders. No rulings have been requested from the Internal Revenue Service as to the tax consequences of the Distribution. The opinion of Weil, Gotshal & Manges LLP is not binding on the Internal Revenue Service or the courts. Weil, Gotshal & Manges LLP has informed Applied Power that there are numerous requirements that must be satisfied in order for the Distribution to be accorded tax free treatment under the Internal Revenue Code of 1986, as amended. Due to the inherently factual and subjective nature of the business purpose requirement, Weil, Gotshal & Manges LLP is unable to render an unqualified opinion as to the tax free nature of the Distribution. Because of the subjective nature, it is rendering a "should" qualify as a tax free spin-off opinion. If the Distribution does not qualify as a tax-free distribution, each U.S. holder of Applied Power common stock would generally be treated as if the shareholder had received a taxable dividend in an amount equal to the fair market value of the APW Ltd. common stock received, and Applied Power would recognize gain equal to the excess of the fair market value of the APW Ltd. common stock distributed to its shareholders over Applied Power's basis in the APW Ltd. common stock. See "The Distribution--Material Federal Income Tax Consequences of the Distribution."

   Because the Distribution will violate covenants under Applied Power's outstanding subordinated notes, Applied Power needs to borrow additional money to repurchase those notes.

   Applied Power's $200 million of outstanding senior subordinated notes include a covenant effectively prohibiting the proposed Distribution. Applied Power intends to repurchase those notes and issue new subordinated notes that will not include that restriction, but the repurchase and refinancing have not yet been completed and a successful refinancing on terms acceptable to Applied Power cannot be assured. On June 30, 2000 Applied Power commenced a tender offer to acquire all of the $200 million of senior subordinated notes and a concurrent consent solicitation designed to remove any restrictions prohibiting the Distribution. Because the tender offer is offering a premium over the face amount plus accrued and unpaid interest to the date of payment and a holder only receives a right to accelerate if the indenture covenant is breached, Applied Power believes the consent solicitation and tender offer will be successful. Any notes not tendered will not delay the Distribution and such notes will remain an obligation of Applied Power after the Distribution.

   An Applied Power creditor could attempt to prevent the Distribution or to rescind it.

   A creditor of Applied Power could bring a lawsuit to prevent or rescind the Distribution by claiming that Applied Power was insolvent at the time of the Distribution, was rendered insolvent by the Distribution, was engaged in a transaction for which its remaining assets constituted unreasonably small capital, or intended to incur (or believed it would incur) debts beyond its ability to pay them as they matured. If a court agreed with any of these claims it might prevent or void the Distribution (entirely or in part) as a fraudulent conveyance or as unlawful under the Wisconsin Business Corporation Law and require the shareholders to return some or all of the shares of APW Ltd. stock to API/Actuant, or require APW Ltd. to fund certain liabilities of API/Actuant for the benefit of creditors. Generally, Applied Power would be considered insolvent if the fair value of its assets was less than the total amount of its liabilities or if it incurred debt beyond its ability to repay as the debt matures.

   The boards of directors of both APW Ltd. and Applied Power have carefully considered these issues and have structured the Distribution and related agreements and transactions in a manner such that they believe that both companies are solvent and will be solvent immediately after the Distribution.

   The charter documents of APW include provisions that may prevent or delay change of control transactions, which could adversely affect the price of its common stock, and the rights of APW Ltd. shareholders under Bermuda law are not as favorable in some ways as the rights of Applied Power shareholders under Wisconsin law.

   APW Ltd.'s charter documents contain anti-takeover provisions that could have the effect of delaying or preventing changes in control that a shareholder may consider favorable. The provisions in APW Ltd.'s charter documents include:

  . the Rights (see "Description of APW Ltd.'s Capital Stock--Summary of
    Rights Plan");

  . a classified board of directors with three-year staggered terms and removal only for cause;

  . the ability of APW Ltd.'s board of directors to issue shares of preferred stock and to determine the price and other terms, including preferences and voting rights, of those shares without shareholder approval;

  . anti-takeover provisions in APW Ltd.'s bye-laws (see "Comparison of Shareholder Rights--Business Combination and Anti-takeover Provisions"); and

  . supermajority voting requirements to approve extraordinary transactions or to amend charter documents, including board of director approval to amend the bye-laws.

   Other provisions of APW Ltd.'s charter documents or Bermuda law that could be disadvantageous to shareholders include:

  . Shareholders may not be able to obtain jurisdiction over APW Ltd. outside
    Bermuda, so certain remedies available to shareholders of Applied Power, such as class action lawsuits under United States federal and Wisconsin law, might not be available to APW Ltd. shareholders.

  . The right to bring a derivative action in the name of a company for a wrong to the company committed by present or former directors of the company is more limited under Bermuda law than under Wisconsin law. See "Comparison of Shareholder Rights--Shareholder Suits."

  . APW Ltd.'s common stock has no prior public market, and it is not possible to predict how its stock will perform after the Distribution.

   There has been no prior trading market for APW Ltd.'s stock and there can be no assurance as to the prices at which APW Ltd.'s common stock will trade before or after the date of the Distribution. Until the APW Ltd. common stock is fully distributed and an orderly market develops, the prices at which APW Ltd. stock trades may fluctuate significantly. Prices for APW Ltd. common stock will be determined in the trading markets and may be influenced by many factors, including:

  . the depth and liquidity of the market for APW Ltd. common stock;

  . developments generally affecting the EMS industry and the electronics enclosure systems market;

  . investor perceptions of APW Ltd. and its business;

  . the financial results of APW Ltd.; and

  . general economic and industry conditions.

   In addition, the stock market, in general, often experiences substantial volatility that is often seemingly unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of APW Ltd. common stock.

   The separation of APW Ltd. from Applied Power poses new financial and operational risks.

   When the Distribution occurs, APW Ltd. will own and operate the Electronics Business, and API/Actuant will own and operate the Industrial Business. Neither company has a recent operating history as a separate entity.

   After the Distribution, each company initially will be smaller and less diversified than was Applied Power prior to the Distribution. The ability of APW Ltd. to satisfy its obligations and maintain profitability will be solely dependent upon its own future performance; it will not be able to rely upon the capital resources and cash flows of API/Actuant. The future performance and cash flows of APW Ltd. will be subject to prevailing economic conditions and to financial, business and other factors affecting its business operations, including factors beyond its control.

   The separation of the Electronics Business from the Industrial Business and the Distribution of APW Ltd. to the Applied Power shareholders may result in some temporary dislocation and inefficiencies to the business operations, as well as the organization and personnel structure, of APW Ltd., and will also result in the duplication of certain personnel, administrative and other expenses required for the operation of independent companies. Accordingly, there can be no assurance that the Distribution will not alter or disrupt the management and operations of APW Ltd.

   APW Ltd. has certain indemnification obligations to API/Actuant, or may not be able to collect on indemnification rights from API/Actuant.

   Under the terms of the Distribution Agreements, APW Ltd. and API/Actuant have each agreed to indemnify the other (and certain related parties) from and after the Distribution with respect to certain indebtedness, liabilities and obligations. These indemnification obligations could be significant. The availability of these indemnities will depend upon the future financial strength of each of the companies. We cannot determine whether APW Ltd. will have substantial indemnification obligations to API/Actuant after the Distribution. We also cannot assure you that, if API/Actuant has substantial indemnification obligations to APW Ltd., API/Actuant will have the ability to satisfy those obligations. See "Business of APW Ltd. and its Subsidiaries-- Transactions and Agreements Between APW Ltd. and API/Actuant."

   The reorganization transactions may present tax risks for APW Ltd.

   The reorganization leading up to the Distribution, including the merger and continuation of APW Ltd. as a Bermuda corporation, involve taxable transactions. Based upon current estimates, prepared by PricewaterhouseCoopers LLP, of the fair market value of the affected assets, APW Ltd. believes the federal and state income tax cost resulting from these transactions will be approximately $40 million. This estimate has been reflected in the pro forma financial information included in this Information Statement. Under the Tax Sharing Agreement with API/Actuant, APW Ltd. will be responsible for federal and state income taxes resulting from the reorganization transactions. As a result, APW Ltd. will bear the risk of any audit adjustments by the IRS or other taxing authorities challenging the reporting of the reorganization transactions, including the valuations of the affected assets.

   The extent of tax benefit from becoming a Bermuda corporation is uncertain.

   We believe that a significant portion of the income derived from our non-U.S. operations will not be subject to tax, either by Bermuda, which currently does not have a corporate income tax, or by the United States or other countries in which we conduct other activities or in which our customers are located. We will be subject to a 2.5% income tax in Barbados on certain income. We base these beliefs upon:

  . the anticipated nature and conduct of our business, which may change; and

  . our understanding of our position under the tax laws of the various countries in which we have assets or conduct activities, which position is subject to review and possible challenge by taxing authorities and to possible changes in law, which may have retroactive effects.

   We cannot predict the amount of tax to which we may become subject and cannot be certain that any of these factors would not have a material adverse effect on our business, financial condition and results of operations. Our shareholders might also become subject to special tax rules applicable to foreign corporations under the circumstances described under the heading "The Distribution--U.S. Federal Income Tax Consequences to Holders of APW Ltd. Shares."

Operational Risks

   APW Ltd.'s recent growth places new demands on its management.

   There are substantial risks presented by the fact that APW Ltd.'s Electronics Business has grown rapidly and significantly. For example, from fiscal 1997 to fiscal 1999, APW Ltd. saw an increase in net sales of its

Electronics Business of about 181% and an increase in employees of about 140%. This growth comes from both expanding current operations and acquiring other businesses. In building APW Ltd., 17 acquisitions have been integrated involving consolidation of facilities, rationalization of product offerings and redeployment of management resources. This integration has, at times, resulted in temporary disruption to customer relationships, production levels and managerial responsibilities. Future growth involves risks, such as:

  . risks from integrating new people and operations;

  . risks from making technical, operational and administrative changes; and

  . risks from increasing reliance on outside financing sources.

   APW Ltd.'s acquisitions may create transitional challenges.

   APW Ltd.'s business strategy includes continued growth through strategic acquisitions, which depends upon the availability of suitable acquisition candidates at reasonable prices and APW Ltd.'s ability to quickly resolve transitional challenges. These challenges include integration of product lines, sales forces and manufacturing facilities and decisions regarding divestitures, inventory write-offs and other charges. Also, these challenges involve risks of employee turnover, disruption in product cycles and the loss of sales momentum. Although APW Ltd.'s Electronics Business has substantial experience in managing these risks, we cannot be certain that we will successfully manage them in the future.

   APW Ltd.'s business strategy depends in part upon continued outsourcing by customers.

   APW Ltd.'s customers and potential customers could decide to manufacture in house the products offered by APW Ltd. and its subsidiaries. To be successful, APW Ltd. and its subsidiaries must excel in terms of service, product quality, and price not only when compared with its direct competitors but also when compared with the customer itself doing the manufacturing in house.

   APW Ltd.'s industry concentration may expose it to cyclical fluctuations in the electronics, datacom, networking and telecommunications industries.

   APW Ltd.'s business is highly focused in the electronics, datacom, networking and telecommunications industries, with approximately 65% of sales coming from businesses in those industries. Management believes that the best use of APW Ltd.'s resources is in serving these high growth industries and responding to their changing needs, so it is unlikely that APW Ltd.'s customer base will broaden significantly beyond those industries for the near term. These industry segments are subject to rapid technological change and product obsolescence. Any discontinuance or modification of orders or commitments could lower our operating results. To the extent these industries experience weakened demand, APW Ltd.'s revenues and profitability will suffer.

   APW Ltd. and its subsidiaries typically do not obtain long-term volume purchase commitments from our customers, and cancellation or rescheduling of purchase orders could adversely affect our operating results.

   We typically do not obtain long-term volume purchase contracts from our customers. Customers orders may be cancelled and volume levels may be changed or delayed on short notice. Future cancellations or rescheduling of orders or commitments could cause our operating results to be below expectations.

   Increased competition may result in decreased demand or prices for our products.

   The EMS industry is highly competitive. We compete against numerous other U.S. and foreign companies with global operations, as well as with those who compete on a local or regional basis. Current and prospective customers continually evaluate the merits of manufacturing products internally. Consolidation in the EMS industry results in larger and more geographically diverse competitors who have significant resources with which to compete against us.

   APW Ltd.'s international operations are exposed to political and economic risks.

   APW Ltd.'s Electronic Business has recently increased the size of its international operations, especially those in Europe. This increase has been due in large part to its recent acquisitions. As a result, approximately 43% of our sales are currently generated outside of North America. As such, we have broader geographic coverage than many of our competitors which subjects us to greater exposure to political and economic risks. In addition to the risks associated with rapid growth discussed above, such international operations present APW Ltd. with special risk factors, including those associated with:

  . New regulatory systems or changes in foreign regulations;

  . Foreign currency fluctuations;

  . Trade or currency exchange restrictions; and

  . Cultural differences.

  As APW Ltd. continues to expand its international presence, these risks may increase.

                               THE DISTRIBUTION

Background of and Reasons for the Distribution

   Applied Power was founded in 1910 with the formation of the American Grinder and Manufacturing Company, which produced hand grinders for hardware and agricultural applications. Over the course of the following 80 years, the Company grew through a series of acquisitions and product introductions into a diversified conglomerate of industrial businesses, including leading brands such as Enerpac, Gardner Bender and Power-Packer.

   In 1989, Applied Power acquired the Barry Wright Corporation, which included both Barry Controls, a manufacturer of vibration isolation products for aerospace, defense and general industrial markets, and Wright Line, Inc., a designer of specialized equipment and technical furniture to support the use of computers in the workplace. In the mid-1990's, Wright Line, the predecessor of Applied Power's Electronics Business, began to experience rapid growth, driven by greatly increased demand for custom enclosure systems from electronics OEM customers. Capitalizing on this opportunity, Applied Power dedicated significant resources to the Electronics Business to exploit the identified potential in this market. In order to expand its product portfolio, manufacturing capabilities and global breadth in this industry, Applied Power acquired 17 enclosure companies for an aggregate purchase price of approximately $1.1 billion. Through a combination of internal growth and acquisitions, Applied Power became a leading worldwide supplier of integrated enclosure systems to the global electronics industry.

   In 1999, in order to more effectively pursue strategic opportunities in the electronics market, Applied Power's management began to consider the separation of Applied Power's Industrial Business from its Electronics Business. Management considered a number of alternatives, including the sale of the Industrial Business, a spin-off of either of the businesses, and the combination of a spin-off of the Electronics Business with the sale of the Industrial Business. On August 3, the board of directors of Applied Power approved in principle a plan to pursue the sale of the Industrial Business in combination with the spin-off of the Electronics Business. Following an extensive marketing process, Applied Power did not identify a potential acquiror of the Industrial Business as a whole that was willing to purchase the Industrial Business at an acceptable valuation level and in a tax efficient transaction structure.

   On January 12, 2000, the board of directors reevaluated a number of strategic alternatives, most of which had been discussed previously, and determined that separation of the Electronics Business and the Industrial Business through the Distribution would be in the best interests of Applied Power, APW Ltd. and Applied Power's shareholders. At a subsequent meeting on January 26, the board of directors authorized Applied Power to proceed with the Distribution. On July 7, 2000, the Board formally approved the Distribution in the form of a dividend of one share of APW Ltd. for every share of Applied Power held. The dividend will be payable on July 31, 2000 (the "Distribution Date"), to each holder of record of Applied Power stock as of the close of business on July 21, 2000 (the "Record Date").

   APW Ltd. is a Bermuda corporation, the predecessor of which was originally incorporated in Massachusetts on November 7, 1975 as Wright Line Inc. In anticipation of the Distribution, Wright Line Inc. has merged with and into WLI-Texas, followed by the continuation of WLI-Texas as APW Ltd., a Bermuda corporation. Currently, a significant portion of Applied Power's electronics operations in and outside the United States are owned directly or indirectly by APW Ltd. Those electronics operations which are not currently owned directly or indirectly by APW Ltd. will be contributed to APW Ltd. prior to the Distribution. Therefore, at the time of the Distribution, APW Ltd. will directly or indirectly own all of the worldwide electronics operations currently conducted by Applied Power.

   In conjunction with the Distribution, APW Ltd. reviewed the current corporate structure of the Electronics Business to determine what structure would best meet APW Ltd.'s business, financing and tax requirements. Based upon the recent and anticipated growth of the Electronics Business, we believe that a substantial portion of APW Ltd.'s future income will be derived outside of the United States. Operating within this environment, incorporating in Bermuda will allow APW Ltd. to leverage certain business, financing and tax advantages which are either not available or difficult to obtain if APW Ltd. were to be incorporated in the United States. More specifically, the decision to incorporate in Bermuda is based upon the following:

  . A Bermuda based company provides a more favorable corporate structure for expansion of APW Ltd.'s current business and future acquisition and diversification opportunities; as well as, enhances its relationships with its global customers;

  . APW Ltd.'s ability to obtain funds, whether utilizing debt or equity, should be enhanced as a result of increased access to international capital markets and by creating a larger interest in APW Ltd.'s stock due to the potential of attracting more non-U.S. investors;

  . APW Ltd.'s worldwide corporate income taxes should be significantly reduced as a result of creating a corporate structure which is more tax efficient;

  . and as these opportunities noted above materialize over time, APW Ltd.
    should realize improvements in earnings-per-share and experience an increase to the shareholder base, both of which should result in enhancing shareholder value.

Bermuda was specifically chosen for the place of incorporation of APW Ltd. rather than another offshore location because of Bermuda's political stability, legal framework and tax environment. There are other public companies, trading on the U.S. and European markets, which have been incorporated in Bermuda. The corporate legal system in Bermuda is based on English law. In addition, legislation has been enacted in Bermuda that precludes the government from imposing taxes for a specified period of time.

   In reaching its decision to prepare for and proceed with the Distribution, Applied Power's board of directors considered the recommendations of Applied Power management. The board considered the projected pro forma capital structures for API/Actuant and APW Ltd. and their impact on the future operating results of both of the companies. The board also reviewed Applied Power's recent trading price and trading multiples and the trading prices and trading multiples of comparable EMS companies and diversified industrial companies. The board's decision to pursue the Distribution was based on the following material factors:

  . Applied Power's Industrial Business and its Electronics Business are distinct, complex enterprises with different opportunities, challenges, strategies and means of doing business. The opportunities for coordination of purchasing, production, distribution or marketing between the two businesses are limited.

  . Applied Power believes the Distribution will permit the management of each business to focus solely on the opportunities and challenges specific to that business, and to be more responsive to changes in its own business environment.

  . Applied Power believes the Distribution will permit the management of each company to adopt capital structures and allocate resources in ways that best reflect the financial and strategic characteristics of that particular enterprise.

  . Applied Power believes the Distribution will enable the Electronics
    Business to obtain debt and equity financing necessary to execute its business plans and acquisition strategies more efficiently and cost effectively.

  . The Distribution will permit each company to offer stock-based incentive compensation to its executives that is more closely aligned with the performance of that enterprise, as reflected in the stock market's valuation of the stock of that company. We believe this will help each company attract, retain and reward key employees.

  . The Distribution will permit investors to choose whether to invest in the Electronics Business, the Industrial Business, or both. It will also enable the investment community to better understand and evaluate the two businesses.

  . The Distribution will facilitate acquisitions by the Electronics Business by improving the attractiveness of its capital stock as an acquisition currency.

  . Management of APW Ltd. believes that the Distribution and the realignment of debt will allow it to compete more effectively in its market. As a result, APW Ltd will be less leveraged after the Distribution as compared to its leverage as Applied Power's Electronic Business. In the realignment of debt, Applied Power will assume based upon February 28, 2000 pro forma financial information approximately $392 million of debt, after consideration of reorganization costs, currently allocated to the Electronic Business. See footnote (3) of the Notes to Pro Forma Combined Financial Statements for a discussion of the debt realignment.

   The board of directors also considered certain negative factors regarding the Distribution, including the creation of additional expenses associated with APW Ltd. being a stand-alone public company, the fact that API/Actuant and APW Ltd. will initially be smaller and less diversified than Applied Power prior to the Distribution, and the potential for temporary dislocations in the business operations of API/Actuant and APW Ltd. following the Distribution. However, the board concluded that these factors were not likely to be meaningful enough to outweigh the significant benefits of the Distribution.

   As previously noted, Applied Power's board of directors had considered a number of alternatives to a spin-off of the Electronics Business, including a sale of the Industrial Business as a whole, the sale of selected portions of the Industrial Business from time to time, and a retention of all of the operations following an internal restructuring to more clearly align the Industrial Business and the Electronics Business into separate groups of operations. Under the circumstances, the board decided to authorize the spin-off of the Electronics Business as a Bermuda corporation supplemented by the disposition of non-strategic Industrial Business assets.

Corporate Fit and Focus

   The Distribution will allow the management of both companies to devote more attention and focus to their respective businesses. APW Ltd. competes in the rapidly growing EMS industry. Participants in this industry provide services and products to a defined number of large electronics OEM customers. These customers require nimble suppliers that are able to support very rapid growth, with highly accelerated scale-up requirements on a global basis. While management believes that APW Ltd. is well positioned to capitalize on the substantial opportunities available in the EMS market, achievement of APW Ltd.'s full potential requires management to focus its resources more exclusively on the EMS market.

   Applied Power sells tools and supplies through distribution and retail channels as well as highly engineered components and systems to OEM customers. Applied Power's industrial markets are fairly mature, with lower potential for internally generated growth as compared to APW Ltd.'s electronics markets. Capital requirements for Applied Power's Industrial Businesses are relatively low, and it has historically generated significant free cash flow. API/Actuant's strategy will be focused on debt reduction, enhancing its profitability and operating results through a continuing focus on operation efficiencies and the effective re-investment of the substantial cash it generates.

   The differences between these businesses require different management techniques and investment strategies. The Distribution will permit management of each company to specialize in its respective business.

 Capital Structure and Resource Allocation Optimization

   The Distribution will provide both API/Actuant and APW Ltd. the opportunity to create capital structures and adopt resource allocation policies that best reflect the cash flow, investment requirements, competitive landscape, shareholder expectations and corporate strategy and business objectives of each company. By appropriately tailoring the capital structures of API/Actuant and APW Ltd., each should be better able to pursue its strategic objectives while achieving the lowest overall cost of capital consistent with the risk profiles and competitive factors inherent in its business segment.

 Attraction and Retention of Key Employees

   APW Ltd.'s management believes that having a publicly traded equity security will create a highly effective incentive tool for motivating management and attracting and retaining talented employees at all levels for both APW Ltd. and API/Actuant. Following the Distribution, the stock price of APW Ltd. will be directly influenced by the operational and financial performance of APW Ltd. without regard to the performance of the Industrial Businesses retained by API/Actuant. APW Ltd. believes that this direct link between performance and stock price appreciation will create an effective incentive system and is likely to enhance the levels of dedication, commitment and productivity of the management and employees of APW Ltd.

 Stock as Acquisition Currency

   Acquisitions have been, and are expected to continue to be, an important part of APW Ltd.'s growth strategy. The Distribution will permit APW Ltd. to use its stock as a more attractive currency with which to pursue acquisitions. Management of APW Ltd. believes that shareholders in potential target companies often prefer to receive stock in a corporation focused on the industry in which the target company is engaged as consideration in an acquisition. As a diversified industrial company, Applied Power shares may not be as attractive to shareholders in target companies as would be shares of APW Ltd. Management believes that following the Distribution, as a "pure-play" EMS company, APW Ltd. will have more opportunity to pursue acquisitions using stock as currency than Applied Power would have in the absence of the Distribution.

 Improve Investor Understanding of APW Ltd. and API/Actuant Equity

   APW Ltd. management believes that the public equity markets currently perceive Applied Power to be a diversified industrial company. The Distribution will position APW Ltd. as a focused EMS company with a leading global position in the electronics enclosures market, which investors will be better able to understand and evaluate. Publicly-traded EMS companies are currently valued at significantly higher multiples of earnings than diversified industrial conglomerates. Management believes that if, following the Distribution, investors value APW Ltd. in a manner consistent with the valuations of other EMS companies, APW Ltd. will be able to raise equity capital at a lower cost than it can as part of the combined enterprise. Following the Distribution, API/Actuant will continue to be positioned as an industrial company. Further debt reduction, continuing operational improvements and the execution of a selective acquisition strategy will be expected to drive earnings growth. API/Actuant will be positioned to be more easily evaluated versus other comparable industrial companies.

Distribution Agent

   The Distribution Agent is Firstar Bank N.A. Its address and telephone number are:

                               Firstar Bank N.A.
                            Attn: Trust Department
                           777 East Wisconsin Avenue
                              Milwaukee, WI 53202
                          Telephone No.: 414-765-5000

Manner of Effecting the Distribution

   The Distribution will be effected by declaring and paying a dividend in APW Shares to the shareholders of Applied Power as of the Record Date. No shareholder vote is required.

 Reorganizations--Continuance

   For U.S. federal income tax purposes, the continuation of Wright Line Inc. as APW Ltd., a Bermuda corporation, will be treated as if Wright Line Inc. sold all of its assets in a fully taxable transaction in which gain, but not loss, will be recognized. Based upon current estimates, prepared by PricewaterhouseCoopers LLP, of the fair market value of the affected assets, APW Ltd. believes the federal and state income tax cost resulting from this continuation and related reorganizations will be approximately $40 million. This estimated cost has been reflected in the pro forma financial information included elsewhere in this Information Statement.

 Reorganizations--other than Continuance

   Since Wright Line Inc. will not own directly or indirectly all of Applied Power's electronics operations prior to its continuance as APW Ltd. in Bermuda, other corporate structure reorganizations will be required to allow for the contribution of these other electronics operations to APW Ltd. or its subsidiaries prior to the Distribution. Also APW Ltd. and its subsidiaries will transfer certain industrial operations to API/Actuant or its continuing subsidiaries. Upon these transactions, and to the extent not previously recognized, gain, if any (but not loss), will be recognized based upon the fair market value of the contributed assets less APW Ltd.'s cost basis in these assets. Applied Power's estimate of the federal and state income tax cost resulting from the taxable exchange of the affected assets is based upon current valuations of the affected assets by PricewaterhouseCoopers LLP and is reflected in the pro forma financial information included elsewhere in this Information Statement.

Post Distribution Taxation of APW Ltd.

 Bermuda and Barbados Income Tax Consequences to APW Ltd.

   After the reorganizations described above, APW Ltd. will have its corporate charter in Bermuda; however, it will be treated as resident in Barbados for purposes of the Barbados Income Tax Act and the U.S.-Barbados Double Taxation Treaty. A favorable ruling has been obtained from the Department of Inland Revenue of Barbados confirming this treatment. APW Ltd. will be treated as a resident of Barbados for tax purposes because the management and control of APW Ltd. will be exercised in Barbados. APW Ltd.'s establishment as a resident of Barbados will permit APW Ltd. to utilize certain treaty benefits between Barbados and other countries, including the United States. These treaty benefits, which are not available to Bermuda tax residents, will provide APW Ltd. with a base for cash management and other financing activities.

   Under current Bermuda law, APW Ltd. is not subject to tax on income or capital gains, and no income, withholding or other taxes or stamp or other duties are imposed upon the issue, transfer or sale of, among other things, shares of common stock, shares of preferred stock, or debt securities, or on any payments thereunder.

   APW Ltd. will be registered in Barbados as an external company and anticipates becoming licensed under the International Business Companies Act, 1991 as an International Business Company (IBC). As an IBC, APW Ltd. would be subject to a maximum tax rate of 2.5% of its taxable income. Its taxable income would consist of all income derived from Barbados, together with all non-Barbados income remitted to Barbados.

 U.S. Federal Income Tax Consequences to APW Ltd.

   APW Ltd. believes that it and its non-U.S. subsidiaries will be subject to U.S. federal income tax only to the extent that they derive certain U.S. source income that is subject to U.S. withholding tax or income that is effectively connected with the conduct of a trade or business within the U.S. and is not otherwise exempt from U.S. tax under the U.S.-Barbados tax treaty. The U.S. subsidiaries of APW Ltd. will all continue to be subject to U.S. federal income taxes, as before.

U.S. Federal Income Tax Consequences to Holders of APW Ltd. Shares

 Passive Foreign Investment Company Rules

   A foreign corporation will constitute a "passive foreign investment company" (a "PFIC") under the Code with respect to a taxable year if 75% or more of its gross income is passive income or 50% or more of its average assets (generally by value) held during the taxable year consists of passive assets. Based on its current operations, Applied Power believes that APW Ltd. will not be a PFIC.

   If a U.S. Holder is treated as owning PFIC stock, the U.S. Holder will be subject to special rules, generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that the holder could derive from investing in a foreign investment company that does not distribute all of its earnings on a current basis. If APW Ltd. is a PFIC, then unless the U.S. Holder makes a "qualified electing fund" election (a "QEF Election") or a "mark-to-market" election, upon disposition of the APW Ltd. common shares, or upon receipt of an "excess distribution" for APW Ltd. (generally, distributions during a taxable year in excess of 125% of the average annual distributions paid by a foreign corporation in the three preceding taxable years), the U.S. Holder generally will be subject to tax as if the gain or distribution were ordinary income earned ratably and subject to tax at the highest rate applicable to the U.S. Holder over the period during which the APW Ltd. common shares were held (including any periods in which APW Ltd. was not a PFIC) and will be subject to an interest charge on the deferred tax.

   A U.S. Holder may avoid or mitigate the adverse tax consequences described above by making a QEF Election, which is made on a shareholder-by-shareholder basis and, once made, is effective for all subsequent taxable years of the U.S. Holder, unless revoked with the consent of the IRS. A U.S. Holder of APW Ltd. common shares who makes a QEF Election will be taxed currently on its pro rata share of APW Ltd.'s net ordinary income and net capital gain, if any, in any year in which APW Ltd. is a PFIC. If a U.S. Holder makes a QEF Election for the first taxable year in which, with respect to that holder, APW Ltd. qualifies as a PFIC, the U.S. Holder will not be currently liable on any portion of APW Ltd.'s undistributed earnings, and will not be subject to any of the adverse PFIC provisions described above, for any taxable year in which APW Ltd. is not a PFIC. APW Ltd. expects that it will not be a PFIC in any taxable year in which it has significant net income. APW Ltd. intends to advise its U.S. Holders within 75 days of the close of each taxable year in which it qualifies as a PFIC that it was a PFIC for that year.

   Applied Power believes that APW Ltd. will not be a PFIC in any taxable year following the Distribution. However, the tests for determining PFIC status are applied annually, and it is difficult to predict accurately future income and assets relevant to this determination. Accordingly, Applied Power cannot assure a U.S. Holder that APW Ltd. will not become a PFIC. If APW Ltd. should determine in the future that it is a PFIC, it will endeavor so to notify U.S. Holders, although there can be no assurance that it will be able to do so in a timely and complete manner. U.S. Holders should consult their own tax advisers about the PFIC rules, including the QEF election.

   A U.S. Holder may make a QEF Election by filing IRS Form 8621 with its income tax return on an annual basis and by maintaining records supporting the information entered on the form.

   A U.S. Holder may also make a mark-to-market election, in which case the PFIC rules described above will not apply. Instead, in general, an electing shareholder will include in each year as ordinary income the excess, if any, of the fair market value to the APW Ltd. common shares at the end of the taxable year over their adjusted basis and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of the APW Ltd. common shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The electing U. S. Holder's basis in the APW Ltd. common shares will be adjusted to reflect any such income or loss amounts.

 Foreign Personal Holding Company, Personal Holding Company and Controlled Foreign Corporation Rules

   Special U.S. federal income tax rules apply to a holder in a "foreign personal holding company" (a "FPHC") and to a foreign corporation that is a "personal holding company" (a "PHC"). A foreign corporation will not constitute a FPHC or a PHC unless five or fewer individuals own more than 50% of the voting power or the value of its shares. APW Ltd. believes that it will not be a FPHC or PHC for any taxable year. Special U.S. federal income tax rules also apply to certain holders of a foreign corporation classified as a "controlled foreign corporation" (a "CFC"). A foreign corporation will not constitute a CFC unless U.S. shareholders, each owning more than 10% of its voting power, collectively own more than 50% of the total combined voting power or total value of the corporation's stock. APW Ltd. does not expect that it will be a CFC for any taxable year.

 U.S. Backup Withholding Tax and Information Reporting

   Generally, 31% "backup" withholding tax and information reporting requirements will apply to dividends paid on APW Ltd. common shares to a non-corporate U.S. Holder if such a holder fails to provide a correct taxpayer identification number and other information or fails to comply with certain other requirements. The proceeds from the sale of APW Ltd. common shares by a U.S. Holder will be subject to U.S. backup withholding and information reporting unless the holder has provided the required certification or has otherwise established an exemption. A U.S. Holder can establish an exemption from the imposition of backup withholding tax by providing a duly completed IRS Form W-9 to the holder's broker or paying agent, reporting the holder's taxpayer identification number (which for an individual will be his or her social security number), or by otherwise establishing its corporate or exempt status. Any amounts withheld under the backup withholding tax rules from a payment to a holder will be allowed as a refund or a credit against the holder's U.S. federal income tax, provided that the required information is furnished to the IRS.

 Dividends

   A U.S. Holder will be required to include in gross income as ordinary income the amount of any distribution paid on APW Ltd. shares on the date the distribution is received, to the extent the distribution is paid out of Transocean-Cayman's current or accumulated earnings and profits as determined for U.S. federal income tax purposes (a "dividend"). These dividends generally will not be eligible for the dividends received deduction allowed to U.S. corporate shareholders on dividends from U.S. domestic corporations. Distributions in excess of those earnings and profits will be applied first to reduce the U.S. holder's tax basis in its shares. To the extent the distribution exceeds that U.S. holder's tax basis, the excess will constitute gain from a deemed sale or exchange of the shares.

Results of the Distribution

   After the Distribution, APW Ltd. will be an independent, publicly traded company owning and operating the Electronics Business. The number and identity of shareholders of APW Ltd. immediately after the Distribution will be the same as the number and identity of shareholders of Applied Power on the Record Date. Immediately after the Distribution, APW Ltd. expects to have approximately 4,300 holders of record and approximately 39.1 million shares outstanding based on the number of record shareholders and outstanding shares on February 29, 2000. Using the distribution ratio of one share of APW Ltd. common stock for every one share of Applied Power common stock, the actual number of shares to be distributed will be determined as of the Record Date. The Distribution will not affect the number of outstanding shares of Applied Power common stock or any rights of Applied Power shareholders.

Material Federal Income Tax Consequences of the Distribution

   The Distribution is conditioned upon receipt by Applied Power of an opinion from Weil, Gotshal & Manges LLP, special tax counsel to Applied Power, substantially to the effect that, among other things, the Distribution should qualify as a tax-free spin-off to Applied Power's U.S. shareholders under the tax-free spin-off provisions of the Internal Revenue Code of 1986, as amended (the "Code"). No rulings have been requested from the Internal Revenue Service with respect to these matters and the opinion of Weil, Gotshal & Manges LLP is not binding on the Internal Revenue Service or the courts. Additionally, the opinion of Weil, Gotshal & Manges LLP is based upon various representations and assumptions described therein.

   The opinion is based on current provisions of the Code, existing regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. No attempt has been made to comment on all United States federal income tax consequences of the Distribution that may be relevant to particular holders, including holders that are subject to special tax rules such as dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities, shareholders who acquire their APW Ltd. common stock pursuant to the exercise of employee stock options or otherwise as compensation and holders who do not hold their Applied Power common stock as capital assets. Holders of Applied Power common stock are urged to consult their own tax advisors regarding the United States federal income tax consequences of the Distribution in light of their personal circumstances and the consequences under applicable state, local and foreign tax laws.

   Weil, Gotshal & Manges LLP has informed Applied Power that there are numerous requirements that must be satisfied in order for the Distribution to be accorded tax free treatment under the Internal Revenue Code of 1986, as amended. Due to the inherently factual and subjective nature of the business purpose requirement, Weil, Gotshal & Manges LLP is unable to render an unqualified opinion as to the tax free nature of the Distribution. Because of the subjective nature, it is rendering a "should" qualify as a tax free spin-off opinion.

   In the opinion of Weil, Gotshal & Manges LLP, the Distribution should qualify as a tax-free distribution to Applied Power's U.S. shareholders under the Code. Accordingly:

     (1) An Applied Power shareholder should not recognize any income, gain or loss as a result of the Distribution.

     (2) An Applied Power shareholder's aggregate tax basis for his or her Applied Power common stock on which APW Ltd. common stock is distributed and the APW Ltd. common stock received by the shareholder in the Distribution should be the same as the basis of the Applied Power common stock held by the shareholder immediately prior to the Distribution. An Applied Power shareholder's aggregate basis should be allocated between his or her Applied Power common stock and APW Ltd. common stock received in the Distribution in proportion to the fair market value of both the Applied Power common stock and APW Ltd. common stock on the Distribution Date.

     (3) An Applied Power shareholder's holding period for the APW Ltd. common stock received in the Distribution should include the holding period of the Applied Power common stock on which the Distribution is made provided that the Applied Power common stock is held as a capital asset by the shareholder on the Distribution Date.

   Current United States Treasury regulations require each Applied Power shareholder who receives APW Ltd. common stock pursuant to the Distribution to attach to his or her federal income tax return for the year in which the Distribution occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability under the tax-free spin-off provisions of the Code to the Distribution. Applied Power will provide the appropriate information to each shareholder of record as of the Record Date.

   It is also the opinion of Weil, Gotshal & Manges LLP that, subject to certain exceptions, Applied Power should not recognize any income, gain or loss as a result of the Distribution. Applied Power does not believe that the application of any of the exceptions will be material to Applied Power.

   The reorganization leading up to the Distribution, including the merger and continuation of APW Ltd, as a Bermuda corporation, involve taxable transactions. Based upon current estimates, prepared by Pricewaterhouse Coopers LLP, of the fair market value of the affected assets, APW Ltd. believes the federal and state income tax cost resulting from these transactions will be approximately $40 million. This estimate has been reflected in the pro forma financial information included in the Information Statement.

Listing and Trading of Shares of APW Ltd. Common Stock

   There is no existing market of APW Ltd. common stock. APW Ltd. has received approval to list its common stock on the NYSE. When the shares are accepted for listing, a "when issued" trading market for APW Ltd. common stock is expected to develop on or shortly before the Record Date. The term "when issued" means that shares can be traded prior to the time certificates are actually available or issued. We cannot predict the trading prices for APW Ltd. common stock before or after the Distribution Date. Until the common stock is fully distributed and an orderly market develops, the trading prices for APW Ltd.'s common stock may fluctuate substantially. Prices for APW Ltd. common stock will be determined in the trading markets and may be influenced by many factors, including:

  . the depth and liquidity of the market for APW Ltd. common stock;

  . developments generally affecting APW Ltd.'s business;

  . the impact of the factors referred to in "Risk Factors" beginning on page
    9;

  . investor perceptions of APW Ltd. and its business;

  . APW Ltd.'s financial results; and

  . general economic and market conditions.

   We anticipate that APW Ltd. common stock will be traded on the NYSE under the symbol "APW." The transfer agent and registrar for APW Ltd. common stock will be Firstar Bank N.A.

   As of February 29, 2000, Applied Power had approximately 4,300 shareholders of record. Assuming that each shareholder is a shareholder of record on the Record Date, each of them will become a shareholder of record of APW Ltd. For certain information regarding options and other equity-based awards involving APW Ltd. common stock which may become outstanding after the Distribution, see "Executive Compensation." Shares of APW Ltd. common stock distributed to Applied Power shareholders in the Distribution will be freely transferable under the Securities Act, except for shares of APW Ltd. common stock received by persons who may be deemed to be affiliates of APW Ltd. Persons who may be deemed to be affiliates of APW Ltd. after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with APW Ltd. and may include officers and directors, or principal shareholders, of APW Ltd. After APW Ltd. becomes a publicly traded company, securities held by persons who are its affiliates will be subject to resale restrictions under the Securities Act. Affiliates of APW Ltd. will be permitted to sell shares of the entity of which they are affiliates only pursuant to an effective registration statement or exemption for the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Dividend Policy

   APW Ltd. has no current plans to pay dividends following the Distribution, and it does not anticipate paying dividends for the foreseeable future. Dividends will be paid on APW Ltd. common stock only if declared by the APW Ltd. board of directors in its sole discretion following the Distribution. The payment and level of cash dividends, if any, will be based upon a number of factors, including the operating results, cash flow, financial requirements and business prospects of APW Ltd. The actual amount and timing of dividends, if any, will depend upon these and any other matters APW Ltd.'s board of directors may deem relevant.

Relationship Between API/Actuant and APW Ltd. After the Distribution

   Immediately after the Distribution, API/Actuant and APW Ltd. will be independent, public companies with no direct relationships between them, except that (a) Mr. Sim and Mr. Boel will be directors of API/Actuant (and Mr. Sim will also be a director of APW Ltd.) as well as officers of APW Ltd. and
(b) the two companies will be parties to certain agreements intended to assist each of them in transitioning to stand-alone businesses. See "Business of APW Ltd. and its Subsidiaries--Transactions and Agreements between APW Ltd. and API/Actuant."

Distribution Conditions

   We expect that the Distribution will occur on the Distribution Date, provided that the following conditions are satisfied (unless waived by Applied Power), among other things:

     1. No stop order relating to the registration statement on Form 10 filed by APW Ltd. can be in effect.

     2. Applied Power and APW Ltd. must have received all necessary permits, registrations and consents required under the securities or blue sky laws in connection with the Distribution.

     3. Applied Power and APW Ltd. must have received a favorable tax opinion from Weil, Gotshal & Manges LLP, and the opinion must not have been revoked or modified in any material respect.

     4. Applied Power must have completed the transfers of assets and liabilities to APW Ltd. required to constitute APW Ltd. as described in this Information Statement.

     5. APW Ltd. and Applied Power must have obtained credit facilities on acceptable terms and conditions and in amounts expected to be adequate (together with APW Ltd.'s and Applied Power's anticipated cash flow) to fund its capital expenditure, debt service and working capital requirements.

     6. No order, injunction or decree can have been issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution or related transactions.

   The fulfillment of the foregoing conditions will not create any obligation on the part of Applied Power to effect the Distribution, and Applied Power's board of directors has reserved the right to amend, modify or abandon the Distribution and the related transactions at any time prior to the Distribution Date.

                   BUSINESS OF APW LTD. AND ITS SUBSIDIARIES

Overview

   APW Ltd. is a leading global provider of EMS solutions focused on the rapidly growing integrated electronic enclosure systems market. Operating in over 40 locations throughout North America, Europe and Asia, we supply a broad range of individual components and integrated manufacturing services to OEMs primarily in the communications (datacom and telecom) and computing (servers, data storage, networking) markets. We provide a comprehensive portfolio of electronic products, including electronic enclosures, power supplies, thermal management systems, backplanes and cabling, either as individual standard products, or as integrated custom systems. In addition, we provide a wide range of integrated design, manufacturing and logistics services to our customers, including product design, supply chain management, manufacturing, assembly, testing and drop-ship capabilities. These services provide our customers with accelerated time-to-market and decreased time-to-volume production, while reducing their production costs and allowing them to focus on the design and marketing of their products.

   Through a combination of internal growth and acquisitions, we have established a leading position in the integrated enclosure systems segment of the EMS industry. We believe that we are the leading, most vertically integrated provider of integrated electronic enclosure systems and that our size, global reach, product breadth, scope of services, and demonstrated expertise uniquely positions us to win large manufacturing contracts from leading global datacom, telecom and networking OEMs. We believe that these customers will provide us with substantial growth opportunities due to their significant rate of organic growth and their increased utilization of outsourced manufacturing services. Our customers include industry leaders such as Alcatel, Applied Materials, Cisco, Compaq, Dell, EMC, Ericsson, Fujitsu, Hewlett Packard, IBM, Lucent, Marconi, Motorola, NCR, Nokia, Nortel Networks, and Sun Microsystems. OEMs in the communications segment of the electronics industry accounted for approximately 25% of our net sales for the six months ended February 29, 2000, with sales to computing OEMs accounting for approximately 40% of net sales.

   Since September 1996, we have completed 17 acquisitions of EMS companies. These acquisitions have allowed us to strengthen our product and service offering, establish our leading global capabilities and diversify our customer base. The acquisition of Vero Group plc in June 1998 provided us with a strong base of operations in the European enclosures market and significant engineering and test capabilities, as well as entry into the power supply market. Our July 1998 merger with ZERO Corporation enabled us to increase the scale of our North American enclosure operations, while also providing a leading position in the thermal management market. The acquisition of Rubicon plc in September 1998 expanded our presence in Ireland and Scotland for integrated custom enclosures. In addition, we have completed 14 niche acquisitions that have provided access to new customers and additional geographic coverage. We intend to continue to selectively pursue strategic acquisition opportunities, particularly when these opportunities have the potential to enable us to access new customers, technologies or geographic markets or to continue to implement our vertical integration strategy.

 EMS Industry Overview

   The EMS industry is comprised of companies that provide a range of manufacturing services to OEMs in the electronics industry. The EMS industry has experienced rapid growth in recent years, fueled by the expansion of the overall electronics industry and increased outsourcing of manufacturing and related functions by electronics OEMs. Industry sources forecast that the EMS industry will grow annually at approximately 20% each year through 2003, with total industry revenue projected to be approximately $150 billion by 2003. The great majority of the existing EMS industry is based around populating printed circuit boards and assembling these boards into finished products such as personal computers, mobile telephones or into subracks for subsequent integration into larger, more complex products. While subject to the same market dynamics, APW Ltd. is not a "board" company; rather it competes in the electro-mechanical, low to medium volume, larger product part of the EMS industry. This is a new emerging segment of EMS in which APW Ltd. is the leader. Examples of such larger, lower-volume products are wireless base stations, servers, high-end memory wireline switching equipment, larger lithographic equipment and kiosks.

                              EMS Industry Demand
                          (U.S. Dollars in Billions)

      1998          1999               2000               2001                2002                2003
      ----          ----               ----               ----                ----                ----
      60.0          73.2               87.7               105.5               125.5               149.4

--------
20% Compound annual growth rate.
Years 1999-2003 are estimated.
Source: Technology Forecasters, Inc.

   Electronic OEMs have increasingly outsourced manufacturing and other related functions to EMS companies in order to focus their own resources on core competencies, while leveraging the expertise of EMS providers in design, procurement, assembly and test operations and supply chain management. As this trend has developed, many EMS providers have established strong strategic relationships with many of their OEM customers. Additionally, OEMs have sold manufacturing operations to EMS providers with demonstrated expertise in generating manufacturing efficiencies. Key benefits driving OEMs to favor outsourcing to EMS providers include:

  . Accelerated Time-to-Market and Decreased Time-to-Volume

   .Reduced Operating Costs and Capital Requirements

   .Focused Resources on Core Competencies

   .Greater Access to Leading Design and Manufacturing Technologies

   .Abitity to Leverage EMS Companies' Logistics Expertise

   .Improved Inventory Management

   We believe the fast-growing communications and computing equipment industries represent large and attractive markets for EMS providers. The more-established telecommunication OEMs began to outsource their manufacturing operations relatively recently and are increasingly utilizing EMS providers for product design and manufacturing. Other, newer OEMs have never manufactured in-house and have always used EMS companies. We believe the communications and computing industries have excellent growth characteristics, driven by accelerating product development cycles and the demand for network infrastructure expansion to handle greater voice and data traffic related to the Internet and the enhanced functionality of mobile telephones.

   We believe that OEMs will continue to outsource more complex products and services, and will tend to favor large, global EMS providers that can demonstrate an advantage in terms of scale, geographic reach, technology and quality. We believe that the key success factors for EMS providers seeking to establish and expand relationships with leading OEMs include:

  . Global Presence

   .Global Supply Chain Management Skills

   .Sophisticated Technological Capabilities

   .Broad Product and Service Offering

   .Large-Scale and Flexible Production Capacity

   We believe that larger EMS providers that possess the foregoing attributes are well positioned to take advantage of the growth in the EMS industry. Conversely, we believe that smaller providers who seek to serve leading OEM's are disadvantaged due to lack of scale and difficulty in meeting demanding OEM requirements.

   The EMS industry has experienced significant acquisition activity in recent years. Consolidation has occurred both through the sale of OEM manufacturing operations to EMS providers and through acquisition activity among EMS businesses themselves. Larger EMS companies are well positioned to lead consolidation in the industry, as OEMs have tended to sell manufacturing operations to larger EMS providers that possess the capital, management expertise and advanced systems required to effectively acquire and integrate the acquired businesses. We believe that the EMS industry will continue to experience significant consolidation, driven by the ongoing trend among OEMs to outsource large-volume programs to the leading EMS providers, the continued disposition of OEM manufacturing assets to these companies, and acquisition activity among EMS businesses themselves.

APW Ltd. Business Strategy

   Our goal is to continue to be a leading vertically integrated electronic enclosures systems supplier in the world, providing total EMS solutions to leading OEMs on a global basis. To accomplish this goal, we have developed a business strategy that includes the following components:

     Provide Vertically Integrated Electronic Manufacturing Solutions. We offer a comprehensive, vertically integrated range of products and services to our electronics OEM customers, which can range from metal fabrication through fabrication, assembly, installation of all components, testing, and shipping. Vertical integration is driven by engineering and technical competence rather than manufacturing capability. Our ability to engineer and manufacture as well as source a broad portfolio of metal and plastic enclosures, thermal management systems, backplanes, power supplies, wire harnesses and cable assemblies allows us to shorten our customers' product development cycles and to lower their total cost. In addition, our vertical integration provides us with greater control over quality, delivery and cost, enabling us to offer our customers a complete EMS solution. Through our integrated engineering and manufacturing capabilities, we provide our customers with a broad range of value-added services, including complete system design, manufacturing, supply chain management, full system integration, assembly and test. We believe our emphasis on being a full-solution partner to our customers is a competitive advantage.

     Build and Expand Relationships with Communications and Computing OEMs. We are focused on continuing to develop strategic relationships with leading OEMs in the communications and computing industries. We hope that these strategic relationships will be reflected by preferred supplier or exclusive supplier agreements whereby we fulfill their geographical, sourcing and technological needs. OEMs in these markets are experiencing tremendous growth due to rapid technological advances and increasing global demand for more sophisticated products and services. They are also increasing the volume of their outsourced manufacturing in order to meet the accelerating time-to-market and time-to-volume requirements of their customers. Our vertically integrated manufacturing capabilities provide total solutions to these customers on a global basis. We believe that we can become an integral part of our customers' operations by working closely with them throughout the design, manufacturing and distribution process. Our world class manufacturing capabilities allow our customers to accelerate time-to-market, decrease time-to-volume, reduce costs, and improve their supply chains. We currently have established relationships with leading OEMs such as Cisco, Ericsson, Fujitsu, Lucent, Marconi, Motorola, Nokia and Nortel Networks in communications and Compaq, EMC, Hewlett Packard, IBM and Sun Microsystems in computing.

     Continue to Build Global Capabilities. We have established an extensive global network of manufacturing facilities to service our customers' requirements on a worldwide basis. We have a significant presence in Europe, which contributes over 40% of our net sales. We currently maintain facilities in the

  United States, Canada, England, Scotland, Ireland, Germany, Denmark, Italy, France, India and China. By strategically locating our facilities close to our customers' end markets, we are better able to serve our customers' worldwide manufacturing requirements, reduce transportation costs, meet local content requirements and reduce time-to-market. We intend to continue to expand globally through organic growth and acquisitions. We are making significant investments in personnel, hardware and software directed at standardizing our business systems and manufacturing practices, and providing for real-time communications from our customers to all our plants and to our suppliers' plants.

     Selectively Pursue Strategic Acquisitions. During the 1990s we built a leading global integrated electronics enclosure systems company through internal growth and the completion of 17 acquisitions of EMS companies. We plan to continue to grow through strategic acquisitions in order to further develop strategic relationships with leading OEMs, expand our capacity, diversify into new market sectors, broaden our service offerings and optimize our global capabilities. In addition to acquisitions of EMS companies, we plan to selectively acquire the manufacturing operations of our OEM customers, which frequently involves long-term outsourcing contracts as part of the transaction. As a leading consolidator in the fragmented electronics enclosure systems market, we believe that we are well positioned to execute our acquisition strategy.

     Continue Efficiency and Productivity Improvements. Our World Class Performance Program uses JIT inventory practices, Kanban replenishment systems and Kaizen events to improve quality, efficiency, on-time delivery and space utilization. JIT inventory practices is a demand pill system of providing goods "just in time" for use by our customers. This practice allows APW to minimize inventory on hand. "Kaizen" is a Japanese term for continuous improvement. In a Kaizen event cross functional teams meet to focus on improving a particular process. Kanban refers to certain inventory replenishment practices which minimize the amount of product brought into inventory by establishing a delivery schedule with our customers that brings inventory to their production floor as it is needed. These enhancements result in better use of manufacturing floor space, lower inventory levels and reduced working capital requirements. The success of these efforts can produce cost savings for our customers and enhance our financial performance. These programs have contributed to a reduction of primary working capital (defined as accounts receivable plus inventories less accounts payable) as a percentage of sales from 21% for the fiscal year ended August 31, 1996, to 15% for the fiscal year ended August 31, 1999. Additionally, APW Ltd.'s e-Resources organization coordinates the purchasing and sourcing of commodity parts and materials in order to further reduce costs.

     Cultivate Performance Based Culture. Our culture is based on the belief that people are the key ingredient in successful execution of global business strategies and the drivers of financial performance. Our team members participate in a structured compensation system based on achievement of overall performance targets. Executive compensation is heavily weighted toward stock ownership, thereby aligning management's interests with investors' interests in achieving strategic goals.

Our Services and Products

 EMS Services

   We offer a broad range of value-added services to provide our OEM customers with an integrated solution for the development, manufacture and distribution of a product.

   New Product Design. New Product Introduction ("NPI") provides a business process to help the customer achieve a production design that is both cost effective and enables the customer to produce commercial volumes within a short time. The NPI process is most effective when the customer uses it at the concept phase of the product's development cycle. NPI can include technology selection; design, test and material strategies; best practices design and development engineering services; and rapid circuit board and system prototype build services. NPI centers in the United Kingdom and on the East and West coasts of the United States provide customers with comprehensive and rapid turnaround prototype development. We work closely with our OEM customers' development teams from the early stages of product design. Our development teams design all the electro-mechanical aspects of our customers' products with a focus on reducing costs and increasing ease of manufacturability. In addition to fast prototype capability, our NPI centers provide complete in-house testing, airflow analysis, safety agency approvals, Electro-Magnetic Interference/Radio Frequency Interference (EMI/RFI) emission compliance, and testing to ensure shock, vibration, FCC and environmental compliance.

   Manufacturing. Our manufacturing operations include hard and soft metal tooling, plastic injection molded and structural foam parts, tool and die design and manufacturing, backplane boards, cable assembly and PC board population in Europe and North America. We manufacture components, subassemblies and systems both for sale as standard products and for incorporation into our custom integrated electronics enclosure systems. We employ just-in-time, flow manufacturing and continuous improvement processes to reduce costs and shorten lead times. We are committed to maintaining World Class Performance in our manufacturing operations and employ Kaizen techniques to continuously identify improvements in our processes.

   Supply Chain Management. We provide our customers with extensive flexibility in materials purchasing and inventory management requirements. We use a variety of software systems to monitor our operations and facilitate global inter- and intra-company communication. Our procurement activities are designed to provide our customers with flexibility in their volume requirements within established frameworks. We procure materials and components from vendors who meet our strict standards for timely delivery, high quality, cost-effectiveness and compliance with our customers' exacting specifications. Kanban methodologies are utilized to pull inventory through our facilities and further reduce costs. Strategic purchasing teams work closely with our suppliers to achieve additional efficiencies.

   Assembly and Testing. We provide a wide range of assembly services, from component assembly (Level 0) to full system integration services (Level 5) consisting of enclosures with backplanes, power supplies, thermal management assemblies and active boards completely assembled, wired and fully functionally tested. Our assembly services allow our customers to rapidly bring their products to market at reduced costs, utilizing advanced manufacturing and testing technology. Our engineers continuously evaluate our ongoing manufacturing and assembly processes and recommend improvements to reduce costs, improve quality and shorten lead times. We offer comprehensive in house testing, airflow analysis, safety agency approvals, and EMI/RFI compliance, as well as shock, vibration, FCC and environmental compliance. Each enclosure system is subjected to a battery of tests that verify the performance of every component.

 Electro-Mechanical Products

   We manufacture a wide range of electro-mechanical components, which are either combined to produce our integrated electronics enclosure solutions or sold as standard or modified standard products. Our products include enclosures, racks, backplanes, thermal management systems, power supplies and cabling as well as technical furniture and manufacturing assembly and test equipment. We believe that the combination of our extensive manufacturing services capabilities coupled with our ability to provide a wide range of high quality electro-mechanical components provides us a unique competitive advantage in the EMS industry.

   Enclosures. We are the leading global manufacturer of enclosures and racks for the electronics industry. We have an integrated global network of 29 enclosure manufacturing facilities with operations in the Americas, Europe and Asia. We believe this manufacturing infrastructure for integrated enclosure solutions is unequaled in the industry and allows us to better serve the international needs of our global electronics OEM customers.

   Electronic enclosures are steel, aluminum or plastic cabinets that organize and configure individual electronic components and house, protect and insulate the entire electronics system. We manufacture a complete range of standard and custom enclosure products including subracks, racks, indoor and outdoor cabinets and cases. Our custom enclosure products are developed in coordination with our customers and typically are incorporated into an integrated manufacturing solution that includes other APW Ltd. components and a range of value-added design, manufacturing, assembly and test services. These custom products are marketed under the APW brand name. Our standard enclosures are designed for a wide range of electronics applications and are marketed under the brand name APW Electronic Supplies.

   Thermal Management. We manufacture and market thermal management products under the McLean brand name. Thermal management products cool and protect vital electronic components housed within an electronic system. These products are of particular importance in highly complex communications and networking systems, which generate a high level of heat and require exacting heat dissipation capabilities. Products include air conditioners, heat exchangers, filter fan packages, AC and DC motorized impellers, fan assemblies, centrifugal blowers and packaged blowers.

   Backplanes. We manufacture a wide range of standard and custom backplanes for integration into our electronics enclosure systems. Backplanes are complex, multi-layered printed circuit boards (a circuit for electronic apparatus made by depositing conductive material in continuous paths from terminal to terminal on an insulating surface) that are used in an electronic system to interconnect various components. Our ability to offer custom manufactured backplanes to our OEM customers provides us with a competitive advantage in securing full system assembly contracts. We manufacture boards for backplanes in the United Kingdom, including boards to VME and compact PCI (Peripheral Component Interconnect) standards. Peripheral Component Interconnect refers to a local bus standard developed by Intel Corporation that is used on most modem PCs and on newer versions of the Macintosh computer.

   Power Supplies. We manufacture a complete range of fault-tolerant power supplies for electronics systems. Our power supply products range from 20 to 1200 watts with either AC or DC input and single or multiple output. The majority of our power supplies are developed in cooperation with our customers to meet their unique power supply requirements.

Markets and Customers

   We believe we offer a more comprehensive range of EMS products and services than our competitors in the electronic enclosures market. We provide electronic enclosure products such as cases, racks, cabinets, backplanes, thermal management systems and power supplies. More importantly, we offer broad design and engineering expertise to integrate these products into customized, cost-effective enclosure systems for our customers worldwide.

   We sell our products under the APW brand name, while continuing to co-brand APW with McLean in the thermal management market and with Wright Line in the technical furniture market. We serve a wide range of principal markets including the datacom, networking, telecommunication, data storage, semiconductor equipment, ATM, medical, electronic and manufacturing industries.

   Our customers include a diversified base of electronics OEMs. The following table lists our ten largest customers and the end products for which we provide manufacturing services. Our ten largest customers comprised 36% of our sales in the six months through February 29, 2000, with our largest customer accounting for only 6% of our sales during that same time period.

      Customer                       Customer Solutions Provided
      --------                       ---------------------------
      Applied Materials              Semiconductor equipment

      Compaq                         High end server products

      EMC                            Various memory products

      Hewlett-Packard                High end server products

      IBM                            Server and PC products

      Lucent                         Wireless base stations

      Marconi                        Power supplies for wireless base stations

      NCR                            ATM machines

      Nortel Networks                Wireless base stations

      Sun Microsystems               High end servers and memory products

Sources and Availability of Raw Materials

   We have strong relationships with a broad range of suppliers. We view the volume of our procurement as an important competitive advantage as it enhances our ability to obtain favorable pricing for raw materials using long-term purchasing contracts. We generally order materials and components only to the extent necessary to satisfy existing customer orders, and we work with our suppliers to develop just-in-time supply systems, which reduce inventory carrying costs. Materials and components we use are readily available in the open market from a number of local and national suppliers, both in North America and in Europe, and to date, we have not experienced any significant shortages of materials.

Patents, Trademarks and Other Intellectual Property

   We own a number of United States and foreign patents and trademarks. No individual patent or trademark is believed to be of sufficient importance that its termination would have a material adverse effect on our business.

Backlog

   Although APW Ltd. obtains firm purchase orders from its customers, OEM customers typically do not make firm orders for delivery of products more than 30 to 90 days in advance. APW Ltd. does not believe that the backlog of expected product sales covered by firm purchase orders is a meaningful measure of future sales, since orders may be rescheduled or canceled.

Competition

   The EMS industry is growing rapidly and is extremely competitive. While APW Ltd. enjoys a leading position today in the area of the EMS market in which it competes, we expect that other companies will try to replicate our strategy. In the short term, APW Ltd. believes that the demand for our services exceeds supply. However, in the longer-term, there will be more direct competition. While price is always important, APW Ltd. believes that other parameters such as new product design, technical innovation, quality, and delivery costs are equally or more important. APW Ltd. believes that its array of capabilities will continue to serve as a competitive advantage.

Research and Development

   APW Ltd. employs over 200 engineers who design new products and make improvements to existing product lines. Expenditures for APW Ltd. research and development were $0.9 million, $2.7 million and $5.5 million in fiscal years 1997, 1998 and 1999, respectively. Most of these costs during these periods were for company-sponsored research and development for standard product offerings. The larger more complicated products that APW Ltd. competes for often involve lengthy development programs before they go into production. Complex integrated systems are typically developed at one of our three NPI centers. Specific custom products may be developed elsewhere. Our policy is that customers should pay for the development expenses for new products.

Environmental Compliance

   We have facilities in a number of geographic locations that are subject to a range of environmental laws and regulations. Compliance with these laws has and will require expenditures on a continuing basis. Predecessors to APW Ltd. have been identified by the United States Environmental Protection Agency as "Potentially Responsible Parties" regarding various multi-party Superfund sites. Potentially responsible parties are jointly and severally liable with respect to Superfund site remediation liabilities. Any liability in connection with these sites has been assumed by APW Ltd. Based on our investigations, we believe that we are a de minimis participant in certain of these sites. As to one other site, we are a minor participant, and our share of estimated cleanup costs is not likely to exceed $1.4 million. As to another EPA site where we are not a de minimis participant, the state has required us to conduct additional ground water testing at our former manufacturing facility, and we cannot reasonably estimate the amount of our liability, if any. In addition, we are also involved in other state cleanup actions for which we believe the aggregate costs of remediation are adequately reserved for.

   We anticipate that environmental costs will be expensed or capitalized depending on their future economic benefits. Expenditures that have no future economic value will be expensed. Liabilities will be recorded when environmental remediation is probable and the costs can be reasonably estimated. Environmental expenditures over the last three years for APW Ltd. have not been material. Although the level of future expenditures for environmental remediation is impossible to determine with any degree of certainty, in our opinion these costs are not likely to have a material adverse effect on our financial position, results of operations or cash flows. Environmental remediation accruals of $2.1 million and $2.8 million were included in the Combined Balance Sheets for APW Ltd. and its subsidiaries at August 31, 1998 and 1999, respectively.

Employees and Labor Relations

   As of February 29, 2000, we employed approximately 8,100 people on a full-time equivalent basis. Some of our European employees are represented by collective bargaining agreements. In addition, 150 employees in North America are represented by collective bargaining agreements. We have never experienced a work stoppage or strike, and we believe our relationship with our employees is good.

Properties

   We are truly a global provider to our international customer base with over 40 locations strategically located around the world. We believe the breadth of our geographic coverage is a key competitive advantage. Our established footprint will be complemented by future expansion to continue to serve the global needs of our customers on a local basis. We operate 23 facilities in North America, aggregating 3.2 million square feet of which 16 of the properties are leased and the remaining 7 are owned. In Europe, APW Ltd. operates in 19 facilities totaling 1.5 million square feet of which 15 are leased and 4 are owned. In addition to our principal manufacturing facilities listed below, we operate a number of other facilities in Denmark, Finland, Sweden, the United Kingdom and the United States. Our corporate offices are located in an 18,000 square foot leased space in Waukesha, Wisconsin and we lease office space in Bermuda.

North America

                                  Austin, Texas              Robbinsville, New
Anaheim, California               Garland, Texas             Jersey
Camarillo, California             North Salt Lake,           Radford, Virginia
Garden Grove, California          Utah                       Monson,
Grass Valley, California          Champlin, Minnesota        Massachusetts
Irvine, California                Oak Creek, Wisconsin       Worcester,
Poway, California                 Monon, Indiana             Massachusetts
San Jose, California              Milton Ontario,            Hudson, New
Valencia, California              Canada                     Hampshire
                                  Erie, Pennsylvania


Europe

Eastleigh, England                Beith, Scotland            Bremen, Germany
Middlesex, England                Dundee, Scotland           Beauvais, France
Sheffield, England                Hamilton, Scotland         Cedex, France
Southampton, England              Tallaght Dublin,           Aarup, Denmark
Totton, England                   Ireland
Wandsworth London,                Galway, Ireland
England                           Cork, Ireland
Berkhamsted, England
Smethwick West Midlands,
England

Legal Proceedings

   APW Ltd. and its subsidiaries are parties to various legal proceedings that have arisen in the normal course of its business. These legal proceedings typically include product liability, environmental, labor and patent claims. APW Ltd. will assume and indemnify API/Actuant with respect to those proceedings involving the Electronics Businesses, while API/Actuant will indemnify APW Ltd. with respect to its Industrial Business.

   We have recorded reserves for estimated losses based on the specific circumstances of each case. Such reserves are recorded when it is probable that a loss has been incurred as of the balance sheet date and the amount of such loss can be reasonably estimated. In our opinion, the resolution of these contingencies is not expected to have a material adverse effect on our financial condition, results of operations or cash flows.

Transactions and Agreements Between APW Ltd. and API/Actuant

   In order to effect the Distribution, API/Actuant and APW Ltd. have entered or will enter into the following agreements:

      1. Contribution Agreement, Plan and Agreement of Reorganization and Distribution

      2. General Assignment, Assumption and Agreement regarding Litigation, Claims, and other Liabilities

      3. Transitional Trademark Use and License Agreement

      4. Insurance Matters Agreement

      8. Bill of Sale and Assumption of Liabilities

      9. Employee Benefits and Compensation Agreement

     10. Tax Sharing and Indemnification Agreement

     11. Interim Administrative Services Agreement

     12. Confidentiality and Non Disclosure Agreement

     13. Assumption of Applied Power Inc. Debt Obligation

   These agreements describe the reorganization of Applied Power and define the ongoing relationship between the parties after the Distribution. Because these agreements were negotiated while APW Ltd. was a wholly-owned subsidiary, they are not the result of negotiations between independent parties, although API/Actuant and APW Ltd. have set pricing terms for interim services believed to be comparable to what could be achieved through arms-length negotiations. Following the Distribution, additional or modified agreements, arrangements and transactions may be entered into and such agreements and transactions will be determined through arms-length negotiations.

 Contribution Agreement

   Pursuant to the Contribution Agreement, Plan and Agreement of Reorganization and Distribution, immediately prior to the spin-off, the assets and liabilities of the Electronics Business not then owned by APW Ltd. will be transferred by Applied Power to APW Ltd. Under this agreement API/Actuant will retain debt equal to four times its most recent four quarters of earnings before interest, taxes, depreciation and amortization (estimated to be approximately $450 million of interest bearing obligations) and APW Ltd. will assume the remaining debt.

 Assignment and Assumption Agreement

   Pursuant to the General Assignment and Assumption Agreement regarding Litigation, Claims and Other Liabilities, APW will assume, and will agree to indemnify Actuant against, substantially all liabilities, litigation and claims arising out of the Electronics Business, including all environmental liabilities. Actuant will retain, and will indemnify APW against, substantially all liabilities, litigation and claims arising out of its Industrial Business and other items not transferred to APW. The indemnification obligations will not entitle the indemnified party to recover to the extent that such liabilities are covered by proceeds received from a third party insurer. In circumstances in which the potential liability of Actuant and APW is joint, the parties will share responsibility for such liability on a mutually agreed basis consistent with the allocation of the businesses.

 Transitional Trademark Use and License Agreement

   Pursuant to the Transitional Trademark Use and License Agreement, Actuant will grant to APW certain rights to continue to use, for a limited period of time and under certain defined circumstances, certain Actuant trademarks and trade dress already inscribed upon APW's existing inventory of labels, promotional materials, product materials and other materials relating to APW's existing inventory of products. Also, each party will grant to the other party a royalty-free, nontransferable, nonexclusive license to use certain Actuant and APW trademarks and certain products for nine months after the Distribution.

 Patent Assignment

   In connection with the Distribution, Applied Power will assign to APW Ltd. and its subsidiaries all rights and title to numerous patents related to the Electronics Business.

 Insurance Matters

   An Insurance Matters Agreement will govern the rights and obligations of API/Actuant and APW Ltd. with respect to various pre-existing contracts insuring Applied Power and covering risks associated with, or arising out of, the Electronics Business. The types of policies covered by the Insurance Matters Agreement include, without limitation, automobile liability, comprehensive and general liability. This Agreement also establishes certain procedures for dealing with pending litigation, new litigation and the resolution of disputes between the parties concerning the Insurance Matters Agreement.

 Employee Benefit and Compensation Matters

   An Employee Benefits and Compensation Agreement will govern the rights and obligations of API/Actuant and APW Ltd. with respect to various matters and obligations concerning employee benefits of the former Applied Power employees who will become employees of APW Ltd. or its subsidiaries as of the Distribution Date. The Benefits Agreement will cover APW Ltd.'s assumption of certain compensation and benefit obligations relative to APW Ltd.'s employees. The Benefits Agreement will also transfer assets and liabilities under Applied Power's 401(k) plan for certain employees to APW Ltd.'s 401(k) plan. Pursuant to the Benefits Agreement, APW Ltd. will assume responsibility for certain benefits previously offered by Applied Power to its employees prior to the Distribution who become employed by APW Ltd. and will receive funds from Applied Power for disbursement to such employees for compensation and certain employee benefits earned prior to the Distribution.

 Tax Indemnification Agreement

   The Tax Sharing and Indemnification Agreement will govern the allocation of certain tax responsibilities between Actuant and APW after the Distribution. Except as otherwise provided below, Actuant will assume and pay, and will indemnify and hold harmless APW from and against, all income taxes based upon income required to be shown in Actuant consolidated income tax returns for the taxable year in which the Distribution occurs and all prior taxable years. However, in the event of an audit of Actuant's consolidated income tax returns for the taxable year in which the Distribution occurs or any prior taxable year, APW assumes and will indemnify and hold Actuant harmless from all income taxes in excess of $1.0 million resulting from a final determination of tax liability based upon adjustments to the separate taxable income of APW. APW will also assume and pay, and will indemnify and hold harmless Actuant from and against, all corporate taxes in connection with (a) the corporate restructuring transactions, (b) the transactions that made APW Ltd. a Bermuda corporation and (c) the Distribution.

 Confidentiality Agreement

   As of the Distribution Date, APW Ltd. and API/Actuant will enter into a Confidentiality and Nondisclosure Agreement whereby, subject to certain exceptions, each party will agree to treat as confidential and not disclose certain proprietary and other confidential information belonging to the other company.

 Interim Administrative Services Agreement

   As of the Distribution Date, Actuant and APW (through a U.S. subsidiary of APW Ltd.) will enter into an Interim Administrative Services Agreement. This agreement will govern the administrative and financial services that Actuant will continue to provide to APW on an interim basis and those which APW will provide to Actuant. In general, APW will provide certain tax preparation and compliance and certain insurance and risk management services to Actuant for a period of six months to one year. Actuant will provide certain financial support, technical support, and staff support services and certain information system services to APW for a period of six months to one year. Each party will compensate the other party at negotiated amounts which, we believe, will be comparable to rates each could have achieved through arm's-length negotiations.

                                   FINANCING

Arrangements Related to the Distribution

   APW Ltd.'s financing requirements have historically been met by Applied Power. APW Ltd. is presently in discussions with several lenders to arrange its own credit facilities prior to the Distribution. APW Ltd. believes that these credit facilities, along with the cash flow from operations, will be adequate to fund its debt service, capital expenditure and working capital requirements. As of the date of this Information Statement, APW Ltd. has not completed all of the negotiations to enter into its credit facility. Based upon a commitment letter and drafts of the credit facilities being finalized, APW Ltd. believes the credit arrangements will contain financial and other covenants and provisions not more limiting or prohibitive than the current Applied Power facility. We expect that APW Ltd.'s board will approve the terms of a credit facility at a meeting after the date of this Information Statement and prior to the Record Date.

Refinancing of Senior Subordinated Notes

   In connection with the reorganization and Distribution, Applied Power anticipates that it will repurchase the outstanding 8.75% Senior Subordinated Notes due 2009 (the "Notes") immediately prior to the Distribution Date. The aggregate principal amount of the Notes outstanding as of February 29, 2000, was $200.0 million. In addition, Applied Power anticipates issuing new notes (the "Offering") immediately prior to the Distribution Date concurrently with obtaining a new credit facility at API/Actuant (the "New API/Actuant Credit Facility"), proceeds from which, if the Offering and New API/Actuant Credit Facility are successfully completed, would be used in part to finance the repurchase of the Notes and for general corporate purposes.

                                CAPITALIZATION

   The following table sets forth the unaudited historical capitalization of APW Ltd. and its subsidiaries as of February 29, 2000, and unaudited pro forma capitalization of APW Ltd. and its subsidiaries as of February 29, 2000 after giving effect to the Distribution and the debt realignment as discussed in the Unaudited Pro Forma Combined Financial Statements. The pro forma information may not reflect the capitalization of APW Ltd. in the future or as it would have been had APW Ltd. been a stand-alone company on February 29, 2000. This table should be read in conjunction with the Combined Financial Statements of APW Ltd. and its subsidiaries and related notes, the Unaudited Pro Forma Combined Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations, each contained elsewhere in this Information Statement.

                                                             February 29, 2000
                                                             -----------------
                                                                         Pro
                                                             Historical Forma
                                                             ---------- ------
                                                               (in millions)
      Short-term debt:
        Allocated from Applied Power (1)....................   $  5.9   $  --
        Borrowings under new APW Ltd. credit facility (2)
         (3)................................................      --       5.9
      Long-term debt:
        Allocated from Applied Power (1)....................    632.9      --
        Borrowings under new APW Ltd. credit facility (2)
         (3)................................................      --     241.0
        Pound Sterling credit agreement.....................     14.7     14.7
        Other...............................................     27.3     27.3
                                                               ------   ------
          Total debt........................................    680.8    288.9
                                                               ------   ------
      Common stock (2) (4)..................................      --       0.4
      Share premium (2) (4).................................      --     636.9
      Accumulated other comprehensive income................     (8.8)    (8.8)
      Combined equity (4) (5)...............................    245.4      --
                                                               ------   ------
          Total equity......................................    236.6    628.5
                                                               ------   ------
          Total capitalization..............................   $917.4   $917.4
                                                               ======   ======
      Debt to total capitalization..........................       74%      31%

--------
(1) Applied Power's historical practice has been to incur indebtedness for its consolidated businesses at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Accordingly, historical amounts include debt and related interest expense allocated to APW Ltd. from Applied Power based on the portion of Applied Power's investment in APW Ltd. which is deemed to be debt. This allocation is generally based upon a cash flow model which details the historical uses of debt proceeds by APW Ltd. and the deemed debt repayments by APW Ltd. based on free cash flow. Management believes that the allocation of corporate debt and related interest expense for the historical periods is reasonable. This historical allocation, however, is not indicative of the total amount of debt that APW Ltd. will have upon completion of Applied Power's realignment of its consolidated debt before the Distribution. See Unaudited Pro Forma Combined Financial Statements of APW Ltd. for further discussion of APW Ltd. debt levels after the Distribution.

(2) The Pro forma adjustment to debt and equity reflects the change in allocated debt from Applied Power to APW Ltd. that is a result of the debt realignment. The debt realignment contemplates allocating to APW Ltd. the remaining Applied Power debt balance outstanding after payment of costs associated with the Distribution, including transaction costs, estimated federal taxes from the reorganization and expenses in connection with redeeming the outstanding Applied Power subordinated notes, the receipt of proceeds from the anticipated divestiture of Air Cargo Equipment Company and Barry Wright Corporation (both included in Applied Power's Industrial Business), the completion of sale-leaseback transactions and the additional allocation of $392 million of debt to API/Actuant.

(3) APW Ltd. is in the process of arranging a multi-currency revolving credit facility with a group of banks. The credit facility will be used to support working capital requirements and for other general corporate purposes when APW Ltd. becomes a stand-alone company.
(4) The Distribution is reflected as the elimination of Applied Power's net investment in APW Ltd. and the issuance of an estimated 39.1 million shares of APW Ltd. common stock, par value $0.01 per share. This is based on the number of shares of Applied Power common stock outstanding on February 29, 2000 and the distribution ratio of one share of APW Ltd. common stock for every one share of Applied Power common stock issued and outstanding.
(5) The "Combined equity" caption represents Applied Power's cumulative net investment in the combined businesses of APW Ltd. and its subsidiaries. Changes in the "Combined equity" caption represent the net income (loss) of APW Ltd. and its subsidiaries, net cash and noncash contributions from (distributions to) Applied Power, changes in allocated corporate debt and allocated corporate interest, net of tax. See the accompanying Combined Statements of Equity and Comprehensive Income for an analysis of the activity in the "Combined equity" caption for the three years ended August 31, 1999 and the six months ended February 29, 2000.

                                   APW LTD.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

   The following unaudited pro forma combined statements of earnings and unaudited pro forma combined balance sheet present the combined results of APW Ltd. and its subsidiaries and its financial position, assuming that the transactions contemplated by the Distribution had been completed as of September 1, 1998 for statement of earnings purposes and as of February 29, 2000 for balance sheet purposes.

   The unaudited pro forma information has been prepared utilizing the historical combined financial statements of APW Ltd. and its subsidiaries. You should read this information in conjunction with the historical combined financial statements and related notes thereto included elsewhere in this Information Statement. We have included the unaudited pro forma financial data as required by the rules and regulations of the SEC and, as such, it is for comparative purposes only. The unaudited pro forma financial data does not purport to be indicative of the results of APW Ltd. and its subsidiaries in the future or what the financial position and results of operations would have been had APW Ltd. been a separate, stand-alone entity during the periods shown.

                                   APW LTD.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS

                 (Dollars in Thousands, except per share data)

                                            Six Months Ended February 29,
                                                         2000
                                           -------------------------------------
                                                       Pro Forma
                                           Historical Adjustments      Pro Forma
                                           ---------- -----------      ---------
Net sales................................   $566,216    $   --         $566,216
Cost of products sold....................    416,517        --          416,517
                                            --------    -------        --------
  Gross profit...........................    149,699        --          149,699
Engineering, selling and administrative
 expenses................................     91,859      2,314 (1)      94,173
Amortization of intangible assets........     11,842        --           11,842
Corporate reorganization expenses........      2,162     (2,162)(2)         --
                                            --------    -------        --------
  Operating earnings.....................     43,836       (152)         43,684
Other expense (income)...................
  Net financing costs....................     23,567     (9,665)(3)(4)   13,902
  Other--net.............................      1,353        --            1,353
                                            --------    -------        --------
Earnings before income tax expense.......     18,916      9,513          28,429
Income tax expense.......................      7,972        557 (5)       8,529
                                            --------    -------        --------
Net earnings before extraordinary item...     10,944      8,956          19,900
Extraordinary loss on early retirement of
 debt,
 net of income tax benefit of $1,250.....     (2,083)     2,083 (6)         --
                                            --------    -------        --------
Net earnings.............................   $  8,861    $11,039        $ 19,900
                                            ========    =======        ========
Basic and Diluted Earnings per Share: (9)
  Earnings per Share--before
   extraordinary items...................   $   0.28    $  0.23        $   0.51
  Extraordinary loss net of tax..........      (0.05)      0.05             --
                                            --------    -------        --------
  Earnings per Share.....................   $   0.23    $  0.28        $   0.51
                                            ========    =======        ========
  Weighted Average Common Shares
   Outstanding (000's)...................     39,023     39,023          39,023
                                            ========    =======        ========

   The accompanying notes are an integral part of these pro forma financial statements

                                    APW LTD.

               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS

                 (Dollars in Thousands, except per share data)

                                              Year Ended August 31, 1999
                                           ------------------------------------
                                                        Pro Forma
                                           Historical  Adjustments   Pro Forma
                                           ----------  -----------   ----------
Net sales................................  $1,055,338    $   --      $1,055,338
Cost of products sold....................     763,585        --         763,585
                                           ----------    -------     ----------
  Gross profit...........................     291,753        --         291,753
Engineering, selling and administrative
 expenses................................     187,991      4,623 (1)    192,614
Amortization of intangible assets........      20,876        --          20,876
                                           ----------    -------     ----------
  Operating earnings.....................      82,886     (4,623)        78,263
Other expense (income)
  Net financing costs....................      52,857    (25,269)(3)     27,588
  Other--net.............................      (1,786)       --          (1,786)
                                           ----------    -------     ----------
Earnings before income tax expense.......      31,815     20,646         52,461
Income tax expense.......................      11,390      4,348 (5)     15,738
                                           ----------    -------     ----------
Net earnings.............................  $   20,425    $16,298     $   36,723
                                           ==========    =======     ==========
Basic and Diluted Earnings per Share: (9)
  Earnings per Share.....................  $     0.53    $  0.42     $     0.95
                                           ==========    =======     ==========
  Weighted Average Common Shares
   Outstanding (000's)...................      38,825     38,825         38,825
                                           ==========    =======     ==========


    The accompanying notes are an integral part of these pro forma financial statements

                                    APW LTD.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                             (Dollars in Thousands)

                                                 February 29, 2000
                                         -------------------------------------
                                                      Pro Forma
                 ASSETS                  Historical  Adjustments    Pro Forma
                 ------                  ----------  -----------    ----------
Current assets
  Cash and cash equivalents............. $      250   $     --      $      250
  Accounts receivable, net..............     98,656         --          98,656
  Inventories, net......................    130,599         --         130,599
  Prepaid expenses......................     10,482         --          10,482
  Deferred income taxes.................      7,517         --           7,517
                                         ----------   ---------     ----------
    Total current assets................    247,504         --         247,504
Property, plant and equipment...........    371,591         --         371,591
  Less: accumulated depreciation           (176,744)        --        (176,744)
                                         ----------   ---------     ----------
    Net property, plant and equipment...    194,847         --         194,847
Goodwill, net of accumulated
 amortization...........................    682,612         --         682,612
Other intangibles, net of accumulated
 amortization...........................     11,154         --          11,154
Other assets............................     48,385         --          48,385
                                         ----------   ---------     ----------
    Total assets........................ $1,184,502   $     --      $1,184,502
                                         ==========   =========     ==========

         LIABILITIES AND EQUITY
         ----------------------
Current liabilities.....................
  Short-term borrowings................. $    5,904   $     --      $    5,904
  Trade accounts payable................    102,840         --         102,840
  Accrued compensation and benefits.....     24,449         --          24,449
  Income taxes payable..................     38,108         --          38,108
  Other current liabilities.............     49,036         --          49,036
                                         ----------   ---------     ----------
    Total current liabilities...........    220,337         --         220,337
Long-term debt..........................    674,885    (391,858)(7)    283,027
Deferred income taxes...................      8,149         --           8,149
Other deferred liabilities..............     44,476         --          44,476
Equity
  Common stock..........................        --          391 (7)        391
  Share premium.........................        --      636,912 (7)    636,912
  Combined equity (8)...................    245,445    (245,445)(7)        --
  Accumulated other comprehensive
   income...............................     (8,790)        --          (8,790)
                                         ----------   ---------     ----------
    Total equity........................    236,655     391,858        628,513
                                         ----------   ---------     ----------
    Total liabilities and equity........ $1,184,502   $     --      $1,184,502
                                         ==========   =========     ==========

    The accompanying notes are an integral part of these pro forma financial statements

               NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

(1) Pro forma adjustments to engineering, selling and administrative expenses of $2.3 million for the six months ended February 29, 2000 and $4.6 million for the twelve months ended August 31, 1999 represent the incremental costs that would have been incurred by APW Ltd. for general corporate expenses if the transaction discussed in the Distribution would have occurred on September 1, 1998, the beginning of fiscal 1999. For the six months ended February 29, 2000 and twelve months ended August 31, 1999, the aggregate total of Pro Forma general corporate expenses in these Pro Forma financial statements is $6.0 million and $12.0 million, respectively. These amounts reflect an estimate of the net incremental selling, administrative and other expenses associated with APW Ltd. operating as a stand-alone company. This estimate mainly represents additional costs for personnel and purchased services such as information technology, human resource administration, legal and corporate communications as well as incremental insurance and risk management costs. Although this adjustment is based upon available information and assumptions that management believes are reasonable, APW Ltd. may incur greater than expected selling, administrative and other expenses in connection with operating a stand-alone company.

(2) Pro forma adjustment reflects the exclusion of APW Ltd.'s allocated portion of a one-time charge incurred by Applied Power associated with the transaction discussed in the Distribution. These pro forma statements of earnings reflect the transaction discussed in the Distribution as having taken place at September 1, 1998 and as such, the charge is excluded given that these corporate reorganization expenses would have been incurred by APW Ltd. before the Distribution.

(3) Pro forma adjustment reflects an adjustment to net financing costs based on the debt realignment anticipated with the transaction. The debt realignment contemplates allocating APW Ltd. the remaining Applied Power debt balance outstanding after payment of costs associated with the Distribution, including transaction costs, estimated federal taxes from the reorganization and expenses in connection with redeeming the outstanding Applied Power subordinated notes, the receipt of proceeds from the anticipated divestiture of Air Cargo Equipment Company and Barry Wright Corporation (both included in Applied Power's Industrial Business) the completion of sale-leaseback transactions and the additional allocation of $392 million in debt to API/Actuant. The pro forma adjustment is a result of APW Ltd.'s lower anticipated indebtedness and subsequent lower financing costs as a result of the debt realignment. Net financing costs have been calculated using a 7.75% annual interest rate both for the twelve months ending August 31, 1999 and the six months ending February 29, 2000. This weighted average interest rate is based on interest rates for various types of interest bearing obligations that APW Ltd. expects to enter into. A 0.25% change in the annual interest rate would result in a $0.5 million and a $0.7 million change in the pro forma net financing costs for the six months ended February 29, 2000 and the twelve months ended August 31, 1999, respectively.

(4) Pro forma adjustment represents the reversal of APW Ltd.'s allocated portion of net gain associated with the unwinding of interest rate swap agreements by Applied Power in conjunction with final debt payments. The unwinding of the swaps and recording of the resulting gain was initiated by Applied Power in anticipation of the transaction discussed in the Distribution. These pro forma statements of earnings reflect the results of APW Ltd. as if the transaction occurred at September 1, 1998 and, as such, the swap gains are appropriately excluded given that this gain would have been incurred by APW Ltd. before the Distribution.

(5) Pro forma adjustment to income tax expense represents the anticipated lower effective tax rate of 30% (versus the historical effective tax rates of 42.1% and 35.8% for the six months ended February 29, 2000 and the year ended August 31, 1999, respectively) on the higher pro forma pre-tax earnings that APW Ltd. will be subject to after its incorporation in Bermuda, as discussed in the Distribution.

(6) The pro forma adjustment represents the exclusion of the extraordinary loss on the early retirement of debt that was recorded during the six months ended February 29, 2000, which was incurred in anticipation of the transaction. The Pro Forma Combined Statement of Earnings presents the results of APW Ltd. as if the transaction discussed in the Distribution had occurred on September 1, 1998. Because the extraordinary loss was incurred by APW Ltd. before the Distribution, the pro forma results should exclude this loss.

(7) The pro forma adjustment to debt and equity reflects the change in allocated debt from Applied Power to APW Ltd. that is a result of the debt realignment discussed in Note (3) above. In addition, the pro forma adjustment reflects the Distribution as the elimination of Applied Power's net investment in APW Ltd. and the issuance of an estimated 39.1 million share of APW Ltd. common stock.

(8) The "Combined equity" caption in the Pro Forma Combined Balance Sheet represents Applied Power's cumulative net investment in the combined business of APW Ltd. Changes in the "Combined equity" caption represent the net income (loss) of APW Ltd., net cash and noncash contributions from (distributions to) Applied Power, changes in allocated corporate debt and allocated corporate interest, net of tax.

(9) Basic and diluted shares used to calculate earnings per share are the same as the historical Applied Power Inc. basic shares outstanding. We have used Applied Power Inc. basic shares outstanding for the following reasons: (i) upon the Distribution, each shareholder of Applied Power Inc. will receive an equivalent number of APW Ltd. shares; (ii) there are no common stock equivalents of APW Ltd. as of the date of this filing; (iii) we are unable to estimate the impact of converting Applied Power Inc. common stock equivalents into APW Ltd. common stock equivalents because it will depend upon the market price of both the equities of APW Ltd. and API/Actuant after the distribution, each of which could vary significantly.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion of the financial condition and results of operations of APW Ltd. and its subsidiaries should be read in conjunction with the accompanying Combined Financial Statements of APW Ltd. and its subsidiaries, and related notes thereto, included in this Information Statement. The Combined Financial Statements of APW Ltd. and its subsidiaries generally reflect the financial position, results of operations and cash flows of the operations expected to be transferred to APW Ltd. from Applied Power in connection with the Distribution. Accordingly, APW Ltd.'s Combined Financial Statements have been carved out from the consolidated financial statements of Applied Power using the historical results of operations and historical basis of the assets and liabilities of APW Ltd.'s businesses and the allocation methodology described under "Allocations" below. Management believes the assumptions underlying APW Ltd.'s financial statements are reasonable.

Overview

   On January 27, 2000, Applied Power's board of directors authorized various actions intended to put Applied Power in a position to distribute its Electronics Business segment (APW Ltd.) to its shareholders. In the Distribution, Applied Power shareholders will receive one share of APW Ltd. common stock for each share of Applied Power common stock held in the form of a special dividend, and APW Ltd. will become a separately traded, publicly held company. As part of the Distribution, APW Ltd. will be converted to a Bermuda corporation. The Distribution should be tax-free to Applied Power shareholders.

   APW Ltd. is a leading global electronic manufacturing services (EMS) provider focused on the rapidly growing integrated electronic enclosure systems market. Operating in over 50 locations throughout North America, Europe and Asia, APW Ltd. supplies a broad range of individual components and integrated manufacturing services to OEM's primarily in the datacom, networking, computing and telecommunications markets. APW Ltd. provides a comprehensive portfolio of electronic products, including electronic enclosures, power supplies, thermal management systems, backplanes and cabling, either as individual standard products, or as integrated custom systems. In addition, APW Ltd. provides a wide range of integrated design, manufacturing and logistics services to their customers, including product design, supply chain management, manufacturing, assembly, testing and drop-shipping capabilities. APW Ltd does not separately offer distinct classes of product and services. Instead, APW Ltd. offers the ability to integrate separate components into our manufactured enclosures if required by the customer. Gross margins are impacted by the amount of integration work that we do compared to the solely manufactured product. If a customer wants APW Ltd to integrate work that we do not manufacture, traditionally there is a smaller mark-up. Therefore, as we perform more integration for our customers sales will increase but our margins will decrease. We do not account separately for product and services and, therefore, no information on revenue, margins, or trends from services or products is available.

   Since September 1996, APW Ltd. has completed 17 acquisitions of EMS companies. These acquisitions have allowed APW Ltd. and its subsidiaries to strengthen their product and service offering, establish their leading global capabilities and diversify their customer base. Through these acquisitions and internal growth, APW Ltd. has established a leading global position in the integrated enclosure systems segment of the EMS industry.

   APW Ltd.'s customers include industry leaders such as Applied Materials, Cisco, Compaq, Dell, EMC, Ericsson, Fujitsu, Hewlett Packard, IBM, Lucent, Motorola, NCR, Nortel Networks and Sun Microsystems. APW Ltd. believes that these customers provide substantial growth opportunities due to their significant rate of organic growth and their increased utilization of outsourced manufacturing services.

Business Combinations

 Six Months Ended February 29, 2000

   On January 28, 2000, APW Ltd., through a wholly-owned subsidiary, acquired all of the outstanding stock of Metalade of Pennsylvania, Inc. ("Metalade"). Metalade specializes in metal fabrication relating to electronic enclosures. The purchase price of the acquisition totaled $8.7 million, including fees and expenses, plus future consideration not to exceed $5.0 million based on future achieved sales levels. The acquisition was funded by borrowings under current Applied Power credit facilities. The acquisition has been accounted for using the purchase method and the results of operations of Metalade have been included in the Combined Statements of Earnings from the acquisition date. Preliminary allocations of the purchase price resulted in approximately $6.7 million of goodwill.

 Fiscal 1999

   On September 29, 1998, APW Ltd., through its wholly-owned subsidiary, APW Enclosure Systems Limited, accepted for payment all shares of Rubicon Group plc ("Rubicon") common stock which had been tendered pursuant to the APW Enclosure Systems Limited tender offer for all outstanding shares of common stock at 2.35 pounds sterling per share and all outstanding shares of cumulative preferred stock at 0.50 pounds sterling per share, which constituted control. Subsequently the remaining outstanding common shares were acquired. Rubicon is a leading provider of electronic manufacturing services and engineered magnetic solutions to major OEMs in the information technology and telecommunication industries. The acquisition was recorded using the purchase method of accounting. Consideration for the transaction totaled approximately $371.5 million, including related fees and expenses, with the purchase price resulting in $340.6 million of goodwill. Funds for the acquisition were provided through Applied Power's revolving credit facility.

   In June 1999, APW Ltd., through a wholly-owned subsidiary, acquired all of the outstanding stock of Innovative Metal Fabrication, Inc. ("Innovative"). Innovative designs and manufactures technical environments used in electronic assembly operations, as well as electronic gaming enclosures, in two sites in Grass Valley, CA and Austin, TX. In May 1999, APW Ltd. also acquired certain assets of Connector Technology, Inc. ("CTI") of Anaheim, CA. CTI, which manufactures custom backplanes, was integrated with APW Ltd.'s Electronic Solutions business unit. The acquisition was recorded using the purchase method of accounting. The purchase price of the combined Innovative and CTI acquisitions totaled approximately $13.0 million, including fees and expenses. The acquisitions were accounted for under the purchase accounting method and resulted in $7.7 million of goodwill.

 Fiscal 1998

   On June 5, 1998, Applied Power Limited, a United Kingdom subsidiary of APW Ltd., accepted for payment all of the VERO Group plc ("VERO") stock tendered, which totaled over 72% of the outstanding VERO shares, pursuant to Applied Power Limited's tender offer to acquire the entire issued share capital of VERO at a price of 192 pence per VERO share (the "Offer"). Applied Power Limited had previously acquired approximately 10% of VERO's shares, so that after accepting the shares tendered, Applied Power Limited owned or had accepted over 82% of VERO's shares. On June 19, 1998, Applied Power Limited announced that additional shares tendered brought the total of the shares it owned or had accepted for payment to over 90% of VERO's issued share capital and that it would invoke Section 429 of the U.K. Companies Act of 1985, as amended, to acquire the remaining outstanding shares of VERO stock. After the required procedures were completed, Applied Power Limited owned all of the issued share capital of VERO. Cash paid for the transaction totaled approximately $191.7 million. Allocations of the purchase price resulted in approximately $183.8 million of goodwill. VERO is a United Kingdom based company that manufactures electronic enclosures, racks, backplanes and power supplies. The acquisition has been recorded using the purchase method of accounting. The operating results of VERO subsequent to June 5, 1998 are included in the Combined Statements of Earnings.

   On July 31, 1998, Applied Power completed its merger with ZERO Corporation ("ZERO"), a leading supplier of electrical and electronic system enclosure products and thermal management products. Approximately 10.6 million shares of Applied Power common stock were issued in exchange for all outstanding common stock of ZERO while Applied Power assumed outstanding options to purchase ZERO common stock that were converted into options to purchase approximately 0.6 million shares of Applied Power's common stock pursuant to the terms of the merger. The merger has been accounted for as a pooling of interests. As such, the historical financial results for ZERO's Electronics Businesses have been included in this Form 10 for all years presented. Prior to the merger, ZERO had a March 31 fiscal year end. APW Ltd.'s historical results for the year ended August 31, 1998 have been combined using an August 31 year end for both ZERO's and Applied Power's Electronics Businesses. For all years preceding the merger, APW Ltd.'s results of operations and financial position reflect the combination of ZERO's Electronics Businesses with a March 31 fiscal year end and Applied Power's Electronics Businesses with an August 31 fiscal year end. Net sales and net income for ZERO's Electronics Businesses for the period April 1, 1997 through August 31, 1997 (which results are not included in APW Ltd.'s historical combined results) were $89.7 million and $7.5 million, respectively.

   In addition to the above transaction, during fiscal year 1998, APW Ltd. acquired several other businesses to expand its presence within the electronic enclosures market and to further execute its growth strategy within the EMS industry. In October 1997, Applied Power acquired all of the outstanding stock of Versa Technologies Inc.(Versa/tek). Eder Industries, based out of Milwaukee, Wisconsin, is the sole Electronics Business of Versa/tek to be included in APW Ltd. or its subsidaries. Substantially all of the assets of Performance Manufactured Products Inc., located in San Jose, California, and a related entity ("PMP") were acquired in January 1998. In February 1998, APW Ltd. acquired AA Manufacturing, Inc. ("AA"), located in Garland, Texas. APW Ltd. purchased certain assets of Product Technology Inc. ("PTI"), located in Irvine, California, in May 1998. Premier Industries ("Premier"), located in Hudson, New Hampshire, was purchased in May 1998. Finally, APW Ltd. purchased certain assets of Brown Manufacturing Company ("Brown"), located in Austin, Texas, in June 1998. All of the above acquisitions in aggregate relate to electronic enclosures manufacturing, assembly, integration and critical component support such as backplanes, thermal management and power supplies.

 Fiscal 1997

   During the 1997 fiscal year, APW Ltd. began its aggressive growth strategy into the electronic enclosures market by acquiring several businesses. Certain assets of Everest Electronic Equipment, Inc. ("Everest") were acquired on September 26, 1996. Everest manufactures electronic enclosures and is headquartered in Anaheim, California. On January 13, 1997, APW Ltd. acquired C Fab Group Limited ("C Fab"), located in Dublin, Ireland, which also manufactures electronic enclosures. APW Ltd. purchased certain assets of All-Round Systemen B.V. ("All-Round") on April 1, 1997. All-Round was a technical environments distributor based in the Netherlands. Another electronic equipment business, Hormann Security Systems Limited ("Hormann"), was purchased on June 5, 1997. Hormann is headquartered in Cork, Ireland.

   In all, APW Ltd. has invested approximately $1.1 billion since 1996 to carry out its electronics acquisition strategy. APW Ltd. intends to continue this strategy of growth via acquisitions.

   For further information regarding these acquisitions, see Note 3--"Merger and Acquisitions" in Notes to Combined Financial Statements.

Results of Operations

                                                         Six Months   Six Months
                            Years Ended August 31,         Ended        Ended
                            -------------------------   February 28, February 29,
                             1997   1998(2)    1999         1999       2000(1)
                            ------  -------   -------   ------------ ------------
                                              ($ Millions)
Net Sales.................   375.3   593.2    1,055.3       513.2        566.2
  % increase/(decrease)
   from prior period......            58.1%      77.9%                    10.3%
Gross Profit..............   146.7   194.1      291.8       139.9        149.7
  % increase/(decrease)
   from prior period .....            32.3%      50.3%                     7.0%
Operating Expenses........    84.8   126.5      188.0        91.4         94.1
  % increase/(decrease)
   from prior period......            49.2%      48.6%                     3.0%
Amortization of Intangible
 Assets                        3.0     7.8       20.9         9.7         11.8
  % increase/(decrease)
   from prior period......           160.0%     168.0%                    21.7%
Operating Earnings            58.8    43.5       82.9        38.7         43.8
  % increase/(decrease)
   from prior period......           (26.0)%     90.6%                    13.2%
Net Financing Costs            9.5    16.6       52.9        23.6         23.6
  % increase/(decrease)
   from prior period......            74.7%     218.7%                     0.0%
Net Other (Income) Expense    (1.3)   (8.7)      (1.8)       (1.3)         1.4
  % increase /(decrease)
   from prior period......           569.2%     (79.3)%                 (207.7)%
Earnings Before Income Tax
 Expense                      50.6    35.5       31.8        16.4         18.9
  % increase/(decrease)
   from prior period......           (29.8)%    (10.4)%                   15.2%
Income Tax Expense            18.9    17.2       11.4         5.4          8.0
  % increase/(decrease)
   from prior period......            (9.0)%    (33.7)%                   48.1%
Net Earnings                  31.7    18.3       20.4        11.0          8.9
  % increase/(decrease)
   from prior period......           (42.3)%     11.5%                   (19.0)%

                                                         Six Months   Six Months
                            Years Ended August 31,         Ended        Ended
                            -------------------------   February 28, February 29,
                             1997   1998(2)    1999         1999         2000
                            ------  -------   -------   ------------ ------------
                                     (as a percentage of Net Sales)
Net Sales.................  100.0%  100.0%     100.0%      100.0%       100.0%
Gross Profit..............   39.1%   32.7%      27.7%       27.3%        26.4%
Operating Expenses........   22.6%   21.3%      17.8%       17.8%        16.6%
Amortization of Intangible
 Assets...................    0.8%    1.3%       2.0%        1.9%         2.1%
Operating Earnings........   15.7%    7.3%       7.8%        7.5%         7.7%
Net Financing Costs.......    2.5%    2.8%       5.0%        4.6%         4.2%
Earnings Before Income Tax
 Expense..................   13.5%    6.0%       3.0%        3.2%         3.3%
Income Tax Expense........    5.0%    2.9%       1.1%        1.1%         1.4%
Net Earnings..............    8.4%    3.1%       1.9%        2.1%         1.6%

--------
(1) Excluding two non-recurring items for the six months ended February 29, 2000 that relate to: (i) a $3.3 million make-whole premium ($2.1 million net of tax benefit) paid for the early retirement of debt which is recorded as an extraordinary charge, net of tax and (ii) a $2.2 million allocated charge for costs associated with the Distribution of the Electronics Business from Applied Power Inc. and incorporating APW Ltd. in Bermuda, the results of operations for the six months ended February 29, 2000 would have been as follows in millions:

     . Operating Expenses................................................. $91.9
       % increase/(decrease) from prior period............................  0.6%
       as a percentage of Net Sales....................................... 16.2%
     . Operating Earnings................................................. $46.0
       % increase/(decrease) from prior period............................ 18.9%
       as a percentage of Net Sales.......................................  8.1%
     . Earnings Before Income Tax Expense................................. $21.1
       % increase/(decrease) from prior period............................ 28.7%
       as a percentage of Net Sales.......................................  3.7%

     . Income Tax Expense.................................................  $8.8
       % increase/(decrease) from prior period............................ 63.0%
       as a percentage of Net Sales.......................................  1.6%
     . Net Earnings....................................................... $12.3
       % increase/(decrease) from prior period............................ 11.8%
       as a percentage of Net Sales.......................................  2.2%

(2) Excluding allocated non-recurring items related to the ZERO merger, plant consolidation and product rationalization costs of $27.9 million before tax, $21.1 million net of applicable income tax as well as an allocated pre-tax net gain of $6.5 million for gains recognized by ZERO for life insurance proceeds and a sale of a property, the results of operations for the twelve months ended August 31, 1999 would have been as follows in millions:

     . Gross Profit..................................................... $204.2
       % increase/(decrease) from prior period..........................  39.2%
       as a percentage of Net Sales.....................................  34.4%
     . Operating Expenses............................................... $125.2
       % increase/(decrease) from prior period..........................  47.6%
       as a percentage of Net Sales.....................................  21.1%
     . Operating Earnings...............................................  $71.3
       % increase/(decrease) from prior period..........................  21.3%
       as a percentage of Net Sales.....................................  12.0%
     . Net Other (Income) Expense.......................................  $(2.2)
       % increase/(decrease) from prior period..........................  69.2%
       as a percentage of Net Sales.....................................   0.4%
     . Earnings Before Income Tax Expense...............................  $56.8
       % increase/(decrease) from prior period..........................  12.3%
       as a percentage of Net Sales.....................................   9.6%
     . Income Tax Expense...............................................  $21.3
       % increase/(decrease) from prior period..........................  12.7%
       as a percentage of Net Sales.....................................   3.6%
     . Net Earnings.....................................................  $35.5
       % increase/(decrease) from prior period..........................  12.0%
       as a percentage of Net Sales.....................................   6.0%

Allocations

   Applied Power provides certain general and administrative services to APW Ltd. including administration, finance, legal, tax, treasury, information systems, corporate communications and human resources. The amounts allocated to APW Ltd., excluding one-time items are as follows (in millions):

           Years Ended August 31,                                   Six Months Ended February
      --------------------------------------------                  --------------------------------------------
      1997            1998                   1999                   28, 1999                   29, 2000
      ----            ----                   ----                   --------                   --------
      7.1             9.8                    7.4                      3.7                        3.7

   The cost for these services was allocated to APW Ltd. by Applied Power based upon a formula that includes sales, operating profit, assets and headcount. Management of Applied Power believes that the allocation of cost for these services is reasonable. After the Distribution, APW Ltd. will be required to perform these general and administrative services using its own resources or purchased services and will be responsible for the costs and expenses associated with the management of a public company.

   Applied Power's historical practice has been to incur indebtedness for its consolidated businesses at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Accordingly, historical amounts for APW Ltd. include debt and related interest expense allocated from Applied Power based on the portion of Applied Power's investment in APW Ltd. which is deemed to be debt. This allocation is generally based upon a cash flow model which details the historical uses of debt proceeds by APW Ltd. and the deemed debt repayments by APW Ltd. based on free cash flow. Management believes that the allocation of corporate debt and related interest expense for the historical periods is reasonable. This historical allocation, however, is not indicative of the total amount of debt that APW Ltd. will have upon completion of Applied Power's realignment of its consolidated debt before the Distribution. See "Unaudited Pro Forma Combined Financial Statements" of APW Ltd. for further discussion of APW Ltd. debt levels after the Distribution.

   The allocation methodology followed in preparing the combined financial statements may not necessarily reflect the results of operations, cash flows, or financial position of APW Ltd. in the future, or what the results would have been had APW Ltd. been a separate stand-alone public entity for all periods presented.

   The following table displays total Applied Power debt and interest expense along with APW Ltd.'s allocated share of those items recorded in the accompanying Combined Financial Statements:

                                  Years Ended August   Six Months   Six Months
                                         31,             Ended        Ended
                                 -------------------- February 28, February 29,
                                  1997   1998   1999      1999         2000
                                 ------ ------ ------ ------------ ------------
                                                  ($ millions)
   Applied Power--Total Debt.... $174.6 $512.6 $808.7    $876.4       $795.3
     Allocated to APW Ltd.......  119.9  367.8  728.8     715.7        680.8
   Applied Power--Net Financing
    Costs.......................   16.2   28.5   63.9      29.4         28.4
     Allocated to APW Ltd.......    9.5   16.6   52.9      23.6         23.6

 Six Months Ended February 29, 2000 Compared to Six Months Ended February 28,
 1999

   Net Earnings. Net earnings for the first half of fiscal 2000 were $8.9 million. Excluding one time items recorded in fiscal 2000, net earnings were $12.3 million, an increase of 12% over the $11.0 million in the prior year first half. The one-time items in fiscal 2000 relate to (i) a $2.2 million allocated pre-tax charge, $1.4 million after-tax, related to costs incurred associated with the Distribution and costs to incorporate APW Ltd. in Bermuda; and (ii) a $2.1 million after-tax extraordinary charge related to a make-whole premium paid in connection with the early retirement of the $50.0 million senior promissory notes due March 8, 2011. The senior promissory notes were issued by an Electronics entity, therefore, the entire extraordinary charge was allocated to APW Ltd.

   Net Sales. Sales for the six months ended February 29, 2000 were $566.2 million, an increase of 10% over the $513.2 million reported in the comparable prior year period. Foreign currency translation had a negative effect of $17.6 million, or 3%, on reported fiscal 2000 first half sales versus the first half of last year. Acquisitions contributed approximately $27.0 million to the first half of fiscal 2000 sales, which primarily represents an additional month of sales in fiscal 2000 from fiscal 1999 due to the acquisition of Rubicon in October 1999. Internal growth contributed to the balance of, and the majority of the change. Price changes have not had a significant impact on the comparability of sales for the first half of fiscal 2000 over the first half of fiscal 1999.

   Gross Profit. Fiscal 2000 first half gross profit dollars increased by 7% over the comparable prior year period from $139.9 million to $149.7 million. As a percentage of net sales, gross profit declined from 27% in the prior year first half to 26% in the current year half. As compared to the prior year period, both the increase in gross profit dollars and the decline in gross profit as a percentage of sales were a result of lower margin integration business accounting for a greater percentage of total revenues.

   Engineering, Selling and Administrative Expenses. Fiscal 2000 first half engineering, selling and administrative expenses were $0.4 million or 0.5% higher than the reported first half of fiscal 1999. ESA expenses have remained relatively flat despite an additional $3.4 million of ESA expenses being incurred from businesses acquired since or during the first half of fiscal 1999, offset almost entirely by initiatives APW Ltd. has put in place to aggressively manage spending levels across APW Ltd. In total, ESA expenses were reduced to 16% of net sales for the current year six months ended compared to 18% for the prior year six months ended. The reduction was the result of the continued efforts discussed above to manage spending levels throughout APW Ltd., along with the incremental growth of integration business, which typically has a lower percentage of ESA expenses to sales.

   Historical ESA expenses include an allocation of Applied Power's corporate general and administrative expenses based upon estimated levels of effort devoted to APW Ltd. and the relative size of APW Ltd. compared to Applied Power's total revenues, operating profit, assets and employee headcount. Management believes that the allocation of Applied Power's corporate general and administrative expense for the historical periods is reasonable. APW Ltd. expects that costs for these general corporate type functions will differ following the Distribution. See "Allocations" above for further discussion of ESA expenses allocated to APW Ltd. from Applied Power.

   Amortization of Intangible Assets. Amortization expense for the first six months of fiscal 2000 was higher than that reported for the first six months of fiscal 1999 due to the acquisitions made during and subsequent to the first half of fiscal 1999, which include Innovative, Metalade and one additional month of amortization for Rubicon.

   Corporate Reorganization Expense. In the second quarter of fiscal 2000, Applied Power allocated to APW Ltd. $2.2 million of fees and expenses associated with the Distribution and incorporation of APW Ltd. in Bermuda. Those fees and expenses represent APW Ltd.'s allocated portion of legal, accounting, tax and investment banking fees incurred through February 29, 2000 for services related to the transactions.

   Operating Earnings. Operating profit margin remained flat for the first half of fiscal 2000 compared to the first half of fiscal 1999.

   Net Financing Costs. For the first six months of fiscal 2000, net financing costs included a $3.3 million allocated portion of a pre-tax gain related to the unwinding of interest rate swap agreements in conjunction with final debt payments. The interest rate swap agreements were unwound by Applied Power in the second quarter of fiscal 2000 and a portion of the associated gain was allocated to APW Ltd. Excluding the interest rate swap gains, net financing costs for the six months ended February 29, 2000 increased over the comparable prior year period primarily as a result of additional borrowings incurred to finance acquisitions completed during and subsequent to the first half of fiscal 1999, coupled with higher interest rates in effect during the current year period. See "Allocations" above for further discussion of net financing costs allocated to APW Ltd. from Applied Power.

   Income Tax Expense. APW Ltd.'s effective tax rate for the first half of fiscal 2000 was 42.1%, compared to 32.9% in the first half of fiscal 1999. The goodwill and subsequent amortization expense recorded as a result of most of APW Ltd.'s acquisitions is non-deductible for tax purposes. In addition, the effective tax rate increased between periods due to a change in the mix of domestic and foreign income. The effective tax rate was higher than the statutory rate in both periods primarily as a result of state income taxes and non-deductible amortization of goodwill, offset by net effects of foreign tax rates and credits.

   Management believes that APW Ltd.'s effective tax rate should decrease significantly once APW Ltd. becomes a Bermuda corporation.

   Extraordinary Charge. The fiscal 2000 first half results include a $2.1 million after-tax extraordinary charge related to a make-whole premium paid in connection with the early retirement of the $50.0 million senior promissory notes of a business unit of APW Ltd. due March 8, 2011.

Liquidity and Capital Resources

 Cash Flows

                                            Six months ended  Six months ended
                                            February 28, 1999 February 29, 2000
                                            ----------------- -----------------
                                                       (in millions)
Cash Provided By (Used In)
  Operating activities.....................      $   4.7           $  7.3
  Investing activities.....................       (399.9)           (28.6)
  Financing activities.....................        396.7              6.2

   Cash and cash equivalents totaled $0.3 million at February 29, 2000 and $2.9 million at February 28, 1999. In order to minimize net financing costs, the Company intentionally maintains low cash balances by using available cash to reduce short-term bank borrowings.

   Net cash generated from operations, after considering non-cash items and changes in operating assets and liabilities, increased between periods due to a temporary decrease in working capital.

   Net cash used in investing activities totaled $28.6 million for the first half of fiscal 2000. Investing activities included $18.1 million for capital expenditures and $10.7 million for business acquisitions and investments in unconsolidated affiliates.

   Financing activities in the first six months of fiscal 2000 included $52.3 million of net cash investments by and advances from Applied Power, offset by $45.3 million of net principal payments on long-term debt, the majority of which being the $50.0 million of senior promissory notes, due March 8, 2011, plus the $3.3 million make-whole premium paid for the early retirement of the promissory notes. In addition, $12.5 million of additional borrowings were drawn on a United Kingdom revolver.

 Capitalization

                                                           Percentage of Total
                                  Total Capitalization       Capitalization
                                 ----------------------- -----------------------
                                 August 31, February 29, August 31, February 29,
                                    1999        2000        1999        2000
                                 ---------- ------------ ---------- ------------
                                               ($'s in millions )
Total Debt......................   $728.8      $680.8        80%         73%
Total Equity....................    172.8       236.6        19%         26%
Deferred Income Taxes...........      8.1         8.1         1%          1%
                                   ------      ------       ---         ---
    Total.......................   $909.7      $925.5       100%        100%
                                   ======      ======       ===         ===

   See "Allocations" for discussion of Applied Power debt allocated to APW
Ltd.

   "Total equity" in APW Ltd.'s combined financial statements includes "Combined equity" which represents Applied Power's cumulative net investment in the combined businesses of APW Ltd. and its subsidiaries. Changes in "Combined equity" represent the net income (loss) of APW Ltd. and its subsidiaries, net cash and noncash contributions from (distributions to) Applied Power, changes in allocated corporate debt and allocated corporate interest, net of tax. "Total Equity" also includes "Accumulated Other Comprehensive Income" which represents foreign currency translation adjustments.

   Outstanding debt at February 29, 2000 totaled $680.8 million, a decrease of approximately $48.0 million since the beginning of the fiscal year. Net repayments of debt of approximately $45.3 million, offset by additional debt incurred to fund the Metalade acquisition, contributed to this decrease.

   To reduce risk of interest rate increases, APW Ltd. will periodically enter into interest rate swap agreements. Currently, APW Ltd.'s interest rate swap activity is not significant.

 Capital Commitments

   During the next several years, a significant portion of APW Ltd.'s cash flow is expected to be used to fund business acquisitions, to fund capital expenditures and to service indebtedness. APW Ltd. periodically evaluates electronics businesses for potential investment, consistent with its strategic objectives. Management intends that any acquisition which requires significant funding would be financed using APW Ltd.'s bank facilities and, depending upon market conditions, APW Ltd.'s common stock.

   APW Ltd. estimates that capital expenditures aggregating approximately $40.0 million will be required during fiscal 2000 to complete equipment, facility and information technology upgrade and expansion projects. Certain commitments have been made in connection with those projects.

 Liquidity

   In March 2000, APW Ltd. began to take initial steps to obtain financing on a stand-alone basis, in order to operate as an independent company from Applied Power. Prior to the Distribution, APW Ltd. expects to enter into multi-currency revolving credit facilities with a group of banks. In addition, APW Ltd. intends to establish short-term lines of credit and a receivable financing facility with a variety of banks. Applied Power believes that both for APW Ltd. and for API/Actuant, future credit facilities or other borrowings, plus funds generated from operations, will be adequate to meet operating, debt service and capital expenditure requirements for the foreseeable future.

   Before the Distribution occurs, Applied Power intends to initiate a realignment of its debt. The debt realignment contemplates allocating to APW Ltd. the remaining Applied Power debt balance outstanding after payment of Distribution transaction costs, the payment of estimated Federal Income Tax in connection with incorporating APW Ltd. in Bermuda, the receipt of proceeds from the anticipated divestiture of Air Cargo Equipment Company and Barry Wright Corporation (both included in Applied Power's Industrial Business), the payment of charges and expenses in repurchasing Applied Power's existing $200 million senior subordinated notes, the completion of sale-leaseback transactions and the additional allocation of approximately $392 million of debt to API/Actuant. This debt realignment will significantly reduce the amount of debt that is currently being allocated to APW Ltd. from Applied Power.

 Fiscal 1999 Compared to fiscal 1998 Compared to Fiscal 1997

   Net Sales. Fiscal 1999 sales increased $462.1 million, or 78%, over fiscal 1998. The acquisition of Rubicon and Innovative in fiscal 1999 and inclusion of a full year sales of the Vero, AA Manufacturing, PMP, PTI, Premier and Brown locations acquired in fiscal 1998 contributed $427.8 million in sales in fiscal 1999. Exclusive of acquisitions and the adverse impact of the stronger dollar on reported sales, sales increased 7% in fiscal 1999. Fiscal 1999 sales growth resulted from the continued expansion of the size, territory and content of APW Ltd.'s enclosure product lines, partially offset by lower thermal management product sales as these lines were refocused on the higher growth telecommunications market. Fiscal 1998 sales, excluding acquisitions and net of the negative impact of the stronger US Dollar, grew 18% primarily as a result of the continued expansion of end user electronics markets in the US and Europe.

                                                                   Percentage
                                                                  Change from
                                                  Sales            Prior Year
                                          ---------------------- ----------------
                                           1997   1998    1999   1997  1998  1999
                                          ------ ------ -------- ----  ----  ----
                                               ($ millions)
   Geographic Sales
     North America....................... $334.4 $461.0 $  576.0  32%   38%   25%
     Europe and other....................   40.9  132.2    479.3 359%  223%  263%
                                          ------ ------ -------- ---   ---   ---
       Total............................. $375.3 $593.2 $1,055.3  43%   58%   78%
                                          ====== ====== ======== ===   ===   ===

   APW Ltd. does business in many different geographic regions and is subject to various and diverse economic conditions. Fiscal 1999 North American sales grew 25% primarily due to acquisitions made in the prior fiscal year and internal growth. An improved economic environment in North America and the effect of acquisitions combined to increase fiscal 1998 North American sales 38% over 1997.

   European sales volume in fiscal 1999 more than doubled due primarily to the September 1998 acquisition of Rubicon and a full year of sales for the VERO businesses acquired in fiscal 1998, both of which are concentrated in the U.K. and continental Europe. European sales grew 223% in fiscal 1998 compared to 1997. The combination of the VERO acquisition, which contributed $53.9 million, along with strong internal growth accounted for fiscal 1998 growth. Sales in Asia and Latin America were approximately 1% of total net sales for fiscal 1999, 1998 and 1997.

   Gross Profit. Gross profit increased 50% in fiscal 1999 to $291.8 million compared to the $194.1 million in fiscal 1998. Excluding a one-time charge of $10.1 million to write off obsolete inventory in fiscal 1998 (See further discussion below under Merger, Restructuring and Other Non-recurring Items), gross profit increased 43% in fiscal 1999 from $204.2 million in fiscal 1998. Fiscal 1998 gross profit increased 32% to $194.1 million from the $146.7 million in fiscal 1997. Excluding the fiscal 1998 inventory write-off, gross profit increased 39% over fiscal 1997. The increases in gross profit dollars for both years were primarily a result of the increases in sales volume discussed above.

   Gross profit as a percentage of sales has declined in each of the last two years, reflecting APW Ltd.'s aggressive move from primarily technical environments and standard products into lower-margin electronic enclosures and systems integration during the past three years. APW Ltd. believes that the electronic enclosure and integration markets offer APW Ltd. significant growth opportunities. The lower gross margins associated with the enclosure and integration markets, as compared to APW Ltd.'s historic average, are partially offset by lower ESA expenses to relative sales.

   Engineering, Selling and Administrative Expenses. Fiscal 1999 ESA of $188.0 million increased $62.8 million, or 50%, over the 1998 prior year, exclusive of fiscal 1998 one-time charges. As a percentage of sales and exclusive of one-time charges in fiscal 1998, ESA declined to 18% in fiscal 1999 from 21% and 23% in fiscal years 1998 and 1997, respectively. The fiscal 1999 and 1998 declines in ESA expense as a percent of sales were due primarily to acquisitions of electronic enclosure and electronic integration businesses, which have a lower ratio of ESA expenses to sales. It is APW Ltd.'s goal to continually identify ways to be more cost efficient, allowing APW Ltd. to reduce operating costs as a percent of sales. In addition to variable selling expenses, ESA expenses have increased as a result of acquisitions, product development programs and expenditures to support expansion of APW Ltd. and geographic expansion into emerging markets.

   Fiscal 1998 ESA expenses includes $1.4 million in allocated one-time charges relating to a number of initiatives, including the ZERO merger, the ZERO headquarters closing and the rationalization of manufacturing facilities and infrastructure to further integrate acquired companies into the Electronics Business. These fiscal 1998 restructuring initiatives are further described below under Merger, Restructuring and Other Non-Recurring Items.

   Historical ESA expenses include an allocation of Applied Power's corporate general and administrative expenses based on estimated levels of effort devoted to APW Ltd. and the relative size of APW Ltd. compared to Applied Power's total revenues, operating profit, assets and employee headcount. Management believes that the allocation of Applied Power's corporate general and administrative expense for the historical periods is reasonable. APW Ltd. expects that costs for these corporate type functions will differ following the Distribution. See "Allocations" above for further discussion of ESA expenses allocated to APW Ltd. from Applied Power.

   Amortization of Intangible Assets. The fiscal 1999 increase in amortization expense was primarily a result of the acquisition of Rubicon in September 1998 and a full year of amortization expense for acquisitions completed during fiscal 1998. The fiscal 1998 increase in amortization expense resulted from the acquisition of

VERO, Brown, PTI, Product, AA and PMP during the 1998 fiscal year, combined with a full year of amortization expense on Hormann and C Fab which were acquired during fiscal 1997.

   Merger, Restructuring and Other Non-Recurring Items. In the fourth quarter of fiscal 1998, APW Ltd. recorded merger, restructuring and other one-time charges of $21.1 million after-tax. The pre-tax charges of $27.9 million related to costs associated with the ZERO merger, various plant and infrastructure consolidations, and other cost reduction and product rationalization efforts of APW Ltd. With the exception of approximately $3.3 million in reserves relating primarily to long-term lease commitments and other contractual obligations, no accrued restructuring reserves remained at August 31, 1999. The following table summarizes the manner in which merger, restructuring and other non-recurring items were recorded in APW Ltd.'s fiscal 1998 Combined Statement of Earnings and how those charges were allocated from Applied Power.

                                                                        Total
                                                                       Original
                                   Charge    Allocation of Fiscal 1998 Applied
                                 Related to    Corporate    APW Ltd.    Power
                                 Electronics    Charge       Charge     Charge
                                 ----------- ------------- ----------- --------
                                                  ($ millions)
   Cost of products sold........    $10.1        $--          $10.1     $25.8
   Engineering, selling and
    administrative expense......      --          1.4           1.4       8.9
   Amortization of intangible
    assets......................      --          --            --        5.1
   Restructuring charges........      8.9         2.3          11.2      20.3
   Merger related expenses......      --          5.2           5.2       9.3
                                    -----        ----         -----     -----
     Operating Earnings.........    $19.0        $8.9          27.9      69.4
                                    =====        ====
   Less: Income tax benefit.....                                6.8      16.8
                                                              -----     -----
     Net Earnings...............                              $21.1     $52.6
                                                              =====     =====

   On July 31, 1998, a newly created subsidiary of Applied Power merged into ZERO Corporation after shareholder approval of both companies. All fees and expenses related to the ZERO merger and to the integration of the combined companies have been expensed as required under the pooling of interests method of accounting. Total fees and expenses amounted to $15.9 million and are included in the above $27.9 million pre-tax charge recorded in the fourth quarter of fiscal 1998. This total includes merger transaction costs of approximately $5.2 million related to legal, accounting and financial advisory services. The remaining $10.7 million reflects costs associated with organizational realignment, closure of ZERO headquarters, facility consolidation, a change in estimate of a receivable valuation and the write-off of obsolete inventory due to conforming of product lines.

   It is APW Ltd.'s strategy to become the premier, global electronic enclosure manufacturer. In line with that strategy, APW Ltd. completed eleven electronic enclosure acquisitions in fiscal 1998 and 1997, operating 34 facilities in 11 countries at August 31, 1998. As a result of this rapid expansion into the electronic enclosure business, there were significant rationalization and integration opportunities within and between the acquired businesses. In late fiscal 1998, APW Ltd. formalized a plan to eliminate redundancies and streamline operations within these acquired businesses. These rationalization efforts include consolidating three facilities into one in the northeastern United States, the consolidation of production of several product lines between facilities, standardization of design and development functions, and other organizational realignments. As a result of this plan, APW Ltd. recorded $7.1 million for related charges, including provisions for costs associated with employee severance and provisions for long-term lease commitments on closed facilities. APW Ltd. completed the planned reorganization of its acquired companies in fiscal 1999.

   Also in late fiscal 1998, APW Ltd. initiated aggressive programs to eliminate or reduce product lines and items which were not generating sufficient economic return. The programs include the elimination of slow moving or marginal products and the entire exit of less productive product lines. As a result of these programs, APW Ltd. recorded a $4.9 million charge to cost of products sold for the write-off of obsolete inventory. APW Ltd.'s product line initiatives were materially completed by the end of fiscal 1999.

   In total, the charges discussed above included $8.9 million for severance payments for a reduction of approximately 190 employees.

   Operating Earnings. Operating profit margin increased to 8% for fiscal 1999 compared to 7% for fiscal 1998. Operating profit margin was 16% for fiscal 1997. Excluding one-time charges discussed above, operating profit margin decreased to 8% for fiscal 1999 compared to 12% for fiscal 1998. Fiscal 1998 operating profit margin, exclusive of one-time charges, decreased 4% from the fiscal 1997 operating profit margin. The decrease in operating profit margin between periods is a result of APW Ltd. expanding into the integrated electronic enclosures market where operating margins are not as large as those generated by the technical environment and standard product markets. This decrease in operating profit margin is offset by continued efforts to manage spending levels throughout APW Ltd.

   Net Financing Costs. Net financing costs for fiscal 1999 and 1998 increased over the comparable prior year periods primarily as a result of additional borrowings incurred to finance acquisitions completed during and subsequent to the previous fiscal years, coupled with a higher weighted average interest rate during fiscal 1999. See "Allocations" above for further discussion of Net Financing Costs allocated to APW Ltd. from Applied Power.

   Other--Net. Other--Net includes foreign exchange gains and losses, gains and losses on the sale of fixed assets as well as other miscellaneous, non-operating income and expenses. In fiscal 1998, APW Ltd. recognized an allocated portion of gain on the sale of a ZERO corporate property totaling $5.5 million and an allocated portion of gain from proceeds on a ZERO life insurance policy of $1.0 million.

   Income Tax Expense. APW Ltd.'s effective income tax rate was 35.8%, 48.3% and 37.4% in fiscal 1999, 1998 and 1997, respectively. The effective income tax rate for fiscal 1998 was largely impacted by the current non-deductibility of the one-time charges recorded in the fourth quarter. Excluding the one-time items, the fiscal 1998 effective income tax rate was 37.7%. The goodwill and subsequent amortization expense recorded as a result of most of Applied Power's acquisitions is non-deductible for tax purposes.

Liquidity and Capital Resources

 Cash Flows

                                                      Fiscal  Fiscal   Fiscal
                                                       1997    1998     1999
                                                      ------  -------  -------
                                                          (in millions)
Cash Provided By (Used In)
  Operating activities............................... $ 25.4  $  56.7  $  75.9
  Investing activities...............................  (93.1)  (314.0)  (435.3)
  Financing activities...............................   74.6    249.3    373.7

   In order to minimize interest expense, APW Ltd. intentionally maintains low cash balances and uses available cash to reduce short-term bank borrowings. Cash and cash equivalents increased $13.7 million in fiscal 1999 as compared to a decrease of $7.8 million in fiscal 1998 and an increase of $7.2 million in fiscal 1997.

   The increase in cash flow from operating activities during fiscal 1999 over fiscal 1998 resulted primarily from a higher level of earnings before non-cash depreciation and amortization expenses. In addition, reductions in working capital provided a source of cash during fiscal 1999. The increase in cash provided by operations in fiscal 1998 over fiscal 1997 was also a result of increased operating earnings before non-cash charges, combined with further reductions in working capital.

   Fiscal 1999 uses for investing included $401.9 million for acquisitions, primarily Rubicon, and a $43.0 million use for capital expenditures, partially offset by $9.6 million in proceeds from the sale of assets. Fiscal 1998 included uses of $290.3 million to fund acquisitions and $31.6 million to fund capital expenditures. Investing activities in fiscal 1997 included $77.0 million for acquisitions and $17.7 million for capital expenditures.

   Net cash investments by and advances from Applied Power make up the majority of financing activities for fiscal 1997, 1998 and 1999. Proceeds from the financing of trade receivables provided $7.7 million, $14.3 million and $37.1 million for fiscal 1997, 1998 and 1999, respectively. Additionally, in fiscal 1998, APW Ltd. used $17.8 million of cash to fund the obligations of two ZERO employee benefit programs as a result of APW Ltd.'s merger with ZERO. Fiscal 1999 financing activities also included $24.0 million of principal payments on long-term debt assumed in the VERO and Rubicon acquisitions.

 Capitalization

                                                      Total       Percentage of
                                                 Capitalization       Total
                                                   August 31,    Capitalization
                                                 --------------- ---------------
                                                  1998    1999    1998    1999
                                                 ------- ------- ------- -------
                                                     ($'s in
                                                    millions)
Total Debt...................................... $ 367.8 $ 728.8     67%     80%
Total Equity....................................   172.7   172.8     32%     19%
Deferred Income Taxes...........................     7.0     8.1      1%      1%
                                                 ------- ------- ------- -------
    Totals...................................... $ 547.5 $ 909.7    100%    100%
                                                 ======= ======= ======= =======

   Outstanding debt totaled $367.8 million and $728.8 million at August 31 of each of fiscal 1998 and 1999, respectively. Net increase in borrowings in both fiscal 1998 and 1999 primarily reflects incremental borrowings to fund acquisitions (see Business Combinations discussion above).

   See the Combined Statements of Equity and Comprehensive Income contained elsewhere in this Information Statement for a description of factors affecting equity.

New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires that an entity recognize derivative instruments, including certain derivative instruments embedded in other contracts, as either assets or liabilities and measure those instruments at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. In July 1999, the FASB issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133," which delays the effective date of SFAS No. 133 by one year. As a result, SFAS No. 133 will be effective for APW Ltd.'s 2001 fiscal year. Adoption of SFAS No. 133 is not expected to have a material effect on APW Ltd. based on its current derivative and hedging activities.

Year 2000 Considerations

   In prior years, Applied Power had executed an action plan to ensure that its computer systems are capable of processing the periods for the Year 2000 and beyond. This action plan was completed in late calendar year 1999. As a result of those planning and implementation efforts, Applied Power experienced no significant disruptions in mission critical information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date change. While no disruption has developed as of the date of this filing, Year 2000 problems may still surface throughout calendar year 2000. Applied Power will continue to monitor its mission critical computer applications and those of its suppliers and vendors throughout the calendar year 2000 to ensure that any latent year 2000 matters that arise may be addressed promptly.

European Economic Monetary Union

   On January 1, 1999, eleven of the European Union countries (including eight countries where APW Ltd. operations are located) adopted the Euro as their single currency, resulting in fixed conversion rates between their existing currencies ("legacy currencies") and the Euro. The Euro trades on currency exchanges and is available for non-cash transactions. Following the introduction of the Euro, the legacy currencies remain legal tender in the participating countries during the transition through January 1, 2002. Beginning on January 1, 2002, the European Central Bank will issue Euro-denominated bills and coins for use in cash transactions. On or before July 1, 2002, the participating countries will withdraw all legacy bills and coins and use the Euro as their legal currency.

   APW Ltd.'s various operating units located in Europe which are affected by the Euro conversion intend to maintain their books in their respective legacy currency through a portion of the three year introductory period. At this time, APW Ltd. does not expect the reasonably foreseeable consequences of the ongoing Euro conversion to have material adverse effects on APW Ltd.'s business, operations or financial condition.

Inflation

   No meaningful measures of inflation are available because APW Ltd. has a significant number of operations which operate in countries with diverse rates of inflation and currency rate movements.

Environmental Compliance

   APW Ltd. has facilities in a number of geographic locations that are subject to a range of environmental laws and regulations. Compliance with these laws has and will require expenditures on a continuing basis. Predecessor to APW Ltd. have been identified by the United States Environmental Protection Agency as "Potentially Responsible Parties" regarding various multi-party Superfund sites. Potentially responsible parties are jointly and severally liable with respect to Superfund site remediation liabilities. Any liability in connection with these sites has been assumed by APW Ltd. Based on our investigations, we believe that we are a de minimis participant in certain of these sites. As to one other site, we are a minor participant, and our share of estimated cleanup costs is not likely to exceed $1.4 million. As to another EPA site where we are not a de minimis participant, the state has required us to conduct additional ground water testing at our former manufacturing facility, and we cannot reasonably estimate the amount of our liability, if any. In addition, we are also involved in other state cleanup actions for which we believe the aggregate cost of remediation are adequately reserved for.

   APW Ltd. anticipates that environmental costs will be expensed or capitalized depending on their future economic benefits. Expenditures that have no future economic value will be expensed. Liabilities will be recorded when enviornmental remediation is probable and the costs can be reasonably estimated. Environmental expenditures over the last three years for APW Ltd. have not been material. Although the level of future expenditures for environmental remediation is impossible to determine with any degree of certainty, in our opinion these costs are not likely to have a material adverse effect on our financial position, results of operations or cash flows. Environmental remediation accruals of $2.1 million and $2.8 million were included in the Combined Balance Sheets for APW Ltd. and its subsidiaries at August 31, 1998 and 1999, respectively.

Quantitative and Qualitative Disclosures About Market Risk

   APW Ltd. is exposed to market risk from changes in foreign exchange and interest rates and, to a lesser extent, commodities. To reduce these risks, APW Ltd. selectively uses financial instruments. All hedging transactions are authorized and executed pursuant to clearly defined policies and procedures, which strictly prohibit the use of financial instruments for trading purposes.

   A discussion of APW Ltd.'s accounting policies for derivative financial instruments is included in Note 2--"Summary of Significant Accounting Policies" in Notes to the Combined Financial Statements. In addition, quantitative disclosure relating to financial instruments is included in Note 9--"Debt."

   Currency Risk--APW Ltd. and its subsidiaries have significant international operations. In most instances, APW Ltd.'s products are produced at manufacturing facilities located near the customer. As a result, significant volumes of finished goods are manufactured in countries for sale into those markets. For goods purchased from other Company affiliates, APW Ltd. denominates the transaction in the functional currency of the producing operation.

   APW Ltd. has adopted the following guidelines to manage its foreign exchange exposures:

     (i) increase the predictability of costs associated with goods whose purchase price is not denominated in the functional currency of the buyer;

     (ii) minimize the cost of hedging through the use of naturally offsetting positions (borrowing in local currency), netting, pooling; and

     (iii) where possible, sell product in the functional currency of the producing operation.

   APW Ltd.'s identifiable foreign exchange exposures result primarily from the anticipated purchase of product from affiliates and third-party suppliers along with the repayment of intercompany loans with foreign subsidiaries denominated in foreign currencies. APW Ltd. periodically identifies naturally occurring offsetting positions and expects that it may from time to time purchase hedging instruments to protect against anticipated exposures. APW Ltd.'s financial position is not materially sensitive to fluctuations in exchange rates as any gains or losses on foreign currency exposures are generally offset by gains and losses on underlying payables, receivables and net investments in foreign subsidiaries.

   Interest Rate Risk--APW Ltd. expects that it may from time to time enter into interest rate swaps to stabilize financing costs by minimizing the effect of potential interest rate increases on floating-rate debt in a rising interest rate environment. Under these agreements, APW Ltd. contracts with a counter party to exchange the difference between a fixed rate and a floating rate applied to the notional amount of the swap. The differential to be paid or received on interest rate swap agreements is accrued as interest rates change and is recognized in net income as an adjustment to interest expense. Gains relating to terminations of qualifying hedges are deferred and recognized in income at the same time as the underlying hedged transactions.

   Commodity Prices--APW Ltd. and Applied Power are exposed to fluctuation in market prices for steel. Therefore, APW Ltd. has established a program for centralized negotiation of steel prices. This program allows APW Ltd. to take advantage of economies of scale as well as to strive to reduce pricing. All business units are able to purchase steel under this arrangement. In general, the contracts lock steel pricing for 18 months and enable APW Ltd. to pay less if market prices fall.

Recent Developments

   On May 23, 2000, Applied Power Inc. announced its intention, on behalf of its APW Ltd. subsidiary, to acquire the shelter business for housing telecom equipment from Ericsson. A shelter is a large walk in enclosure generally used for housing and protecting telecommunications equipment. Fabricated from steel, aluminum, or fiberglass these shelters are designed for ease of fabrication and assembly while meeting rigorous requirements for thermal performance weather proofing and security. APW Ltd believes the shelters would complement the existing enclosures by offering another solution for the telecom market place and expand APW Ltd's breadth of offerings. APW Ltd intends to seek preferred status with telecom customers, if it completes the transaction. Because the proposed transaction is subject to ongoing due diligence, and no definitive agreements have been executed, there can be no assurance that the acquisition will be completed or, if it is completed, that the terms will be favorable to APW Ltd.

               FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS

   This Information Statement contains statements relating to future results of APW Ltd. and its subsidiaries. Those statements, which are not historical facts, are "forward-looking statements" that involve risks and uncertainties. The terms "anticipate", "believe", "estimate", "expect", "objective", "plan", "project" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to inherent risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that may cause actual results or events to differ materially from those contemplated by such forward-looking statements include, without limitation, general economic conditions and market conditions in the computer, semiconductor, telecommunication, and electronic industries in North America, Europe and, to a lesser extent, Asia, market acceptance of existing and new products, successful integration of acquisitions, competitive product and pricing pressures, foreign currency risk, interest rate risk, the Company's ability to access capital markets, and other factors that are set forth under "Risk Factors" in this Information Statement and those that may be referred to in APW Ltd.'s reports filed with the Securities and Exchange Commission from time to time.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   All of APW Ltd.'s outstanding stock is currently owned by Applied Power. The following table sets forth the projected, pro forma beneficial ownership of APW Ltd.'s shares immediately following the Distribution. This information is based upon holdings as of March 31, 2000, by each executive officer of APW Ltd. named in the Summary Compensation Table below and by APW Ltd. executive officers and directors as a group. With regard to options, the following table assumes a one-to-one conversion in connection with the Distribution. The actual number of APW Ltd. options issued will depend upon the price of APW Ltd. common stock and API/Actuant common stock shortly before the Distribution. Briefly stated, shares are deemed to be beneficially owned by any person or group who has the power to vote or direct the vote or the power to dispose or direct the disposition of such shares, or who has the right to acquire beneficial ownership thereof within 60 days. To the knowledge of the Company, no one is likely to be the beneficial owner of more than 5% of APW Ltd.'s common stock immediately following the Distribution.

                                                Amount and Nature of   Percent
      Beneficial Owner                         Beneficial Ownership(1) of Class
      ----------------                         ----------------------- --------
      Richard G. Sim..........................        1,514,579(2)       3.8%
      William J. Albrecht.....................          185,197(3)         *
      Gustav H.P. Boel........................           51,697(4)         *
      Joseph T. Lower.........................                0            *
      Richard D. Carroll......................            8,275(5)         *
      All Executive Officers and Directors as
       a Group (12 persons)...................        2,060,175(6)       4.9%

--------
*Less than 1%.
(1) Unless otherwise noted, the specified persons have sole voting power and/or dispositive power over the shares shown as beneficially owned.

(2) Includes options to purchase 900,342 shares exercisable currently or within 60 days of March 31, 2000, 5,110 shares allocated to Mr. Sim's Savings Plan account and 18,710 shares held by a custodian for Mr. Sim's children (with respect to which Mr. Sim disclaims beneficial ownership). Excludes 187,201 deferred shares received upon exercise of options in 1998 and 1999 pursuant to Applied Power's option deferral program which represent the right to receive an equivalent number of shares of common stock at the end of the deferral period.

(3) Includes options to purchase 174,150 shares exercisable currently or within 60 days of March 31, 2000 and 8,352 shares allocated to Mr. Albrecht's Savings Plan account and 2,000 shares held by his spouse. Excludes 8,036 deferred shares received upon exercise of options in 1999 pursuant to the deferral program which represent the right to receive an equivalent number of shares of common stock at the end of the deferral period.

(4) Includes options to purchase 41,100 shares exercisable currently or within 60 days of March 31, 2000 and 2,317 shares allocated to Mr. Boel's Savings Plan account.

(5) Includes options to purchase 5,200 shares exercisable currently or within 60 days of March 31, 2000 and 475 shares allocated to Mr. Carroll's Savings Plan account.

(6) Includes options to purchase 1,148,842 shares exercisable currently or within 60 days of March 31, 2000, 15,779 shares allocated to executive officers' Savings Plan accounts, 256,452 shares held by certain trusts with respect to which certain officers have voting and dispositive power and 18,710 shares owned by family members of the directors and executive officers (beneficial ownership of which is, in certain instances, disclaimed). Excludes 195,237 deferred shares received upon exercise of options pursuant to Applied Power's deferral program which represent the rights to receive an equivalent number of shares of common stock at the end of the deferral period.

   The beneficial ownership information set forth above, and below under "Election of Directors", is based on information furnished by the specified persons or known to APW Ltd. and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Information Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

                            MANAGEMENT OF APW LTD.

Directors

   The following table sets forth the names, principal positions, ages and stock ownership of the persons who are expected to serve as APW Ltd.'s directors following the Distribution. Each of these persons will serve as director until their term ends, subject to their earlier death, resignation or removal.

                                                         Common Stock
                                                    Beneficially Owned at
                                                        March 31, 2000
                                                    ---------------------------
                                           Director  Number of        Percent
Name and Principal Position            Age  Since     Shares          of Class
---------------------------            --- -------- -------------    ----------
Class for election in 2001
Peter Douglas........................   44   2000               0            *
 General Manager of ATI International
 SRL (Barbados subsidiary of supplier
 of 3Dgraphics and multimedia
 technology for personal computers
 and consumer electronics)

L. Dennis Kozlowski..................   53   1994          15,000(1)         *
 Chairman of the Board, President and
 Chief Executive Officer, Tyco
 International Ltd. (manufacturer of
 disposable and specialty products,
 fire and safety services, flow
 control, and electrical and
 electronic components)

Richard G. Sim.......................   55   1985       1,514,579(2)       3.8%
 Chairman of the Board, President and
 Chief Executive Officer,
 APW Ltd.

Class for election in 2002
Jack L. Heckel.......................   68   1993          20,000(3)         *
 Retired President and Chief
 Operating Officer, GenCorp. Inc.
 (manufacturer of aerospace and
 defense, polymer and automotive
 products)

Gerald McGoey........................   51   2000               0            0
 President, Jolian Investments
 Limited (Toronto based investment
 firm)

Class for election in 2003
John J. McDonough....................   63   1996          21,000(4)         *
 Vice Chairman and Chief Executive
 Officer, Newell Rubbermaid Inc.
 (manufacturer of consumer products);
 President and Chief Executive
 Officer, McDonough Capital Company
 LLC (venture capital investment
 firm)

John Ziemniak........................   45   2000               0            0
 Managing Partner at Mentor
 International (privately owned U.K
 consultancy serving the telecom, IT
 and media markets)

--------
*Less than 1%.

(1) Includes options to purchase 13,000 shares exercisable currently or within 60 days of March 31, 2000.

(2) Includes options to purchase 900,342 shares exercisable currently or within 60 days of the Record Date, 5,110 shares allocated to Mr. Sim's Savings Plan account and 18,710 shares held by a custodian for Mr. Sim's children (with respect to which Mr. Sim disclaims beneficial ownership). Excludes 187,201 deferred shares received upon exercise of options in 1998 and 1999 pursuant to the Company's deferral program which represent the right to receive an equivalent number of shares of common stock at the end of the deferral period.

(3) Includes options to purchase 15,000 shares exercisable currently or within 60 days of March 31, 2000.

(4) Includes options to purchase 9,000 shares exercisable currently or within 60 days of March 31, 2000.

   All of the directors have held the positions with Applied Power or other organizations shown in the above table during the past five years, except that
(i) Jack L. Heckel was President and Chief Operating Officer of GenCorp. Inc. from January 1987 through December 1993; and (ii) John J. McDonough was Chairman of SoftNet Systems, Inc. from July 1995 through July 1997 and also served as its Chief Executive Officer from September 1996 through July 1997, Vice Chairman of DENTSPLY International Inc. from February 1995 through October 1995, and Vice Chairman and Chief Executive Officer of DENTSPLY International Inc. from June 1993 through February 1995.

   Jack L. Heckel is a director of WD-40 Co., Inc. and Advanced Tissue Sciences, Inc. L. Dennis Kozlowski is a director of Tyco International Ltd. and RJR Nabisco Holdings Corp. John J. McDonough is a director of Newell Rubbermaid Inc. and CGW Southeast Fund. Richard G. Sim is a director of IPSCO Inc. and Oshkosh Truck Corporation.

Committees of the Board of Directors

   The Audit Committee of the board of directors of APW Ltd., entirely composed of independent directors: (i) will review the scope and timing of the audit of APW Ltd.'s financial statements by its independent auditors; (ii) will review with the independent accountants, and with management, policies and procedures with respect to internal auditing and financial and accounting controls; and (iii) will review with the independent accountants their reports on APW Ltd.'s financial statements and recommendations they make for improvements in APW Ltd.'s internal controls and the implementation of those recommendations.

   The Compensation Committee of the board of directors of APW Ltd. will determine the compensation of APW Ltd.'s executive officers, award bonuses to such key management personnel as the Committee selects and administer APW Ltd.'s stock incentive plans.

   The Nominating Committee of the board of directors of APW Ltd. will seek qualified persons for the position of director to recommend to the entire board of directors. In carrying out its responsibilities, the Nominating Committee will consider candidates suggested by other directors, employees and shareholders.

Directors' Compensation

   Directors who are compensated as employees of APW Ltd. will receive no additional compensation for service as directors.

   The board of directors and compensation committee of APW Ltd. have not yet established any formal compensation policies, so their actual compensation is not yet certain. However, management believes that APW Ltd. is likely to establish policies similar to those of Applied Power. If it does so, each director of APW Ltd. who is not an employee of APW Ltd. or its subsidiaries will be paid an annual retainer of approximately $19,000 for serving on the board of directors and an attendance fee of approximately $1,000 for each board of directors meeting and committee meeting attended.

   While not yet adopted, it is anticipated that each non-employee director also receives an option grant each year to purchase shares of common stock under the APW Ltd. 2000 Outside Directors' Stock Option Plan (the "2000 Directors Plan"). The 2000 Directors Plan is intended to promote the growth and development of the Company by providing incentives for non-employee directors of the Company through the grant to such directors of nonqualified stock options to acquire shares of common stock. There is no discretion as to the amount or timing of options to be granted, which are fixed by the terms of the 2000 Directors Plan. The exercise price at which shares may be purchased under each option is equal to the fair market value of the shares on the date of grant. Options are not exercisable until eleven months after the date of grant and then become fully exercisable, in whole or in part, at any time prior to their expiration or termination. Unless earlier exercised or terminated, the expiration date of each option granted under the 2000 Directors Plan is ten years and one day after the date of grant.

   APW Ltd. intends to register the offering of options under the 2000 Directors Plan.

Other Executive Officers

   APW Ltd. also has the following additional executive officers: Richard D. Carroll joined Applied Power as Corporate Controller in 1996 and was appointed Treasurer and Controller in 1998 and stayed in such position until 1999. In 1999, Mr. Carroll served as Financial Leader--APW Electronics and in January 2000 became Vice President--Finance and Controller. Mr. Carroll was previously employed with the Northwest Indiana Water Company as its Vice President/Controller during 1995.

   Anthony W. Asmuth III is a partner in the law firm of Quarles & Brady LLP, Milwaukee, Wisconsin, having joined that firm in 1989. Quarles & Brady LLP performs legal services for the Company and certain of its subsidiaries. Mr. Asmuth had previously served as Secretary of the Company from 1986 to 1993 and from 1994 to the present.

   Each officer is appointed by the Board of Directors and holds office until he resigns, dies, is removed or a different person is appointed to the office. The Board of Directors generally appoints officers at its meeting following the Annual Meeting of Shareholders.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table sets forth compensation awarded to, earned by or paid to APW Ltd.'s Chief Executive Officer and individuals who are expected to be APW Ltd.'s next four most highly compensated executive officers ("named executive officers") based on their compensation by Applied Power during fiscal 1999, except that the table sets forth the current base compensation rate of Joseph T. Lower. During this period, the named executive officers were compensated in accordance with Applied Power's plans and policies.

                                                             Long-Term
                                                             Compensa-
                                                            tion Awards
                                                            -----------
                                                            Securities  All Other
                                               Other Annual Underlying  Compensa-
                                               Compensation  Options/     tion
 Name and Principal Position   Salary   Bonus      (1)      SARs (#)(2)  ($)(3)
 ---------------------------   ------- ------- ------------ ----------- ---------
 Richard G. Sim..............  662,977 120,000      -0-       100,000    18,640
  Chairman, President and
  Chief Executive Officer

 William J. Albrecht.........  290,964  75,600    5,796        90,000    17,720
  Senior Vice President--
  Americas (4)

 Gustav H.P. Boel............  243,078 155,000      -0-        64,000    20,581
  Senior Vice President--
  Europe & Asia (5)

 Joseph T. Lower.............  185,000     -0-      -0-        60,000       -0-
  Vice President--Finance and
  Business Development
 Richard D. Carroll..........  145,192  70,680    5,027         7,500     7,425
  Vice President--Finance

--------
(1) Consists entirely of interest paid on the Deferred Plan.
(2) Consists entirely of stock options.
(3) These amounts represent: (a) Applied Power's Savings Plan matching contributions as follows: Mr. Sim--$2,625, Mr. Albrecht--$2,625, Mr. Boel--$2,625, Mr. Lower--$0 and Mr. Carroll--$2,625; (b) Company allocations under the Savings Plan as follows: Mr. Sim--$4,800, Mr. Albrecht--$4,800, Mr. Boel--$4,800, Mr. Lower--$0 and Mr. Carroll--$4,800;
    and (c) premiums paid by the Company for split-dollar life insurance as follows: Mr. Sim--$11,215, Mr. Albrecht--$10,295, Mr. Boel--$13,156, Mr.
    Lower--$0 and Mr. Carroll--$0.
(4) Effective November 3, 1998, Mr. Albrecht's title was changed to Senior Vice President and in May 1999, Mr. Albrecht became Senior Vice President--Electronics and in February 2000 Senior Vice President-- Americas.
(5) Effective November 3, 1998, Mr. Boel's title was changed to Vice President and in May 1999, Mr. Boel became Senior Vice President--Industrial and in February 2000 Senior Vice President--Europe and Asia.

Option/SAR Grants in Last Fiscal Year

   The following table sets forth information concerning stock option grants to purchase Applied Power common stock pursuant to Applied Power's stock option plan during the last fiscal year to the named executive officers except for Joseph T. Lower, which represents a grant in March 2000. No stock appreciation rights ("SARs") were granted in fiscal 1999.

                                     Individual Grants
                         -----------------------------------------
                                     Percent                       Potential Realizable
                                     of Total                        Value at Assumed
                         Number of   Options/                         Annual Rates of
                         Securities    SARs                             Stock Price
                         Underlying Granted to Exercise              Appreciation for
                          Options/  Employees  or Base                Option Term(3)
                            SARs    in Fiscal   Price   Expiration ---------------------
      Name               Granted(#)  Year(1)    ($/Sh)   Date(2)       5%($)      10%($)
      ----               ---------- ---------- -------- ---------- ---------- ----------
Richard G. Sim..........  100,000      15.5%    27.719   11/03/08  $1,743,200 $4,417,600
William J. Albrecht.....   30,000       4.6%    27.719   11/03/08     522,960  1,325,280
                           60,000       9.3%   24.6875   06/01/09     931,550  2,360,731
Gustav H.P. Boel........   24,000       3.7%    27.719   11/03/08     418,376  1,060,247
                           40,000       6.2%   24.6875   06/01/09     621,033  1,573,821
Joseph T. Lower.........   60,000       --     27.3438    3/20/10   1,031,782  2,614,739
Richard D. Carroll......    7,500       1.2%   27.7190    11/3/08     130,742    331,327

--------
(1) Based on stock option grants for an aggregate of 646,230 shares made to all Applied Power employees during the fiscal year ended August 31, 1999 except for Joseph T. Lower, which is based upon a grant in March 2000.
(2) Unless earlier terminated, options expire ten years from the date of grant and generally become exercisable as to half of the shares granted two years after the date of grant and fully exercisable five years after the date of grant. In the event of a change-in-control of Applied Power, the Compensation Committee may either provide for equivalent substitute options to be granted to the optionees or a cash-out of the options based on the highest fair market value per share of Applied Power common stock during the 60-day period immediately preceding the change-in-control. Optionees who earn more than $100,000 per year may elect to defer receipt of option shares upon exercise of an option. Throughout the deferral period, the deferred shares are credited with "deemed dividends" at the same rate as dividends paid on Applied Power common stock. At the end of the deferral period, such accumulated cash dividend equivalent amounts are converted into shares of common stock and distributed with the shares of common stock issued to settle the optionee's deferred share account.
(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the common stock price.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

   The following table sets forth information for each of the named executive officers concerning Applied Power options exercised during fiscal 1999 and the number and value of stock options outstanding at the end of fiscal 1999. No SARs are outstanding.

                                                       Number of
                                                       Securities
                                                       Underlying     Value of Unexercised
                                                      Unexercised         In-the-Money
                                                    Options/SARs at      Options/SARs at
                                                   Fiscal Year-End(#) Fiscal Year-End($)(2)
                            Shares                 ------------------ ---------------------
                         Acquired on     Value      Exer-   Unexer-     Exer-     Unexer-
      Name               Exercise (#) Realized ($) cisable cisable(1)  cisable   cisable(1)
      ----               ------------ ------------ ------- ---------- ---------- ----------
Richard G. Sim..........    68,000(3)  1,498,122   875,342  239,100   18,426,193 1,603,700
William J. Albrecht.....    12,000(4)    256,124   166,750  132,400    3,433,166   845,030
Gustav H.P. Boel........       --            --     34,500   97,700      595,906   593,213
Joseph T. Lower.........       --            --        --    60,000          --     69,372
Richard D. Carroll......       --            --      3,900   14,000       58,088    79,884

--------
(1) Represents unvested options at the end of fiscal 1999.

(2) Based on the August 31, 1999, $30.625 closing price of the Applied Power common stock on the New York Stock Exchange at the end of the fiscal year except with regard to Mr. Lower, for which the March 31, 2000 closing price of $28.50 was used.
(3) Options exercised for 68,000 shares under Applied Power's option deferral program. In connection therewith, Mr. Sim attested to the ownership of 20,755 shares of common stock in lieu of delivering such shares in payment of the option exercise price and has been allocated 47,245 deferred shares of common stock.
(4) Options exercised for 12,000 shares under Applied Power's option deferral program. In connection therewith, Mr. Albrecht attested to the ownership of 3,964 shares of common stock in lieu of delivering such shares in payment of the option exercise price and has been allocated 8,036 deferred shares of common stock.

Stock Options and the Impact of the Distribution

   In connection with Distribution, APW Ltd. will adopt its own option plan and a plan for APW Ltd.'s directors. The APW Ltd. employees and directors who have options to purchase shares of Applied Power common stock at the time of the Distribution will have their existing Applied Power stock options converted to APW Ltd. stock options. The number of shares covered by the APW Ltd. stock options and the exercise price for the stock options will be adjusted so that the value of the APW Ltd. common stock covered by the stock options, based upon the APW Ltd. and API/Actuant common stock price immediately prior to Distribution, and the aggregate exercise price for the APW Ltd. and API/Actuant stock options, will be equivalent to the existing values of the former Applied Power stock options. This adjustment will result in an increase in the number of shares covered by the options and a reduction in the exercise price per share, although the aggregate value of the shares and the aggregate exercise price for the adjusted APW Ltd. options will be equivalent to the former Applied Power Inc. stock options. The adjustment will not affect the other terms of the stock options or cause the options to become exercisable. APW Ltd. intends to register the offering of securities for the option plan on a Form S-8.

APW Ltd. 2000 Stock Option Plan

   APW Ltd. expects to adopt the APW Ltd. 2000 Stock Plan (the "Stock Plan"). While the Stock Plan has not been adopted, management of APW Ltd. intends to suggest that the Board and the Compensation Committee consider the grant of one time options which would vest if specified performance standards (to be established) are met. Such grants could vary in size up to the maximum of 750,000 per eligible employee. The Board has not met and considered this request. Under the Stock Plan, incentive stock options, nonqualified stock options and restricted stock (each, an "Award") may be granted to any regular salaried employee of APW Ltd. or a subsidiary of APW Ltd. who, in the sole opinion of the compensation committee, contributes significantly to the growth and success of APW Ltd. or a subsidiary. This includes employees who are members of the board of directors, but excludes directors who are not employees of APW Ltd. or any of its subsidiaries. Eligible participants in the Stock Plan are referred to as "Eligible Employees."

   The total number of shares of common stock available for issuance under the Stock Plan may not exceed five million (5,000,000) shares, although no Eligible Employee may be granted an Award or Awards covering more than seven-hundred fifty thousand (750,000) shares of common stock in any calendar year. These stock thresholds are subject to adjustment in the event of a stock split, stock distribution or other capital event, as described in the Stock Plan. Shares available for an Award under the Stock Plan may be either authorized but unissued or reacquired shares of common stock. Shares subject to, but not issued under, an option which expires, terminates, is cancelled or forfeited for any reason under the Stock Plan and shares of restricted stock which have been forfeited before the grantee has received any benefit of ownership (such as dividends) shall again become available for the granting of Awards under the Stock Plan.

   The Stock Plan will be administered by the compensation committee of the board of directors of APW Ltd. (the "Committee"). The Committee shall be constituted so as to permit the Stock Plan to comply with the provisions of
Section 162(m) of the Code and to afford Stock Plan participants an exemption for Stock Plan transactions pursuant to Rule 16b-3 under the Securities Exchange Act of 1934. The Committee will be empowered to adopt such rules, regulations and procedures and take such other action as it deems necessary or proper for administration of the Stock Plan, including any modification, extension or renewal of any option granted thereunder. The Committee will have the authority to interpret the provisions of the Stock Plan, which interpretations shall be final and conclusive. Specifically, the Committee will be empowered, subject to any contrary provisions of the Stock Plan, to designate the persons to whom Awards shall be granted, to grant Awards in such form and amount as the Committee shall determine, to impose such limitations, restrictions and conditions upon any such Award as the Committee shall deem appropriate, and to waive in whole or in part any limitations, restrictions or conditions imposed upon any such Award as the Committee shall deem appropriate. The board of directors may also amend, modify, suspend or terminate the Stock Plan from time to time; provided, however, that no such action can be taken without shareholder approval if required by applicable law. Furthermore, subject to the terms and conditions of the Stock Plan, the Committee may modify, extend or renew outstanding Awards granted under the Stock Plan, accept the surrender of outstanding options (to the extent not theretofore exercised), reduce the exercise price of outstanding options and authorize the granting of new options in substitution therefor (to the extent not theretofore exercised); provided, however, that no such modification of an Award (either directly or through modification of the Stock Plan) shall, without the consent of the grantee, alter or impair any rights of the grantee under the Award.

  Stock Options

   Stock Options ("Options") may be granted to Eligible Employees at any time as determined by the Committee (subject to the volume limitations set forth above). Options granted under the Stock Plan may be either "Incentive Stock Options" under Section 422 of the Code or options that are not intended to qualify as Incentive Stock Options ("Nonqualified Stock Options"). Each Option must be evidenced by an agreement between APW Ltd. and the grantee which must contain the terms and conditions required by the Stock Plan and such other terms and conditions not inconsistent therewith as the Committee may deem appropriate.

   The exercise price of an Option granted under the Stock Plan will be determined by the Committee; provided, however, that in the case of an Incentive Stock Option, the exercise price may not be less than 100% of the Fair Market Value of the common stock (as defined in the Stock Plan) when the Option is granted; and provided further that the Committee may only grant a Nonqualified Stock Option with an exercise price of less than 100% of the Fair Market Value of the common stock on the condition that the grantee makes a cash payment to APW Ltd. on the date of grant of at least the difference between the Fair Market Value and the option price (i.e., the sum of the cash payment and the exercise price must be equal to or in excess of the Fair Market Value of the common stock on the date of grant).

   For purposes of the Stock Plan, an Option will be considered as having been granted on the date on which the Committee authorizes its grant (unless the Committee has designated a later grant date). Options granted under the Stock Plan may be exercisable at such times and subject to such restrictions and conditions as the Committee in each instance approves, but no Option may be exercisable until at least six months have elapsed from the date of grant (except in the case of death or disability) or prior to shareholder approval of the Stock Plan. Furthermore, the period of exercisability of an Incentive Stock Option may not exceed 10 years from the date the Option is granted and no Option may be treated as an Incentive Stock Option unless the grantee exercises the Option while employed by APW Ltd. (or a subsidiary) or within three months after termination of employment, unless such termination is caused by death or disability, in which case the optionee has one year after such termination within which to exercise.

   An Option may be exercised in whole or in part from time to time as specified in the Option agreement by the grantee giving a written notice of exercise to APW Ltd. specifying the number of shares to be purchased, accompanied by payment in full of the exercise price. The exercise price may be paid either (i) in cash, (ii) by check, or (iii) with the approval of the Committee, through delivery of shares of common stock which have been beneficially owned by the grantee, the grantee's spouse or both of them for a period of at least six months prior to the exercise ("Delivered Stock"), or
(iv) through a combination of cash and Delivered Stock. Delivered Stock is valued at its Fair Market Value as of the date of the exercise. The holder of an Option shall not have any rights as a shareholder with respect to the shares subject to the Option until certificates evidencing such shares are delivered to him or her.

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   Special provisions will be contained in the Stock Plan covering a merger, consolidation or reorganization of APW Ltd. with another corporation in which APW Ltd. is not the surviving corporation. In that circumstance, the Committee may, subject to the approval of the Board of Directors of APW Ltd. or the Board of Directors of any corporation assuming the obligations of APW Ltd. under the Stock Plan, take action regarding each outstanding unexercised option to either (i) substitute on an equitable and economically equivalent basis an appropriate number of shares of the surviving corporation for the shares of common stock covered by the Option, or (ii) cancel the Option and provide for a payment to the optionee of an amount equal to the cash value of the Option (determined in accordance with the provisions of the Stock Plan). In addition, the Stock Plan permits Options to be granted to new Eligible Employees who become such as a result of APW Ltd.'s acquisition of property or stock from an unrelated corporation in substitution for options granted to such Eligible Employees by their former employer.

  Restricted Stock

   The Committee, at any time, may grant Awards of restricted stock under the Stock Plan; provided, however, that no more than 150,000 shares of restricted stock may be granted in the aggregate during any calendar year. The Committee may condition the grant of restricted stock upon the attainment of specified levels of revenue, earnings per share, net income, return on assets, return on sales, customer satisfaction, stock price, costs, individual performance measures or such other factors or criteria as the Committee shall determine. The provisions of various restricted stock Awards need not be identical; provided, however, that such restricted stock Awards shall be subject to the following terms and conditions: (i) until all applicable restrictions lapse, the grantee shall not be permitted to sell, assign, transfer, pledge, or otherwise encumber the shares of restricted stock; (ii) the grantee shall have all of the rights of a shareholder of APW Ltd. with respect to the shares of restricted stock (including the right to vote the shares and the right to receive any cash dividends); (iii) unless otherwise provided in the applicable restricted stock agreement or pursuant to (iv) below, all shares of restricted stock shall be forfeited by the grantee upon termination of employment; (iv) in the event of a hardship or other special circumstances under which a grantee's employment is involuntarily terminated (other than for cause), the Committee may waive in whole or in part any or all remaining restrictions attendant to shares of restricted stock held by such grantee; (v) upon the lapse of all applicable restrictions, unlegended certificates for such shares shall be delivered to the grantee; and (vi) each Award shall be subject to the terms of a restricted stock agreement. All grantees of restricted stock shall be issued a certificate in respect of such shares, registered in such grantee's name and bearing an appropriate legend. In its discretion, the Committee may require that the certificates evidencing such shares of restricted stock be held in custody by APW Ltd. until the restrictions thereon have lapsed.

  Term of Stock Plan

   The Stock Plan will terminate 10 years after its effective date, except as to Awards then outstanding, which Awards shall remain in effect until they have been exercised, the restrictions have lapsed or the Awards have expired or been forfeited.

  General Terms

   APW Ltd. may require, as a condition to the exercise of an Option or the issuance of an unrestricted stock certificate, that the grantee concurrently pay to APW Ltd. any taxes which APW Ltd. is required to withhold by reason of such exercise or lapse of restrictions. Such payment may be made either in cash or, at the discretion of the Committee, and subject to all applicable rules and regulations, through shares of Delivered Stock or shares of stock withheld from the Award having a Fair Market Value equal to the amount of the tax obligation. No Award granted under the Stock Plan shall be transferable by a grantee other than by will or the laws of descent and distribution; provided, however, that the Committee, in its discretion but in accordance with Internal Revenue Service guidance, may grant Nonqualified Stock Options that are transferable, without payment of consideration, to family members of the grantee or to trusts or partnerships for such family members.

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  Federal Tax Consequences


   An Eligible Employee realizes no taxable income at the time an Option is granted under the Stock Plan. An Eligible Employee generally realizes no taxable income at the time of an Award of restricted stock, so long as the restricted stock is not vested. Stock is vested for this purpose if it is either transferable or is not subject to a substantial risk of forfeiture.

   With regard to Incentive Stock Options, no income is recognized by an Eligible Employee upon transfer to him of shares pursuant to his exercise of an Incentive Stock Option. In order to avail himself of this tax benefit, the Eligible Employee must make no disposition of the shares so received before he has held such shares for at least one year and at least two years have passed since he was granted the Option. Assuming compliance with this and other applicable tax provisions, an Eligible Employee will realize long-term capital gain or loss when he disposes of his shares, measured by the difference between the exercise price and the amount received for the shares at the time of disposition. If an Eligible Employee disposes of shares acquired by exercise of an Incentive Stock Option before the expiration of the above-noted periods, any amount realized from such disqualifying disposition will be taxable as ordinary income in the year of disposition to the extent the lesser of (a) the Fair Market Value of the shares on the date the Option was exercised, or (b) the amount realized upon such disposition, exceeds the exercise price. Any amount realized in excess of the Fair Market Value on the date of exercise is treated as long-term or short-term capital gain, depending upon the holding period of the shares. If the amount realized upon such disposition is less than the exercise price the loss will be treated as long-term or short-term capital loss, depending upon the holding period of the shares. For purposes of the alternative minimum tax, the Eligible Employee shall recognize income upon the transfer of shares to him pursuant to the exercise of an Incentive Stock Option in an amount equal to the difference between the Fair Market Value of the shares at the time of exercise and the exercise price.

   With regard to Nonqualified Stock Options, ordinary income generally is realized by the Eligible Employee at the time of his exercise of an Option. The amount of income is generally equal to the difference between the exercise price and the Fair Market Value of the shares on the date of exercise. Tax withholding is currently required on such income. When an Eligible Employee disposes of shares acquired upon the exercise of a Nonqualified Stock Option, any amount received in excess of the Fair Market Value of the shares on the date of exercise will be treated as long-term or short-term capital gain, depending upon the holding period of the shares, and if the amount received is less than the Fair Market Value of the shares on the date of exercise, the loss will be treated as long-term or short-term capital loss, depending upon the holding period of the shares.

   With regard to restricted stock, ordinary income is realized by an Eligible Employee at the time that such restricted stock vests. The amount of income is generally equal to the excess of the Fair Market Value of the shares at the time of vesting over the purchase price for such shares, if any. Tax withholding is required on such income. When an Eligible Employee disposes of restricted stock, any amount received in excess of the Fair Market Value of the shares on the date of vesting will be treated as long-term or short-term capital gain, depending upon the holding period of the shares, and if the amount received is less than the Fair Market Value on the date of vesting, the loss will be treated as long-term or short-term capital loss, depending on the holding period of the shares. Dividends paid on restricted stock which has not vested and which has not been the subject of an election under Section 83(b) of the Code are treated as compensation income. Section 83(b) of the Code permits the Eligible Employee to elect, not more than 30 days after the date of grant of the restricted stock, to include as ordinary income the difference between the Fair Market Value of the restricted stock on the date of grant and the purchase price of the restricted stock, if any. If no Section 83(b) election is made, then the ordinary income inclusion occurs on the date the restricted stock becomes vested and the amount of such inclusion will be the spread between the Fair Market Value of the restricted stock and the purchase price for the restricted stock at the time of vesting, if any.

   If an Eligible Employee pays the exercise price of an Option by tendering other vested shares then owned by the Eligible Employee, the difference between the Fair Market Value and adjusted basis of the tendered shares will not produce a taxable gain or loss to the Eligible Employee; however, the Eligible Employee's tax basis for

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an equal number of acquired shares will be the same as the Eligible Employee's tax basis for the tendered shares. The remaining acquired shares will have an original tax basis equal to the sum of the amount paid in cash, if any, plus any amount that the optionee is required to recognize as income as a result of the exercise of the Option.

   No deduction will be allowed to APW Ltd. for federal income tax purposes at the time of the grant or exercise of any Incentive Stock Option. At the time of a disqualifying disposition by an Eligible Employee, APW Ltd. will be entitled to a deduction for the amount taxable to the Eligible Employee as ordinary income. APW Ltd. will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the Eligible Employee is considered to have realized ordinary income in connection with the exercise of a Nonqualified Stock Option and the grant of restricted stock, assuming compliance with Section 162(m) of the Code.

APW Ltd. 401(k) Plan

   APW Ltd. will adopt a tax-qualified defined contribution retirement plan (the "401(k) Plan") for its employees. The 401(k) Plan will allow participants to reduce their taxable income by making voluntary contributions on a "pre-tax" basis in an amount representing a fixed percent of their defined compensation, not to exceed 19%, subject to certain Internal Revenue Code limitations. Participants will also be allowed to make additional contributions not to exceed 5% of their defined compensation on an after-tax basis, subject to certain limitations. Plan participants will have the ability to self-direct their contributions into various investment funds.

   APW Ltd. intends to provide a matching contribution on the pre-tax contributions by employees equal to the first $300 of pre-tax annual contributions, plus an additional 25% of the pre-tax annual contributions between $300 and 6% of compensation. In addition, APW Ltd. intends to make a "core" contribution to the accounts of eligible participants equal to 3% of compensation for the plan year, subject to certain limitations. Employees must be employed at plan year end and must have 1,000 or more hours of service in the plan year to be eligible for the employer contributions. All employer contributions will be invested in an APW Ltd. stock fund. However, participants who are age 50 or older and are fully vested will be eligible to invest one-half of their employer contributions into any of the investment funds available under the 401(k) Plan.

   Participants will be immediately vested in their pre-tax and after-tax contributions. Vesting in the employer contributions will be based upon years of credited service. Benefits from employer contributions will be 50% vested after three years of credited service and 100% after five years of credited service.

   Plan benefits are generally distributed to participants upon termination of employment. However, plan loans will be available to plan participants under certain circumstances. In addition, participants will be permitted hardship distributions under the 401(k) Plan.

   APW Ltd. will create a trust to fund the benefits payable pursuant to the 401(k) Plan. The trust will be maintained as part of a plan qualified pursuant to Code Section 401(a) and will be exempt from federal tax pursuant to Code
Section 501(a).

APW Ltd. Employee Stock Purchase Plan

   APW Ltd. intends to adopt an employee stock purchase plan for its employees. The plan will permit eligible employees to acquire APW Ltd. common stock with payroll deductions. If specified performance objectives are achieved, the employees will receive a 10% discount on the purchase price. The amount of any discount will be includible in employees' taxable income and be deductible by APW Ltd.

Future Compensation of Executive Officers

   The board of directors of APW Ltd. and its compensation committee have not yet met and established any formal policies concerning compensation of executive officers of APW Ltd. Nevertheless, management believes the board of directors is likely to develop guidelines similar to those of Applied Power. If so, it is likely that the

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compensation committee will seek to establish a total value of each executive's pay package approximately equal to the competitive median for like positions in companies of similar size and type. However, it is likely that the mix of compensation may be somewhat atypical. It is likely that cash compensation will be set at a lower level than the median (in recent years Applied Power's salary standards were targeted at approximately 95% of the market median and target bonuses were set at approximately 70% of the market median). Stock incentives, on the other hand, are likely to be generally set above the median for other companies in order to bring the total compensation opportunity to a level competitive with others in the marketplace. This general approach to compensation mix, though varied in certain circumstances when the compensation committee in its discretion concludes it is appropriate to do so, is designed to encourage the executive's continued focus on building shareholder value and align the interests with the shareholders.

                     DESCRIPTION OF APW LTD. CAPITAL STOCK

   The following summary is a description of the material terms of our common stock. Because this is a summary, it may not contain all of the information that is important to you. It is subject in all respects to the applicable provisions of Bermuda law and of our constituent documents. We have filed our memorandum of association and bye-laws as exhibits to this Information Statement.

Authorized Capital Stock

   Under our memorandum of association, our authorized share capital is $3,000,000, divided into:

  . 250,000,000 shares of common stock, par value $0.01 per share, of which immediately after the Distribution approximately 39.1 million shares will be outstanding and additional shares will be subject to employee options (the actual number will be determined only after the Distribution Date and cannot yet be determined); and

  . 50,000,000 shares of preferred stock, par value $0.01 per share, of which only the shareholder rights (and the Class A Subordinated Preferred Stock) associated with the common stock will be outstanding immediately after the Distribution. See "Summary of Rights Plan," below.

Common Stock

   Voting Restrictions. Each share of our common stock generally is entitled to one vote on all matters properly coming before the shareholders. However, APW Ltd.'s bye-laws include provisions that limit the voting rights of certain large shareholders under certain circumstances in a manner comparable to
Section 180.1150 of the Wisconsin Business Corporation Law, which currently applies to Applied Power. Pursuant to APW Ltd.'s bye-laws, the voting power of shares, including shares issuable upon conversion of convertible securities or upon the exercise of options or warrants, held by a person (including persons acting as a group) in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of the shares in excess of 20%, unless shareholders of APW Ltd., by a two-thirds vote, approve full restoration of the voting power of the shares at a shareholders meeting. This restriction does not apply to shares acquired directly from APW Ltd. or in certain specified transactions.

   Amendments to the voting reallocation and transfer restriction provisions of our bye-laws require both the approval of our board of directors and approval of shareholders holding at least 75% of the votes of all outstanding shares of common stock.

   These voting and transfer restrictions could make it difficult for any person or group of persons acting in concert, other than some existing owners, to acquire control of APW Ltd.

   Distributions. Holders of common stock are treated equally with respect to all distributions to our shareholders.

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Preferred Stock

   As noted above, we have authorized 50,000,000 shares of preferred stock, par value $0.01 per share. As of the date of the Distribution, we will have no shares of preferred stock issued and outstanding other than the shareholder rights described below.

   Our board of directors is authorized to:

  . issue shares of preferred stock in one or more series;

  . establish the number of shares in each series; and

  . fix the designations, powers, preferences and rights of each series and the qualifications, limitations or restrictions of each series.

   Each time that we issue a new series of preferred stock, we will file with the SEC a definitive certificate of designations of the preferred stock. In addition, we will specify the particular amount, price and other terms of that new series. These terms will include:

  . the designation of the title of the series;

  . dividend rates;

  . redemption provisions, if any;

  . special or relative rights in the event of liquidation, dissolution, distribution or winding up of APW Ltd.;

  . sinking fund provisions, if any;

  . whether the preferred stock will be convertible into our common stock or any other of our securities or exchangeable for securities of any other person;

  . voting rights, if any; and

  . any other preferences, privileges, powers, rights, qualifications, limitations and restrictions, not inconsistent with our bye-laws.

   The shares of any series of preferred stock will be, when issued, fully paid and non-assessable. The holders of the preferred stock will not have preemptive rights.

   Ranking. Each new series of preferred stock will rank with respect to each other series of our preferred stock as specified in the certificate of designation relating to that new series of preferred stock.

   Dividends. Holders of each new series of preferred stock will be entitled to receive cash dividends or dividends in kind, if declared by our board of directors out of funds legally available for dividends. For each series of preferred stock, we will specify:

  . the dividend rate;

  . whether the dividend rate will be fixed or variable or both;

  . the dates of distribution of the cash dividends; and

  . whether the dividends on any series of preferred stock will be cumulative or non-cumulative.

   Conversion and Exchange of Preferred Stock. We will determine the terms and other provisions, if any, on which shares of the new series of preferred stock are convertible into shares of our common stock.

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   Redemption. We will determine for each new series of preferred stock:

  . whether that new series will be redeemable at any time, in whole or in part, at our option or at the option of the holder of the shares of preferred stock;

  . whether that new series will be subject to mandatory redemption under a sinking fund or on other terms; and

  . whether to have redemption prices.

   Liquidation Preference. Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive:

  . distributions upon liquidation in the amount provided in the certificate of designation of that series of preferred stock; plus

  . any accrued and unpaid dividends.

   These payments will be made to holders of preferred stock out of our assets available for distribution to shareholders before any distribution is made on any securities ranking junior to the preferred stock regarding liquidation rights.

   After payment of the full amount of the liquidation preference to which they are entitled, the holders of each series of preferred stock will not be entitled to any further participation in any distribution of our assets.

   Voting Rights. The holders of shares of any series of preferred stock will have no voting rights except as indicated in the certificate of designation relating to that series or as required by law.

   Transfer Agent and Registrar. We will determine the transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each new series of preferred stock.

Summary of Rights Plan

   The board of directors of APW Ltd. intends to declare a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock at its July 17, 2000 meeting. Each Right entitles the registered holder to purchase from APW Ltd. one one-ten thousands of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Preferred Shares"), of APW Ltd. at a price to be determined (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between APW. Ltd. and Firstar Bank, N.A., as Rights Agent (the "Rights Agent").

   Triggering Events. Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (subject to certain exceptions) (an "Acquiring Person") have acquired beneficial ownership of 15% or more of the outstanding common stock or (ii) 10 business days (or such later date as may be determined by action of the board of directors prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding common stock (the earlier of such dates being called the "Rights Distribution Date"), the Rights will be evidenced, with respect to any of the common stock certificates outstanding as of the Record Date, by the common stock certificates with a copy of a Summary of Rights Plan attached thereto.

   The Rights Agreement provides that, until the Rights Distribution Date, the Rights will be transferred with and only with the common stock. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), new common share certificates issued after the Record Date, upon transfer or new issuance of common stock, will contain a notation incorporating the Rights Agreement by reference. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for common stock, outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights Plan being attached thereto, will also constitute the transfer of the Rights associated with the common stock represented by the certificate. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the common stock as of the close of business on the Rights Distribution Date and thereafter the separate Right Certificates alone will evidence the Rights.

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   The Rights are not exercisable until the Rights Distribution Date. The
Rights will expire on July 17, 2010 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by APW Ltd., in each case, as described below.

   Adjustment Provisions. The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (2) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares or (3) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

   With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% of such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-ten thousands of a Preferred Share, which may, at the election of APW Ltd., be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

   The number of outstanding Rights and the number of one one-ten thousands of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, amalgamations or combinations of the common stock occurring, in any such case, prior to the Rights Distribution Date.

   Dividends, Liquidation and Voting. Preferred Shares purchasable upon exercise of the Rights are not redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 10,000 times the dividend declared per common share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share plus an amount equal to accrued and unpaid dividends thereon but will be entitled to an aggregate payment of 10,000 times the payment made per Common Share. Each Preferred Share will have 10,000 votes, voting together with the common stock. Finally, in the event of any merger, amalgamation or other transaction in which common stock is exchanged, each Preferred Share will be entitled to receive 10,000 times the amount received per common share. These rights are protected by customary antidilution provisions.

   Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-ten thousands interest in a Preferred Share purchasable upon exercise of each Right holds approximately the value of one common share.

   Until a Right is exercised, the holder thereof, as such, will have no rights as a Shareholder of APW Ltd., including, without limitation, the right to vote or to receive dividends.

   Flip-Over Provision. In the event that (1) any person becomes an Acquiring Person or (2) during any time that there is an Acquiring Person, there shall be a reclassification of securities or a recapitalization or reorganization of APW Ltd. or other transaction or series of transactions involving APW Ltd. which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of APW Ltd. or any of its subsidiaries beneficially owned by the Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of common stock having a market value of two times the exercise price of the Right. In the event that, after a person or a group has become an Acquiring Person, APW Ltd. is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold or transferred (subject to certain exceptions), proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of the transaction will have a market value of two times the exercise price of the Right.

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   At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding common stock and prior to the acquisition by such person or group of 50% or more of the outstanding common stock, the board of directors of APW Ltd. may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one common share per Right (subject to adjustment).

   Redemption Provisions. At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding common stock, the board of directors of APW Ltd. may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

   Amendment Provisions. The terms of the Rights may be amended by the board of directors of APW Ltd. without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than (1) the greater of the sum of .001% and the largest percentage of the outstanding common stock then known to APW Ltd. to be beneficially owned by any person or group of affiliated or associated persons, and (2) 10%. In addition the board may modify the Expiration Date, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

Transfer Agent

   APW Ltd.'s transfer agent is Firstar Bank N.A.

                       COMPARISON OF SHAREHOLDER RIGHTS

   Upon the Distribution, holders of Applied Power common stock will become entitled to receive APW Ltd. common stock. APW Ltd. is a company continued under the laws of Bermuda, and Applied Power is a corporation incorporated under the laws of Wisconsin. The Companies Act of 1981 is the statute that governs Bermuda companies, and the Wisconsin Business Corporation Law is the statute that governs Wisconsin corporations.

   The following is a summary of some material differences between the rights of holders of Applied Power common stock and APW Ltd. common shares. These differences arise from differences between the corporate laws of the State of Wisconsin and the corporate law of Bermuda, as well as differences between the Applied Power articles of incorporation and the Applied Power by-laws, on the one hand, and the APW Ltd. memorandum of association and the APW Ltd. bye-laws, on the other hand. See "Description of APW Ltd. Capital Stock." This discussion is not a complete statement of all differences between rights of holders of APW Ltd. common stock and Applied Power common shares. This summary discusses material differences between the laws of Bermuda and those of Wisconsin. It also discusses material differences between the APW Ltd. memorandum of association and bye-laws on the one hand and the Applied Power restated articles of incorporation and by-laws on the other hand. This summary is qualified by the full text of each document and the Companies Act 1981 and the Wisconsin Business Corporation Law. For information as to how to get those documents, see "Where You Can Find More Information" beginning on page 79.

Size and Classification of the Board of Directors

   APW Ltd. Bermuda law permits a company's board of directors to be divided into classes with staggered terms of office. The APW Ltd. bye-laws provide for three classes of directors with staggered terms. The APW Ltd. bye-laws mandate that APW Ltd. have not less than three directors.

   Applied Power. Wisconsin law permits a company's board of directors to be divided into classes with staggered terms of office. While the Applied Power articles allow for staggered classes, Applied Power has chosen to elect all of its directors annually.

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Removal of Directors; Vacancies

   APW Ltd. The APW Ltd. bye-laws provide that shareholders holding not less than one-tenth of the paid up share capital of APW Ltd. carrying the right to vote at general meetings may convene a special general meeting to consider removal of a director for cause. Notice of the meeting must be given to the director not less than 90 days before the meeting, and the director is entitled to be heard at the meeting. A director is removed if the motion received the affirmative vote of the holders of at least 75% of the votes cast at the meeting. Any vacancy created by the removal of a director at a special meeting may be filled at the meeting by the election of another director or, in the absence of an election, by the board of directors.

   Applied Power. Under Wisconsin law and the Applied Power by-laws, shareholders holding shares totaling more than 10% of the stock may require that the corporation call a special meeting and seek to remove directors, with or without cause. Any vacancy can be filled at the meeting or in the absence of an election, by the board of directors.

Meetings of Shareholders

   APW Ltd. Under Bermuda law, an annual general meeting must be held once every calendar year. A special general meeting of shareholders may be convened by a majority of the directors or chairman at any time and must be convened upon the request of shareholders holding not less than one-tenth of the paid up share capital of APW Ltd. carrying the right to vote at general meetings.

   Applied Power. Under Wisconsin law and Applied Power's by-laws, an annual meeting generally must be held each year. A special meeting may be called by the chairman or a majority of the board of directors, and the company is required to call a special meeting upon the written demand of shareholders holding 10% of the outstanding shares.

Action by Written Consent of Shareholders; Shareholder Resolutions

   APW Ltd. Action by written consent of shareholders is permitted in Bermuda, except for the purpose of removing an auditor or director before the expiration of his or her term of office. A written resolution must be signed by all shareholders entitled to attend and vote at a meeting. In addition, the APW Ltd. bye-laws provide that, unless a greater percentage is required by the Companies Act 1981 or by a specific bye-law provision, any matter proposed for consideration at any general meeting requires the affirmative vote of a majority of votes that may be cast by all shareholders to be approved.

   Applied Power. The Wisconsin Business Corporation Law provides that shareholders may take any action without a meeting by written consent only if the consent is signed by the holders of all the outstanding shares entitled to vote on that action, unless otherwise provided in the articles of incorporation. Applied Power's articles of incorporation do not permit shareholder action without a meeting by less than unanimous written consent.

Vote Required for Extraordinary Corporate Transactions

   APW Ltd. Bermuda law permits an amalgamation between two or more Bermuda exempted companies or between one or more Bermuda exempted companies and one or more foreign corporations subject, unless the bye-laws otherwise provide, to obtaining a majority vote of the shareholders of each company present and voting in person or by proxy at a meeting called for that purpose at which the quorum shall be two or more persons present in person and representing in person or by proxy in excess of 50% of the issued shares. Short form amalgamations are permitted between a holding company and one or more of its wholly owned subsidiary companies or between two or more wholly owned subsidiary companies of the same holding company subject to approval of the amalgamation by a resolution of the directors of each amalgamating company.

   Applied Power. The Wisconsin Business Corporation Law and Applied Power's articles of incorporation require the affirmative vote of two-thirds of all outstanding shares entitled to vote thereon to effect a merger, a consolidation, a share exchange or the sale, lease or disposition of all or substantially all of the corporation's assets. In addition, under some circumstances, holders of shares of a class or series of a class are entitled to vote together and to vote as a separate class on the transaction.

Interested Director Transactions

   APW Ltd. The APW Ltd. bye-laws provide that a director may be a party to, or otherwise interested in, any transaction or arrangement with APW Ltd. or in which APW Ltd. is otherwise interested except that a director or director's firm, partner or such company cannot act as auditor of APW Ltd. So long as the director declares the nature of his or her interest in writing as required by the bye-laws and the Companies Act 1981, he or she will not be accountable to APW Ltd. for any benefit which he or she derives from a similar transaction or arrangement. For the purposes of the bye-laws, a director is deemed to have an interest in a transaction or arrangement with APW Ltd. if he or she is the holder of or is beneficially interested in 5% or more of any class of stock of a company with which APW Ltd. is proposing to enter into a transaction or arrangement.

   Applied Power. The Wisconsin Business Corporation Law provides that a transaction between a corporation and one or more of its directors is not voidable by the corporation solely for that reason if, after disclosure of material facts (unless those facts were known):

     (1) the disinterested directors or a committee of disinterested directors approved or specifically ratified the transaction by a vote sufficient for such purpose without counting the vote of any interested director, or, if the vote of disinterested directors is insufficient to constitute an act of the board under Wisconsin law, by the unanimous vote of the disinterested directors; or

     (2) the transaction is approved by a vote of the shareholders; or

     (3) the transaction is fair to the corporation.

Business Combination and Anti-takeover Provisions

   APW Ltd. The Companies Act 1981 does not contain any business combination or antitakeover statute similar to the Wisconsin statutes described below. However, APW Ltd.'s bye-laws contain corresponding provisions.

   Similar to the Wisconsin Control Share Statutes these provisions provide that voting rights of person (including two or more persons acting as a group) will be limited to 10% of the full voting power in excess of 20% of the outstanding voting power. A person holding 20% or more of the shares may request a meeting of the shareholders to approve restoration of full voting power. In contrast to Wisconsin Law, under APW Ltd.'s bye-laws, a shareholder must own 20% of the share to call for a shareholder meeting.

   Applied Power. Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law (the "Wisconsin Business Combination Statute") regulate a broad range of "business combinations" between a "resident domestic corporation" and an "interested stockholder." The Wisconsin Business Combination Statute defines a "business combination" to include: a merger or share exchange; a sale, lease, exchange, mortgage, pledge, transfer, or other disposition of assets equal to at least 5% of the market value of the stock or assets of the company or 10% of its earning power; the issuance of stock or rights to purchase stock with a market value equal to at least 5% of the outstanding stock; the adoption of a plan of liquidation; and certain other transactions involving an "interested stockholder." An "interested stockholder" is defined as a person who beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% or more of the voting power of the then outstanding voting stock within the last three years. The Wisconsin Business Combination Statute prohibits a corporation from engaging in a business combination (other than a business combination of a type specifically excluded from the coverage of the statute) with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in the person becoming an interested stockholder before such acquisition. Business combinations after the three-year period following the stock acquisition date are permitted only if:

     (1) the board of directors approved the acquisition of the stock prior to the acquisition date;


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     (2) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder; or

     (3) the consideration to be received by shareholders meets certain fair price requirements of the statute with respect to form and amount.

   The Wisconsin Business Corporation Law also provides, in Sections 180.1130 to 180.1133, that certain mergers, share exchanges or sales, leases, exchanges or other dispositions of assets in a transaction involving a "significant shareholder" and a "resident domestic corporation" (a "Section 180.1130 business combination") are subject to a supermajority vote of shareholders (the "Wisconsin Fair Price Statute"), in addition to any approval otherwise required, unless shareholders receive a fair price for their shares that satisfies a statutory formula. A "significant shareholder," with respect to a resident domestic corporation, is defined as a person who beneficially owns, directly or indirectly, 10% or more of the voting stock of the corporation, or an affiliate of the corporation which beneficially owned, directly or indirectly, 10% or more of the voting stock of the corporation within the last two years. A Section 180.1130 business combination must be approved by 80% of the voting power of the corporation's stock and at least two-thirds of the voting power of the corporation's stock not beneficially held by the significant shareholder who is party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following fair price standards have been met:

  .the aggregate value of the per share consideration is equal to the highest of

    (a) the highest price paid for any common shares of the corporation by the significant shareholder in the transaction in which it became a significant shareholder or within two years before the date of the business combination,

    (b) the market value of the corporation's shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is highest, or

    (c) the highest liquidation or dissolution distribution to which holders of the shares would be entitled, and

  . either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered.

   Under Section 180.1150 (the "Wisconsin Control Share Statute") of the Wisconsin Business Corporation Law, unless otherwise provided in the articles of incorporation, the voting power of shares, including shares issuable upon conversion of convertible securities or exercise of options or warrants, of a "resident domestic corporation," held by any person (including two or more persons acting as a group) in excess of 20% of the voting power in the election of directors is limited (in voting on any matter) to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from the resident domestic corporation, in certain specified transactions, or in a transaction in which the corporation's shareholders have approved restoration of the full voting power of the otherwise restricted shares. As discussed above, APW Ltd.'s bye-laws include a provision similar to the Wisconsin Control Share Statute.

   Section 180.1134 of the Wisconsin Business Corporation Law provides that, in addition to the vote otherwise required by law or the articles of incorporation of a resident domestic corporation such as APW Ltd., the approval of the holders of a majority of the shares entitled to vote is required before the corporation can take certain action while a takeover offer is under way or after a takeover offer has been publicly announced and before it is concluded. Shareholder approval is required if the corporation desires to:

  . acquire more than 5% of its outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares, or

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

  . sell or option assets of the corporation which amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the corporation.

   These restrictions above may have the effect of deterring a shareholder from acquiring shares with the goal of seeking to have the corporation repurchase such shares at a premium over the market price.

Shareholder Suits

   APW Ltd. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to begin an action in the name of APW Ltd. to remedy a wrong done to APW Ltd.:

     (1) where the act complained of is alleged to be beyond the corporate power of APW Ltd. or illegal or would result in a violation of APW Ltd.'s memorandum of association or bye-laws;

     (2) where the act complained of is alleged to constitute a fraud against the minority shareholders; or

     (3) where an act requires approval by a greater percentage of our shareholders than actually approved it.

   There is also a statutory remedy under Section 111 of the Companies Act, which provides that a shareholder may seek redress of the court as long as he or she can establish that the company's affairs are being conducted, or have been conducted, in a manner oppressive or prejudicial to the interests of some of the shareholders, including himself.

   Applied Power. Under Wisconsin law, a shareholder may institute a lawsuit against one or more directors, either on his or her own behalf, or derivatively on behalf of the corporation.

Dissenters' Rights

   APW Ltd. Under Bermuda law a dissenting shareholder of a company participating in an amalgamation, other than an amalgamation between a company and its wholly owned subsidiary or between two or more wholly owned subsidiaries of the same holding company, may, in specified circumstances, receive cash or other consideration in the amount of the fair value of the shareholder's shares as determined by a court, instead of the consideration he or she would otherwise receive in the amalgamation.

   Applied Power. The Wisconsin Business Corporation Law grants dissenters' rights to shareholders, which are rights to receive payment of the fair value of one's shares determined by judicial appraisal, in the case of specified mergers or consolidations, a sale of all or substantially all of the corporation's assets and, in the case of a shareholder whose shares would be adversely affected, specified amendments to the articles of incorporation. The right to receive payment of the fair value is not available, however,

     (1) to a shareholder of the surviving corporation in a merger, unless

       (A) the articles of amendment alters or abolishes any preferential rights of the shares having preferences; or

       (B) creates, alters or abolishes any provision or right in respect of the redemption of the shares or any sinking fund for the redemption or purchase of the shares; or

       (C) alters or abolishes any preemptive right of the holder to acquire shares or other securities; or

       (D) excludes or limits the right of the holder to vote on any matter, except as that right may be limited by the voting rights given to new shares then being authorized of any existing or new class;

     (2) to a shareholder of the parent corporation in a merger between the parent and subsidiary corporation of which the parent owns at least 90% of the outstanding shares; or

     (3) to a shareholder for the shares that were listed on a national securities exchange or designated as a national market system security by the National Association of Securities Dealers, Inc. on the record date for the related meeting.

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Dividends

   APW Ltd. The APW Ltd. bye-laws provide that the board of directors may from time to time declare dividends or distributions out of contributed surplus to be paid to the shareholders according to their rights and interests, including any interim dividends that appear to the board of directors to be justified. The board of directors must be satisfied on reasonable grounds that at the time when the dividends are declared and at the time when the dividends are paid, APW Ltd. is, and would after the payment be, able to pay its debts as they fall due and that the realizable value of APW Ltd.'s assets would not be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

   Applied Power. Under the Wisconsin Business Corporation Law, a corporation may declare and pay dividends on its outstanding shares except when the corporation is insolvent (meaning that either (a) the corporation is not able to pay its debts as they become due in the ordinary course of business, or (b) that the corporation's total assets would be less than its total liabilities plus certain preferential rights upon dissolution) or would be made insolvent upon payment of the dividends or when the declaration, payment or distribution would be contrary to any restrictions contained in the articles of incorporation.

Voting

   APW Ltd. The APW Ltd. bye-laws contain restrictions on voting shares if a holder owns more than a specified percentage of the voting power. There is no provision for cumulative voting. See "Description of APW Ltd. Capital Stock-- Voting and Transfer Restrictions" for detailed information.

   Applied Power. The Applied Power articles of incorporation and by-laws contain no similar restriction on voting. However, Wisconsin law applicable to Applied Power does apply a similar limit under the Wisconsin Control Share Statute discussed above. There is no provision for cumulative voting.

Preemptive Rights

   APW Ltd. Bermuda law does not require that preemptive rights be provided for in the bye-laws of the company. Preemptive rights may exist by contractual arrangement or pursuant to the terms of issuance of the shares. The APW Ltd. bye-laws do not contain any provision concerning preemptive rights, nor has APW Ltd. entered into any agreement or arrangement granting preemptive rights.

   Applied Power. The Applied Power restated articles of incorporation state that no holder of shares of Applied Power of any class or series, now authorized or authorized in the future, will have any preemptive rights.

Amendments to Corporate Governance Documents

   APW Ltd. Amendments to the memorandum of association or to the bye-laws of a Bermuda company must be submitted to a general meeting of the shareholders and will be effective only to the extent approved by the shareholders at that meeting and, in respect of certain amendments to a company's memorandum of association, by the Bermuda Minister of Finance. The APW Ltd. bye-laws provide that the bye-laws may be amended by resolution of a majority of not less than 75% of the votes cast.

   Applied Power. The Wisconsin Business Corporation Law generally provides that amendments to a corporation's articles of incorporation must be proposed by the board of directors and approved by the shareholders by a majority of the votes cast by each voting group (class or series of shares) entitled to vote thereon, if a quorum exists, unless a greater proportion is required by law or the corporation's articles or bylaws. Neither Applied Power's articles of incorporation nor its by-laws provide for a greater voting proportion. Under the Wisconsin Business Corporation Law, certain insignificant amendments to the articles of incorporation may be made by Applied Power's board of directors without shareholder approval.

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

Limitations on Directors' Liability and Indemnification

   APW Ltd. See "Liability and Indemnification of Directors and Officers," below, for a discussion of Bermuda law and APW Ltd.'s bye-law provisions concerning indemnification.

   Applied Power. The Wisconsin Business Corporation Law and Applied Power's by-laws provide for mandatory indemnification of a director or officer against certain liabilities and expenses if the director or officer was a party to a proceeding because of his or her status as such:

     (a) to the extent such director or officer is successful on the merits or otherwise in the defense of a proceeding (whether brought derivatively or by a third party) and

     (b) in proceedings in which the director or officer is not successful in the defense thereof, unless it is determined that the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes:

       (1) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest;

       (2) a violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

       (3) a transaction from which the director or officer derived an improper personal profit; or

       (4) willful misconduct.

   The Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent otherwise required or permitted under the Wisconsin Business Corporation Law. Applied Power's by-laws also require payment of a director's or officer's litigation expenses as incurred, subject to certain conditions.

   Consistent with the Wisconsin Business Corporation Law, Applied Power's by-laws provide that, after receipt of a written request, the corporation shall indemnify a director or officer, to the extent he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of Applied Power. In other cases, Applied Power must indemnify a director or officer against all liabilities and expenses incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of Applied Power.

Rights of Inspection

   APW Ltd. Bermuda law provides the public with a right of inspection of a Bermuda company's public documents at the office of the Registrar of Companies in Bermuda and provides a Bermuda company's shareholders with a right of inspection of the company's bye-laws, minutes of general shareholder meetings and audited financial statements. The register of shareholders is also open to inspection by shareholders free of charge and, upon payment of a small fee, by any other person. A Bermuda company is required to maintain its share register in Bermuda, but if it is a public company, it may establish a branch register outside Bermuda. A Bermuda company is required to keep at its registered office a register of its directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

   Applied Power. By contrast, under the Wisconsin Business Corporation Law, in order to inspect and copy the corporate records of a corporation, including the shareholder list, a shareholder must have been a shareholder of the corporation for at least six months before making a demand or the shareholder must hold at least 5% of the outstanding shares of the corporation. A shareholder's demand must also be made for a proper purpose. In addition, under the Wisconsin Business Corporation Law, all shareholders (regardless of how long they have owned stock) may, upon written demand, inspect and, subject to satisfying the proper purpose requirement, copy

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the shareholder list during the period beginning two business days after the notice of a meeting of shareholders is given and continuing to the date of the meeting, and any shareholder may inspect the list at any time during the meeting.

Repurchase of Shares

   APW Ltd. The APW Ltd. bye-laws provide that APW Ltd. will be entitled to repurchase its own shares in accordance with the Companies Act 1981. Under the Companies Act, the Company may repurchase shares provided (1) the repurchase does not result in the issued share capital of APW Ltd being below the minimum specified in its memorandum (or 1,200,000 in the case of APW Ltd) and (2) APW Ltd is solvent at the time of purchase.

   Applied Power. The Applied Power by-laws do not contain any similar provision regarding repurchase of shares.

Rights Agreement

   APW Ltd. APW Ltd. intends to adopt a rights agreement between APW Ltd. and Firstar Bank, N.A. which contains provisions that may delay, defer or prevent a change of control of APW Ltd. If it adopts a plan, APW Ltd. intends to send a summary of the Rights Plan to all shareholders.

   Applied Power. Applied Power has not adopted a shareholder rights plan.

Listing

   APW Ltd. APW Ltd. common stock will trade on the New York Stock Exchange. We have been informed a "when issued" basis may begin trading beginning July 19, 2000, under the symbol "APW."

   Applied Power. Applied Power common stock is currently listed on the New York Stock Exchange, and the common stock of API/Actuant will continue to be listed after the Distribution under the symbol "ATU."

Dividends and Distributions Upon Liquidation

   Applied Power and APW Ltd. Under both the articles of incorporation of Applied Power and Bermuda statutory provisions applicable to APW Ltd., subject to the prior rights and preferences of any issued and outstanding shares of preferred stock, such dividends as may be determined by the respective board of directors may be declared and paid on the common stock from time to time out of any funds legally available therefor. In the event of a liquidation, dissolution or winding up, the holders of common stock are entitled to share equally and ratably in the corporate assets, if any, remaining after the payment of all debts and liabilities, subject to the prior rights of the holders of any authorized series of preferred stock.

Statutory Shareholder Liability

   APW Ltd. APW Ltd. has no provision imposing personal liability on shareholders who have paid their share subscriptions in full.

   Applied Power. Wisconsin law as judicially interpreted makes shareholders personally liable for debts owed to employees for services performed, but not exceeding six months' service in any one case.

Director and Officer Discretion

   Applied Power. The Wisconsin Business Corporation Law provides than an officer or director, in discharging his or her duties to the corporation and in determining what he or she believes to be in the best interests of the

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

corporation, may consider the effects of the action on employees, suppliers, customers, the communities in which the corporation operates and any other factors that the director or officer considers pertinent, in addition to considering the effects of any action on shareholders.

   APW Ltd. Bermuda law has no comparable provision.

            LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

Limitations on Liability of Directors

   The APW Ltd. bye-laws provide that each shareholder agrees to waive any claim or right of action he or she may have, whether individually or by or in the right of APW Ltd., against any director of APW Ltd. on account of any action taken by any director, or the failure of any director to take any action in the performance of his or her duties with or for APW Ltd.; provided, however, that this waiver does not apply to any claims or rights of action arising out of the fraud or dishonesty of a director.

Indemnification and Insurance

   The bye-laws of APW Ltd. provide for indemnification of APW Ltd.'s officers and directors against all liabilities, loss, damage or expense incurred or suffered by any officer or director in his or her role as an officer or director of APW Ltd. to the maximum extent permitted by Bermuda law. However, the indemnification does not extend to any matter which would render it void pursuant to the Companies Act 1981 as in effect from time to time in Bermuda.

   The Companies Act provides that a Bermuda company may indemnify its officers and directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. A company is also permitted to indemnify any officer or director against any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in favor of the director or officer, or in which he or she is acquitted, or in connection with any application under relevant Bermuda legislation in which relief from liability is granted to him or her by the court. However, the Companies Act also states that any provision, whether contained in APW Ltd.'s bye-laws or in a contract or arrangement between APW Ltd. and the director, indemnifying a director against any liability which would attach to him in respect of his or her fraud or dishonesty will be void.

   The directors and officers of APW Ltd. also are covered by directors' and officers' insurance policies maintained by APW Ltd.

                        INDEPENDENT PUBLIC ACCOUNTANTS

   APW Ltd. anticipates that PricewaterhouseCoopers LLP will be its independent auditors following the Distribution.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   APW Ltd. has filed with the SEC a registration statement, of which this Information Statement constitutes a part, under the Securities Act of 1934 with respect to the APW Ltd. common stock that will be received by Applied Power shareholders in the Distribution. This Information Statement does not contain all of the information set forth in the registration statement. Also, the summaries herein of the material terms of certain contracts and other documents related to the reorganization of Applied Power and APW Ltd. and to the Distribution may not contain all of the information that is important to you. In each case where a copy of the contract or document has been filed as an exhibit to the registration statement, please refer to the registration statement exhibit.

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   You may read and copy all or any portion of the registration statement at the offices of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington D.C. 20549 upon payment of the applicable fees. Please call the SEC at 1-800-SEC-0330 for more information about reference rooms. You may also visit the SEC's web site, http://www.sec.gov, to view reports, proxy and information statements, and other information regarding registrants, such as APW Ltd. and Applied Power, that file electronically with the SEC. Upon completion of the Distribution, APW Ltd. will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and so will file period reports, proxy statements and other information with the SEC. These filings will be available for inspection and copying at the SEC's public reference rooms and at the SEC's web site.

                 2001 ANNUAL MEETING AND SHAREHOLDER PROPOSALS

   The Board has not established a date or location for the APW Ltd. annual meeting, but anticipates calling a meeting in January 2001. Shareholder proposals must be received by APW Ltd. no later than August 12, 2000 in order to be considered for inclusion in the Company's annual meeting proxy statement. Shareholder proposals not intended to be included in APW Ltd.'s annual meeting proxy statement must be received by the Company no later than October 26, 2000 to be considered timely.

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    INDEX TO COMBINED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

                                                                           Page
                                                                           ----
INDEX TO COMBINED FINANCIAL STATEMENTS

  Report of Independent Accountants.......................................  F-2

  Combined Statements of Earnings--
   For the years ended August 31, 1997, 1998 and 1999; and the six months ended February 28, 1999 (unaudited) and February 29, 2000 (unaudited).. F-3

  Combined Balance Sheets--
   As of August 31, 1998 and 1999; and February 29, 2000 (unaudited)......  F-4

  Combined Statements of Equity and Comprehensive Income--
   For the years ended August 31, 1997, 1998 and 1999; and the six months ended February 29, 2000 (unaudited)....................................  F-5

  Combined Statements of Cash Flows--
   For the years ended August 31, 1997, 1998 and 1999; and the six months ended February 28, 1999 (unaudited) and February 29, 2000 (unaudited).. F-6

  Notes to Combined Financial Statements..................................  F-7
INDEX TO FINANCIAL STATEMENT SCHEDULE

  Report of Independent Accountants on Financial Statement Schedule....... F-25

  Schedule II--Valuation and Qualifying Accounts.......................... F-26

   All other schedules are omitted because they are not applicable, not required or because the required information is included in the combined financial statements or notes thereto.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Directors of Applied Power Inc.:

   In our opinion, the accompanying combined balance sheets and the related combined statements of earnings, equity and comprehensive income, and cash flows present fairly, in all material respects, the combined financial position of APW Ltd. (the Company) at August 31, 1998 and 1999, and the combined results of their operations and their cash flows for each of the three years in the period ended August 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
April 20, 2000

                                    APW LTD.

                        COMBINED STATEMENTS OF EARNINGS

                  (Dollars in Thousands except per share data)

                             Years Ended August 31,           Six Months Ended
                          ------------------------------  -------------------------
                                                          February 28, February 29,
                            1997      1998       1999         1999         2000
                          --------  --------  ----------  ------------ ------------
                                                          (Unaudited)  (Unaudited)
Net sales...............  $375,318  $593,210  $1,055,338    $513,240     $566,216
Cost of products sold...   228,645   399,122     763,585     373,388      416,517
                          --------  --------  ----------    --------     --------
  Gross profit..........   146,673   194,088     291,753     139,852      149,699
Engineering, selling and
 administrative
 expenses...............    84,847   126,536     187,991      91,415       91,859
Amortization of
 intangible assets......     3,042     7,771      20,876       9,708       11,842
Corporate reorganization
 expenses...............       --        --          --          --         2,162
Restructuring charges...       --     11,111         --          --           --
Merger related expenses.       --      5,195         --          --           --
                          --------  --------  ----------    --------     --------
  Operating earnings....    58,784    43,475      82,886      38,729       43,836
Other expense (income)
  Net financing costs...     9,518    16,623      52,857      23,579       23,567
  Gain on life insurance
   policy...............       --       (957)        --          --           --
  Gain on sale of
   building.............       --     (5,496)        --          --           --
  Other--net............    (1,329)   (2,201)     (1,786)     (1,281)       1,353
                          --------  --------  ----------    --------     --------
Earnings before income
 tax expense............    50,595    35,506      31,815      16,431       18,916
Income tax expense......    18,899    17,159      11,390       5,413        7,972
                          --------  --------  ----------    --------     --------
Net earnings before
 extraordinary item.....    31,696    18,347      20,425      11,018       10,944
Extraordinary loss on
 early retirement of
 debt, net of income tax
 benefit of $1,250......       --        --          --          --        (2,083)
                          --------  --------  ----------    --------     --------
Net earnings............  $ 31,696  $ 18,347  $   20,425    $ 11,018     $  8,861
                          ========  ========  ==========    ========     ========
Basic and diluted
 earnings per share:
  Earnings per share--
   before extraordinary
   items................  $   0.84  $   0.48  $     0.53    $   0.28     $   0.28
  Extraordinary loss net
   of tax...............       --        --          --          --         (0.05)
                          --------  --------  ----------    --------     --------
  Earnings per share....  $   0.84  $   0.48  $     0.53    $   0.28     $   0.23
                          ========  ========  ==========    ========     ========
  Weighted average
   common shares
   outstanding (000's)..    37,880    38,380      38,825      38,724       39,023
                          ========  ========  ==========    ========     ========


   The accompanying notes are an integral part of these financial statements

                                    APW LTD.

                            COMBINED BALANCE SHEETS

                             (Dollars in Thousands)

                                                  August 31,
                                              --------------------   February
                   ASSETS                       1998       1999      29, 2000
                   ------                     --------  ----------  -----------
                                                                    (Unaudited)
Current assets
  Cash and cash equivalents.................. $  1,280  $   15,002  $      250
  Accounts receivable, net...................   92,930     101,765      98,656
  Inventories................................   78,989     106,794     130,599
  Prepaid expenses...........................    6,735       5,710      10,482
  Deferred income taxes......................   12,347       8,496       7,517
                                              --------  ----------  ----------
    Total current assets.....................  192,281     237,767     247,504
Property, plant and equipment................  230,326     357,393     371,591
  Less: Accumulated depreciation.............  (82,437)   (162,489)   (176,744)
                                              --------  ----------  ----------
    Net property, plant and equipment........  147,889     194,904     194,847
Goodwill, net................................  336,525     687,256     682,612
Other intangibles, net.......................   12,352      11,631      11,154
Other assets.................................   30,198      48,420      48,385
                                              --------  ----------  ----------
    Total assets............................. $719,245  $1,179,978  $1,184,502
                                              ========  ==========  ==========
           LIABILITIES AND EQUITY
           ----------------------
Current liabilities
  Short-term borrowings...................... $ 30,804  $    3,207  $    5,904
  Trade accounts payable.....................   77,897     105,154     102,840
  Accrued compensation and benefits..........   19,848      26,749      24,449
  Income taxes payable.......................   15,775      37,295      38,108
  Other current liabilities..................   38,068      58,749      49,036
                                              --------  ----------  ----------
    Total current liabilities................  182,392     231,154     220,337
Long-term debt...............................  337,008     725,579     674,885
Deferred income taxes........................    7,016       8,149       8,149
Other deferred liabilities...................   20,047      42,260      44,476
Equity
  Combined equity............................  174,884     183,328     245,445
  Accumulated other comprehensive income.....   (2,102)    (10,492)     (8,790)
                                              --------  ----------  ----------
    Total equity.............................  172,782     172,836     236,655
                                              --------  ----------  ----------
    Total liabilities and equity............. $719,245  $1,179,978  $1,184,502
                                              ========  ==========  ==========

   The accompanying notes are an integral part of these financial statements

                                    APW LTD.

             COMBINED STATEMENTS OF EQUITY AND COMPREHENSIVE INCOME

                             (Dollars in Thousands)

                                               Years Ended August 31, 1997,
                                               1998 and 1999 and Six Months
                                                  Ended February 29, 2000
                                                        (unaudited)
                                              --------------------------------
                                                         Accumulated
                                                            Other
                                              Combined  Comprehensive  Total
                                               Equity      Income      Equity
                                              --------  ------------- --------
Balance at September 1, 1996................. $ 54,292      $ (900)   $ 53,392
  Net earnings for the year..................   31,696                  31,696
  Currency translation adjustments...........                3,010       3,010
                                                                      --------
    Total comprehensive income...............                           34,706
                                                                      --------
  Investments by (distributions to) Applied
   Power Inc., net...........................   (2,040)                 (2,040)
                                              --------    --------    --------
Balance at August 31, 1997...................   83,948       2,110      86,058
  Net earnings for the year..................   18,347                  18,347
  Currency translation adjustments...........               (4,212)     (4,212)
                                                                      --------
    Total comprehensive income...............                           14,135
                                                                      --------
  Investments by (distributions to) Applied
   Power Inc., net...........................   72,589                  72,589
                                              --------    --------    --------
Balance at August 31, 1998...................  174,884      (2,102)    172,782
  Net earnings for the year..................   20,425                  20,425
  Currency translation adjustments...........               (8,390)     (8,390)
                                                                      --------
    Total comprehensive income...............                           12,035
                                                                      --------
  Investments by (distributions to) Applied
   Power Inc., net...........................  (11,981)                (11,981)
                                              --------    --------    --------
Balance at August 31, 1999...................  183,328     (10,492)    172,836
(Unaudited)
  Net earnings for the six month period......    8,861                   8,861
  Currency translation adjustments...........                1,702       1,702
                                                                      --------
    Total comprehensive income...............                           10,563
                                                                      --------
  Investments by (distributions to) Applied
   Power Inc., net...........................   53,256                  53,256
                                              --------    --------    --------
Balance at February 29, 2000 (Unaudited)..... $245,445    $ (8,790)   $236,655
                                              ========    ========    ========

   The accompanying notes are an integral part of these financial statements

                                    APW LTD.

                       COMBINED STATEMENTS OF CASH FLOWS

                             (Dollars in Thousands)

                            Years Ended August 31,           Six Months Ended
                         ------------------------------  -------------------------
                                                         February 28, February 29,
                           1997      1998       1999         1999         2000
                         --------  ---------  ---------  ------------ ------------
                                                         (Unaudited)  (Unaudited)
Operating activities
Net earnings...........  $ 31,696  $  18,347  $  20,425   $  11,018     $  8,861
Adjustments to
 reconcile net earnings
 to net cash provided
 by operating
 activities:
  Depreciation and
   amortization........    11,322     23,007     50,942      25,988       29,115
  Gain from sale of
   assets..............      (511)    (7,244)      (805)        --           --
  Provision for
   deferred income
   taxes...............     1,133     (4,000)     4,649         --           --
  Restructuring and
   other one-time
   charges, net of
   income tax benefit..       --      21,119        --          --           --
  Extraordinary loss on
   early retirement of
   debt................       --         --         --          --         3,333
  Changes in operating
   assets and
   liabilities,
   excluding the
   effects of business
   acquisitions and
   disposals:
    Accounts
     receivable........   (11,220)    (1,439)       741       1,960        3,651
    Inventories........   (10,110)    (2,622)    (7,415)    (10,012)     (21,005)
    Prepaid expenses
     and other assets..    (3,590)    (9,584)    (1,548)     (7,058)      (3,579)
    Trade accounts
     payable...........     3,145      4,172      7,471     (15,305)      (2,176)
    Other liabilities..     3,575     14,943      1,466      (1,919)     (10,927)
                         --------  ---------  ---------   ---------     --------
      Net cash provided
       by operating
       activities......    25,440     56,699     75,926       4,672        7,273
Investing activities
  Proceeds on sale of
   property, plant and
   equipment...........     1,577      7,933      9,571       2,569          211
  Additions to
   property, plant and
   equipment...........   (17,729)   (31,613)   (43,017)    (20,298)     (18,139)
  Business
   acquisitions, net of
   cash acquired.......   (76,951)  (290,319)  (401,891)   (382,125)     (10,687)
                         --------  ---------  ---------   ---------     --------
      Net cash used in
       investing
       activities......   (93,103)  (313,999)  (435,337)   (399,854)     (28,615)
Financing activities
  Investments by
   (distributions to)
   Applied Power Inc.,
   net, including debt
   allocations.........    66,894    252,830    359,764     376,192       52,347
  Net principal
   payments on long-
   term debt...........       --         --     (24,004)     (7,580)     (45,297)
  Additional
   receivables
   financed............     7,716     14,301     37,079      28,051         (820)
  Pre-funding of trusts
   and other...........       --     (17,801)       900         --           --
                         --------  ---------  ---------   ---------     --------
      Net cash provided
       by financing
       activities......    74,610    249,330    373,739     396,663        6,230
Effect of exchange rate
 changes on cash.......       243        201       (606)        108          360
                         --------  ---------  ---------   ---------     --------
Net increase (decrease)
 in cash and cash
 equivalents...........     7,190     (7,769)    13,722       1,589      (14,752)
Cash and cash
 equivalents--beginning
 of year...............     1,859      9,049      1,280       1,280       15,002
                         --------  ---------  ---------   ---------     --------
Cash and cash
 equivalents--end of
 year..................  $  9,049  $   1,280  $  15,002   $   2,869     $    250
                         ========  =========  =========   =========     ========

   The accompanying notes are an integral part of these financial statements

                                   APW LTD.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1--Distribution Transaction and Description of Business

   On January 26, 2000, Applied Power Inc's. (Applied Power) board of directors authorized various actions intended to put Applied Power in a position to distribute its Electronics business segment (APW Ltd.) to its shareholders. In the Distribution, Applied Power shareholders will receive one share of APW Ltd. common stock for each share of Applied Power common stock held in the form of a special dividend, and as a result, APW Ltd. will become a separately traded, publicly held company. As part of the Distribution, APW Ltd. will be converted to a Bermuda corporation.

   APW Ltd. is a leading global provider of electronics manufacturing services
(EMS) focused on the rapidly growing integrated electronic enclosure systems market. Operating in over 50 locations in North America, Europe and Asia, APW Ltd. supplies electronic enclosures, power supplies, thermal systems, backplanes and cabling, either as individual standard products, or as integrated custom systems or technical environments, incorporating APW Ltd.'s product design, supply chain management, manufacturing, assembly, testing and drop-shipping capabilities. In addition, APW Ltd. provides design, integration and logistic capabilities to its customers. APW Ltd.'s products are used by industry leading OEM's in the datacom, networking, telecommunication, semiconductor equipment, ATM, medical, electronic and manufacturing industries.

Note 2--Summary of Significant Accounting Policies

   Basis of Presentation: The accompanying combined financial statements have been prepared on a basis which reflects the historical financial position, results of operations and cash flows of APW Ltd. For all periods presented, the presentation assumes that the Electronics businesses of Applied Power expected to be contributed to APW Ltd. in connection with the Distribution were organized as a separate legal entity. Generally, only assets and liabilities of the ongoing Applied Power Electronics business segment expected to be transferred to APW Ltd. prior to the Distribution were included in the Combined Balance Sheets. In addition, the combined financial statements of APW Ltd. include allocations of certain Applied Power corporate assets, liabilities and expenses as discussed below.

   The financial statements assume that Applied Power has provided certain general and administrative services to APW Ltd. including administration, finance, legal, tax, treasury, information systems, corporate communications and human resources. The cost for these services has been allocated to APW Ltd. by Applied Power based upon a formula that includes sales, operating profit, assets and headcount. Management of Applied Power believes that the allocation of cost for these services is reasonable. These allocations were $7.1 million, $9.8 million and $7.4 million in 1997, 1998 and 1999, respectively, and $3.7 million for the six month periods ended February 28, 1999 (unaudited) and February 29, 2000 (unaudited), respectively. After the Distribution, APW Ltd. will be required to perform these general and administrative services using its own resources or purchased services and will be responsible for the costs and expenses associated with the management of a public company. Certain assets and liabilities related to the above general and administrative services have been allocated by Applied Power to APW Ltd. on a basis consistent with the related expenses.

   Applied Power's historical practice has been to incur indebtedness for its consolidated businesses at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Accordingly, historical amounts include debt and related interest expense allocated to APW Ltd. from Applied Power based on the portion of Applied Power's investment in APW Ltd. which is deemed to be debt. This allocation is generally based upon a cash flow model which details the historical uses of debt proceeds by APW Ltd. and the deemed debt repayments by APW Ltd. based on free cash flow. Management believes that the allocation of corporate debt and related interest expense for the historical periods is reasonable.

                                   APW LTD.

   The allocation methodology followed in preparing the combined financial statements may not necessarily reflect the results of operations, cash flows, or financial position of APW Ltd. in the future, or what the results would have been had APW Ltd. been a separate, stand-alone public entity for all periods presented.

   Principles of Combination: The combined financial statements of APW Ltd. include the accounts of the related Electronics businesses of Applied Power. All significant interdivisional balances, transactions and profits have been eliminated in combination.

   Unaudited Interim Financial Statements: The accompanying interim combined statements of earnings and cash flows for the six months ended February 28, 1999 and February 29, 2000, the combined statement of equity and comprehensive income for the six months ended February 29, 2000, and the combined balance sheet as of February 29, 2000, have not been audited. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements for the years ended August 31, 1997, 1998, and 1999. In the opinion of management, all adjustments have been made, including normal recurring adjustments, that are necessary to present fairly the unaudited interim combined financial statements. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year.

   Cash Equivalents: APW Ltd. considers all highly liquid investments with original maturities of 90 days or less to be cash equivalents.

   Inventories: Inventories are comprised of material, direct labor and manufacturing overhead, and are stated at the lower of cost or market. Cost is determined using principally the first-in, first-out or average cost methods for APW Ltd. inventories.

   Property, Plant and Equipment: Property, plant and equipment are stated at cost. Plant and equipment are depreciated over the estimated useful lives of the assets, ranging from two to thirty years, under the straight-line method for financial reporting purposes and either the straight-line or regulatory methods for income tax purposes. Capital leases and leasehold improvements are amortized over the life of the related asset or the life of the lease, whichever is shorter. Expenditures for maintenance and repairs not expected to extend the useful life of an asset beyond its normal useful life are expensed as incurred.

   Goodwill and Other Intangible Assets: Goodwill is amortized on a straight-line basis over periods of fifteen to forty years. Other intangible assets, consisting primarily of purchased patents, trademarks and noncompete agreements, are amortized over periods from two to forty years. APW Ltd. periodically evaluates the carrying value of goodwill and other intangible assets. Impairment of goodwill, if any, is measured on the basis of whether anticipated undiscounted operating cash flows generated by the underlying assets exceeds the recorded goodwill. No impairment of goodwill was indicated for all periods presented.

   Revenue Recognition: Revenues and costs of products sold are recognized as the related products are shipped.

   Research and Development Costs: Research and development costs are expensed as incurred. Such costs incurred in the development of new products or significant improvements to existing products totaled approximately $0.9 million, $2.7 million and $5.5 million in fiscal 1997, 1998 and 1999, respectively.

   Financing Costs: Net financing costs represent APW Ltd.'s allocated portion of amounts incurred by Applied Power for interest expense, financing fees, amortization of debt financing costs and accounts receivable financing costs, net of interest and investment income earned. See Basis of Presentation for discussion of debt and interest allocation.

                                   APW LTD.

   Income Taxes: APW Ltd. is included in the consolidated U.S. income tax return of Applied Power. Therefore, the provision for income taxes of APW Ltd. has been calculated as if APW Ltd. was a stand-alone corporation filing a separate tax return. APW Ltd. uses the liability method to record deferred income tax assets and liabilities relating to the expected future income tax consequences of transactions that have been recognized in APW Ltd.'s financial statements. Under this method, deferred tax assets and liabilities are determined based on the temporary differences between financial statement carrying amounts and income tax bases of assets and liabilities using enacted tax rates in effect in the years in which temporary differences are expected to reverse. For further information, see Note 13--"Income Taxes."

   Earnings Per Share: Basic and diluted shares used to calculate earnings per share are the same as the historical Applied Power Inc. basic shares outstanding. We have used Applied Power Inc. basic shares outstanding for the following reasons: (i) upon the Distribution, each shareholder of Applied Power Inc. will receive an equivalent number of APW Ltd. shares; (ii) there are no common stock equivalents of APW Ltd. as of the date of this filing;
(iii) we are unable to estimate the impact of converting Applied Power Inc. common stock equivalents into APW Ltd. common stock equivalents because it will depend upon the market price of both the equities of APW Ltd. and API/Actuant after the distribution, each of which could vary significantly.

   The following tables sets forth the computation of basic and diluted earnings per share (fiscal 1998 and six months ended February 29, 2000 (unaudited) results include restructuring charges and other one-time items-- see Note 8--"Merger, Restructuring and Other Non-recurring Items"):

                              Years Ended August 31,      Six Months Ended
                              ----------------------- -------------------------
                                                      February 28, February 29,
                               1997    1998    1999       1999         2000
                              ------- ------- ------- ------------ ------------
                                                      (unaudited)  (unaudited)
Numerator (000's):
  Net earnings for basic and
   diluted earnings per
   share..................... $31,696 $18,347 $20,425   $11,018      $ 8,861
Denominator (000's):
  Weighted average common
   shares outstanding for
   basic and diluted earnings
   per share.................  37,880  38,380  38,825    38,724       39,023
Basic and diluted earnings
 per share--before
 extraordinary items......... $  0.84 $  0.48 $  0.53   $  0.28      $  0.28
  Extraordinary loss net of
   tax.......................     --      --      --        --         (0.05)
                              ------- ------- -------   -------      -------
  Earnings per share......... $  0.84 $  0.48 $  0.53   $  0.28      $  0.23
                              ======= ======= =======   =======      =======

   Foreign Currency Translation: A significant portion of APW Ltd.'s sales, income and cash flow is derived from its international operations. The financial position and the results of operations of APW Ltd.'s foreign operations are measured using the local or regional currency of the countries in which they operate and are translated into U.S. dollars. Revenues and expenses of foreign subsidiaries are translated into U.S. dollars at the average exchange rate effective during the fiscal year. Although the effects of foreign currency fluctuations are mitigated by the fact that expenses of foreign subsidiaries are generally incurred in the same currencies in which the sales are generated, the reported results of operations of APW Ltd.'s foreign subsidiaries are affected by changes in foreign currency exchange rates and, as compared to prior periods, will be higher or lower depending on the weakening or strengthening of the U.S. dollar. In addition, a portion of APW Ltd.'s net assets are based in its foreign subsidiaries and are translated into U.S. dollars at the foreign currency rate in effect at the end of each period. Accordingly, APW Ltd.'s equity and comprehensive income will fluctuate depending upon the strengthening or weakening of the U.S. dollar versus other currencies. Such currency translation amounts constitute the balance of accumulated other comprehensive income in the accompanying Combined Balance Sheets. Net gains resulting from foreign currency transactions, included in "Other--net" in the Combined Statements of Earnings, amounted to $0.3 million, $0.8 million and $0.8 million for the years ended August 31, 1997, 1998 and 1999, respectively.

                                   APW LTD.

   Foreign Currency Hedging and Derivative Financial Instruments: Borrowings under long-term foreign currency loans are used to partially hedge against declines in the value of net investments in certain foreign subsidiaries. APW Ltd. also periodically enters into foreign currency contracts to hedge certain exposures related to selected transactions. APW Ltd. had no foreign currency contracts in place at August 31, 1999.

   Derivative financial instruments are primarily utilized by APW Ltd. to manage risks associated with interest rate market volatility and foreign exchange exposures. APW Ltd. does not hold or issue derivative financial instruments for trading purposes. APW Ltd. currently holds only interest rate swap agreements. For interest rate swap agreements, the differential to be paid or received is accrued monthly as an adjustment to interest expense. APW Ltd. also utilizes foreign currency forward contracts to hedge existing foreign exchange exposures. Gains and losses resulting from these instruments are recognized in the same period as the underlying transaction. Gains relating to terminations of qualifying hedges are deferred and recognized in income at the same time as the underlying hedged transactions.

   Fair Value of Financial Instruments: The fair value of APW Ltd.'s cash and cash equivalents, accounts receivable, accounts payable, short-term borrowings and other long-term debt approximated book value as of August 31, 1998 and 1999 due to their short-term nature and the fact that the interest rates approximated year-end market rates of interest. The fair value of debt instruments is calculated by discounting the cash flow of such obligations using the market interest rates for similar instruments.

   Use of Estimates: The financial statements have been prepared in accordance with generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses for the years presented. They also affect the disclosure of contingencies. Actual results could differ from those estimates and assumptions.

   New Accounting Pronouncements: In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued and was effective for all fiscal years beginning after June 15, 1999. SFAS No. 133 was subsequently amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133," and will now be effective for fiscal years beginning after June 15, 2000, with early adoption permitted. SFAS No. 133, as amended, requires APW Ltd. to recognize all derivatives as either assets or liabilities and measure those instruments at fair value. Upon adoption, APW Ltd. will be required to report derivative and hedging instruments at fair value in the balance sheet and recognize changes in the fair value of derivatives in net earnings or other comprehensive income, as appropriate. This Statement will be effective for APW Ltd.'s fiscal year 2001 first quarter financial statements and restatement of prior years will not be permitted. Given APW Ltd.'s current derivative and hedging activities, the Statement is not expected to have a material effect on its financial position or results of operations.

Note 3--Mergers and Acquisitions

 Six Months Ended February 29, 2000

   Acquisitions

   On January 28, 2000, APW Ltd., through a wholly-owned subsidiary, acquired all of the outstanding stock of Metalade of Pennsylvania, Inc. ("Metalade"). Metalade specializes in metal fabrication relating to electronic enclosures. The total purchase price of this acquisition totaled $8.7 million, including fees and expenses, plus future consideration not to exceed $5.0 million based on future achieved sales levels. The acquisition was funded by borrowings under current Applied Power credit facilities. The acquisition has been accounted for using the purchase method and the results of operations of Metalade are included in the Combined Statements of Earnings from the acquisition date. Preliminary allocations of the purchase price resulted in approximately $6.7 million of goodwill.

                                   APW LTD.

 Fiscal 1999

   Acquisitions

   On September 29, 1998, APW Ltd., through its wholly-owned subsidiary, APW Enclosure Systems Limited, accepted for payment all shares of Rubicon Group plc ("Rubicon") common stock which had been tendered pursuant to the APW Enclosure Systems Limited tender offer (with a guaranteed loan note alternative) for all outstanding shares of common stock at 2.35 pounds sterling per share and all outstanding cumulative preference shares at 0.50 pounds sterling per share. The tendered common shares accepted for payment exceeded 90% of the outstanding common shares on October 8, 1998, and APW Enclosure Systems Limited invoked Section 429 of the UK Companies Act of 1985, as amended, to acquire the remaining outstanding common shares of Rubicon. APW Enclosure Systems Limited now owns all of the common shares of Rubicon. Rubicon is a leading provider of electronic manufacturing services and engineered magnetic solutions to major OEMs in the information technology and telecommunication industries. Cash paid for Rubicon totaled $371.5 million, with the purchase price allocation resulting in $340.6 million of goodwill. Funds for the acquisition were provided through Applied Power's revolving credit facility. The acquisition was recorded using the purchase method of accounting. The operating results of Rubicon subsequent to September 29, 1998 are included in the Combined Statements of Earnings.

   In June 1999, APW Ltd., through a wholly-owned subsidiary, acquired all of the outstanding stock of Innovative Metal Fabrication, Inc. ("Innovative"). Innovative designs and manufactures technical environments used in electronic assembly operations, as well as electronic gaming enclosures, in Grass Valley, CA and Austin, TX. In May 1999, the APW Ltd. also acquired certain assets of Connector Technology, Inc. ("CTI") of Anaheim, CA. CTI manufactures custom backplanes and was integrated with APW Ltd.'s Electronic Solutions business unit. The total purchase price of the combined Innovative and CTI acquisitions totaled approximately $13.0 million, including fees and expenses, and was funded by borrowings under existing Applied Power credit facilities. Both acquisitions have been accounted for using the purchase method and the results of operations of the acquired companies are included in the Combined Statements of Earnings from their respective acquisition dates. Preliminary allocations of the purchase price resulted in approximately $7.4 million of goodwill.

 Fiscal 1998

   Merger

   On July 31, 1998, shareholders of Applied Power voted to approve the merger of a newly created subsidiary of Applied Power into ZERO Corporation (ZERO). The Merger was completed after the approval of the shareholders of Applied Power and ZERO at their respective special shareholder meetings. Under the terms of the Merger Agreement, ZERO stockholders received 0.85 of a share of Applied Power's Common Stock for each share of ZERO Common Stock. Applied Power issued approximately 10.6 million shares of its common stock in exchange for all outstanding common stock of ZERO Corporation and assumed outstanding options to purchase ZERO common stock that were converted into options to purchase approximately 0.6 million shares of Applied Power's common stock pursuant to the terms of the Merger. This equates to a purchase price of approximately $386 million based on the July 30, 1998 closing stock price of Applied Power. ZERO's primary business is protecting electronics. ZERO's system packaging, thermal management and engineered cases serve the telecommunication, instrumentation and data-processing markets. ZERO also produces the line of ZERO Halliburton(R) cases for consumers worldwide and cargo containers and proprietary loading systems to the airline industry. The Merger has been accounted for using the pooling of interests method of accounting, and, therefore, the financial statements of APW Ltd. reflect the combined financial position, operating results and cash flows of Applied Power's Electronics businesses and ZERO's Electronics businesses as if they had been combined for all periods presented.

                                   APW LTD.

   Prior to the merger, ZERO had a March 31 fiscal year end. APW Ltd.'s historical results for the year ended August 31, 1998 have been combined using an August 31 year end for both ZERO's and Applied Power's Electronics Businesses. For all years preceding the merger, APW Ltd.'s results of operations and financial position reflect the combination of ZERO's Electronics Businesses with a March 31 fiscal year end and Applied Power's Electronics Businesses with an August 31 fiscal year end. Net sales and net income for ZERO's Electronics Businesses for the period April 1, 1997 through August 31, 1997 (which results are not included in APW Ltd.'s historical combined results) were $89.7 million and $7.5 million, respectively, and have been included in the Combined Statements of Equity and Comprehensive Income as a fiscal 1998 adjustment within "Investments by (Distributions to) Applied Power Inc., net."

   All fees and expenses related to the ZERO merger and to the integration of the combined companies have been expensed as required under the pooling of interests method of accounting. A portion of such fees and expenses have been allocated to APW Ltd. from Applied Power. Transaction costs of $5.2 million, related to legal, accounting and financial advisory services for the Merger were allocated to APW Ltd. from Applied Power. In addition, APW Ltd. was allocated $3.3 million for expenses incurred associated with closure of ZERO corporate headquarters and a change in estimate of a ZERO corporate receivable valuation. Also related to the ZERO merger, APW Ltd. recorded $7.4 million of expense for costs associated primarily with facility consolidation and realignment, and the write-off of obsolete inventory due to conforming of product lines. See Note 8--"Merger, Restructuring and Other Non-recurring Items" for further discussion of these charges.

 Acquisitions

   On June 5, 1998, Applied Power Limited, a United Kingdom subsidiary of APW Ltd., accepted for payment all of the VERO Group plc ("VERO") stock tendered, which totaled over 72% of the outstanding VERO shares, pursuant to Applied Power Limited's tender offer to acquire the entire issued share capital of VERO at a price of 192 pence per VERO share (the "Offer"). Applied Power Limited had previously acquired approximately 10% of VERO's shares, so that after accepting the shares tendered, Applied Power Limited owned or had accepted over 82% of VERO's shares. On June 19, 1998, Applied Power Limited announced that additional shares tendered brought the total of the shares it owned or had accepted for payment to over 90% of VERO's issued share capital and that it would invoke Section 429 of the U.K. Companies Act of 1985, as amended, to acquire the remaining outstanding shares of VERO stock. After the required procedures were completed, Applied Power Limited owned all of the issued share capital of VERO. Total purchase price for the transaction amounted to approximately $191.7 million. Allocations of the purchase price resulted in approximately $183.8 million of goodwill. VERO is a United Kingdom based company that manufactures electronic enclosures, racks, backplanes and power supplies. The acquisition has been recorded using the purchase method of accounting. The operating results of VERO subsequent to June 5, 1998 are included in the Combined Statements of Earnings.

   In addition to the VERO acquisition discussed above, in fiscal 1998 APW Ltd. acquired seven other companies, for an aggregate purchase price of approximately $140.5 million, including $133.9 million in cash and the assumption of approximately $6.6 million in debt. The cash portion of the acquisitions was funded by borrowings under existing Applied Power credit facilities. Each of these acquisitions was accounted for using the purchase method of accounting and the results of operations of the acquired companies are included in the Combined Statements of Earnings from their respective acquisition dates. As a result of the acquisitions, approximately $103.2 million of goodwill was recorded by APW Ltd.

   The following 1998 unaudited pro forma data summarize the results of operations as if the acquisitions of Rubicon and VERO had been completed on September 1, 1997, the beginning of APW Ltd.'s 1998 fiscal year. The following 1999 unaudited pro forma data summarize the results of operations as if the acquisition of Rubicon had been completed on September 1, 1998, the beginning of APW Ltd.'s 1999 fiscal year. The pro forma data

                                   APW LTD.

give effect to actual operating results prior to the respective acquisition dates and appropriate adjustments to interest expense, goodwill amortization and income tax expense. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisitions had occurred on the dates indicated above or that may be obtained in the future. The pro forma effects of all other acquisitions are not included in the below data as they are not significant to the net sales and net earnings reported in the accompanying financial statements.

                                                             Fiscal Year Ended
                                                                August 31,
                                                           ---------------------
                                                              1998       1999
                                                           ---------- ----------
                                                              (in thousands)
      Net Sales........................................... $1,020,246 $1,079,977
      Net Earnings........................................     16,867     19,501

 Fiscal 1997 -

 Acquisitions

   On September 26, 1996, APW Ltd. acquired the net assets of Everest Electronic Equipment, Inc. ("Everest") for cash consideration of $52.0 million, which was funded through borrowings under then existing Applied Power credit facilities. Approximately $43.0 million of the purchase price was assigned to goodwill. Everest is a manufacturer of custom and standard electronic enclosures used by the computer, telecommunication, datacom and other industries and is headquartered in Anaheim, California. The acquisition has been recorded using the purchase method of accounting. The results of Everest subsequent to the acquisition date are included in the Combined Statements of Earnings.

   In addition to the acquisition of Everest discussed above, in fiscal 1997 APW Ltd. acquired three other companies for an aggregate of approximately $22.8 million in cash plus $5.8 million in subsequent earn-out payments. The cash portion of the acquisitions' purchase price was funded by borrowings under then existing Applied Power credit facilities. Each of these acquisitions was accounted for as a purchase and the results of operations of the acquired companies are included in the Combined Statements of Earnings from their respective acquisition dates. As a result of the acquisitions, approximately $17.0 million in goodwill was recorded by APW Ltd.

Note 4--Transactions and Agreements with Applied Power

   In order to effect the Distribution, Applied Power and APW Ltd. will enter into the following agreements:

  . Contribution Agreement, Plan and Agreement of Reorganization and
    Distribution

  . General Assignment, Assumption and Agreement regarding Litigation,
    Claims, and other Liabilities

  . Transitional Trademark Use and License Agreement

  . Insurance Matters Agreement

  . Bill of Sale and Assumption of Liabilities

  . Employee Benefits and Compensation Agreement

  . Tax Sharing and Indemnification Agreement

  . Interim Administrative Services Agreement

  . Confidentiality and Non Disclosure Agreement

  . Assumption of Applied Power Inc. Debt Obligation

                                   APW LTD.

   These Agreements define the ongoing relationship between the parties after the Distribution. Applied Power and APW Ltd. have set pricing terms for services believed to be comparable to what could be achieved through arms-length negotiations. Following the Distribution, additional or modified agreements, arrangements and transactions may be entered into and such agreements and transactions will be determined through arms-length negotiations.

Note 5--Accounts Receivable Financing

   Applied Power and certain subsidiaries (collectively, "Originators"), sell trade accounts receivable to Applied Power Credit Corporation ("APCC"), a wholly-owned limited purpose subsidiary of Applied Power. APCC is a separate corporate entity that sells participating interests in its pool of accounts receivable to financial institutions ("Purchasers"). The Purchasers, in turn, receive an ownership and security interest in the pool of receivables. Participation interests in new receivables generated by the Originators are purchased by APCC and resold to the Purchasers as collections reduce previously sold participation interests. The sold accounts receivable to Purchasers are reflected as a reduction of receivables in Applied Power's Consolidated Balance Sheet. APCC has the risk of credit loss on such receivables up to a maximum recourse amount of 16% of sold receivables. Applied Power retains collection and administrative responsibilities on the participation interests sold as servicer for APCC and the Purchasers.

   APW Ltd. sells trade receivables to a third party in the ordinary course of business through the above accounts receivable financing facility. At August 31, 1998 and 1999, APW Ltd. accounts receivable were reduced by $38.4 million and $75.5 million, respectively, representing receivable interests sold under this program. Sales of trade receivables are reflected as a reduction of accounts receivable in the accompanying Combined Balance Sheets and the proceeds received, which are used to reduce debt, are included in cash flows from financing activities in the accompanying Combined Statements of Cash Flow. APW Ltd. expects to establish their own accounts receivable financing facility prior to the Distribution.

   APW Ltd.'s allocated portion of accounts receivable financing costs totaling $1.2 million, $1.7 million and $2.9 million for the years ended August 31, 1997, 1998 and 1999, respectively, are included in net financing costs in the accompanying Combined Statements of Earnings.

Note 6--Net Inventories

   The nature of APW Ltd.'s products in several significant parts of its business is such that they have a very short production cycle. Consequently, the amount of work-in-process at any point in time is minimal. In addition, many parts or components are ultimately either sold individually or assembled with other parts making a distinction between raw materials and finished goods impractical to determine. At these locations, APW Ltd. has not deemed it necessary or cost effective to categorize inventory by state of completion, but rather between material, labor and overhead.

   As a result of these factors, it is neither practical nor cost effective to segregate the amounts of raw materials, work-in-process or finished goods inventories at the respective balance sheet dates, as segregation would only be possible as the result of physical inventories which are taken at dates different from the balance sheet dates.

Note 7--Combined Equity

   The "Combined equity" caption in the accompanying combined financial statements represents Applied Power's cumulative net investment in the combined businesses of APW Ltd. Changes in the "Combined equity"

                                   APW LTD.

caption represent the net income (loss) of APW Ltd., net cash and noncash contributions from (distributions to) Applied Power, changes in allocated corporate debt and allocated corporate interest, net of tax. See the accompanying Combined Statements of Equity and Comprehensive Income for an analysis of the activity in the "Combined equity" caption for the three years ended August 31, 1999 and the six months ended February 29, 2000 (unaudited).

Note 8--Merger, Restructuring and Other Non-recurring Items

 Six Months Ended February 29, 2000

   In the second quarter of fiscal 2000, Applied Power allocated to APW Ltd. $2.2 million of fees and expenses associated with the Distribution transaction and incorporating APW Ltd. in Bermuda. Those fees and expenses are classified under the caption "Corporate Reorganization Expenses" in the Combined Statements of Earnings for the six months ended February 29, 2000 (unaudited), and represent APW Ltd.'s allocated portion of legal, accounting, tax and investment banking fees incurred through February 29, 2000 (unaudited), for services related to the transaction.

   Also in the second quarter of fiscal 2000, a subsidiary of APW Ltd. paid a $3.3 million pre-payment premium for the early retirement of debt in anticipation of the Distribution transaction. This charge is recorded in the Combined Statements of Earnings for the six months ended February 29, 2000 (unaudited), as an extraordinary loss, net of the $1.2 million tax benefit.

 Fiscal 1998

   In the fourth quarter of fiscal 1998, APW Ltd. recorded merger, restructuring and other one-time charges of $21.1 million. The pre-tax charges of $27.9 million related to costs associated with the ZERO merger, various plant and infrastructure consolidations, and other cost reduction and product rationalization efforts of APW Ltd. With the exception of approximately $3.3 million in reserves relating primarily to long-term lease commitments and other contractual obligations, no accrued restructuring reserves remained at August 31, 1999. The following table summarizes the manner in which these merger, restructuring and other non-recurring items were recorded in APW Ltd.'s fiscal 1998 Combined Statement of Earnings:

                                                                  (in thousands)
                                                                  --------------
      Merger, Restructuring and Other Non-recurring Items
        Cost of products sold....................................    $10,125
        Engineering, selling and administrative expenses.........      1,429
        Restructuring charges....................................     11,111
        Merger related expenses..................................      5,195
                                                                     -------
          Subtotal...............................................     27,860
      Less: Income tax benefit...................................      6,741
                                                                     -------
          Total..................................................    $21,119
                                                                     =======

   On July 31, 1998, a newly created subsidiary of APW Ltd. merged into ZERO Corporation after shareholder approval of both companies. All fees and expenses related to the ZERO merger and to the integration of the combined companies have been expensed as required under the pooling of interests method of accounting. Such fees and expenses, which have been allocated from Applied Power, amounted to $15.9 million and are included in the above $27.9 million pre-tax charge recorded in the fourth quarter of fiscal 1998. The total ZERO fees and expenses include transaction costs of approximately $5.2 million related to legal, accounting and financial advisory services. The remaining $10.7 million reflects costs associated with organizational realignment, closure

                                   APW LTD.

of ZERO headquarters, facility consolidation, a change in estimate of a receivable valuation and the write-off of obsolete inventory due to conforming of product lines.

   It is APW Ltd.'s strategy to become the premier, global electronic enclosure manufacturer. In line with that strategy, APW Ltd. completed eleven electronic enclosure acquisitions in fiscal 1997 and 1998, operating 34 facilities in 11 countries at August 31, 1998. As a result of this rapid expansion into the electronic enclosure business, there were significant rationalization and integration opportunities within and between the acquired businesses. In late fiscal 1998, APW Ltd. formalized a plan to eliminate redundancies and streamline operations within these acquired businesses. These rationalization efforts included consolidating three facilities into one in the northeastern United States, the consolidation of production of several product lines between facilities, standardization of design and development functions, and other organizational realignments. As a result of this plan, APW Ltd. recorded $7.1 million for related charges, including provisions for costs associated with employee severance and provisions for long-term lease commitments on closed facilities. APW Ltd. completed the planned reorganization of its acquired companies in fiscal 1999.

   Also in late fiscal 1998, APW Ltd. initiated aggressive programs to eliminate or reduce product lines and items which were not generating sufficient economic return. The programs include the elimination of slow moving or marginal products and the entire exit of less productive product lines. As a result of these programs, APW Ltd. recorded a $4.9 million charge to cost of products sold for the write-off of obsolete inventory. APW Ltd.'s product line initiatives were materially completed by the end of fiscal 1999.

   In total, the above $27.9 million pre-tax charge included $8.9 million for severance payments for a reduction of approximately 190 employees.

   In addition to the above fourth quarter fiscal 1998 $21.1 million after-tax charge, APW Ltd. recorded an allocated portion of two non-operating gains incurred by the corporate headquarters of ZERO. In the first quarter of fiscal 1998, APW Ltd. recorded a $1.0 million pre-tax gain related to proceeds received on a ZERO corporate officer life insurance policy. Also, in the third quarter of fiscal 1998, APW Ltd. recognized a $5.5 million pre-tax gain for APW Ltd.'s allocated share of a gain on the sale of ZERO corporate property.

Note 9--Debt

                                                                 August 31,
                                                              -----------------
                                                                1998     1999
                                                              -------- --------
                                                               (in thousands)
Long-term Debt:
  Borrowings under:
    General borrowings allocated from Applied Power.......... $233,404 $639,275
    Senior promissory notes, due March 8, 2011...............   50,000   50,000
    Floating rate unsecured loan notes, due 2003.............   27,386   30,681
    Pound Sterling multi-currency revolving credit agreement.   26,218    5,623
                                                              -------- --------
      Total long-term debt................................... $337,008 $725,579
                                                              ======== ========

   General borrowings allocated from Applied Power were determined based on a model that allocated API's debt proceeds on a where incurred basis and allocated Applied Power's net debt paydowns based on APW Ltd's free cash flow. The debt allocated to APW Ltd. from Applied Power includes portions of balances outstanding under Applied Power's multi-currency revolving credit agreement, Applied Power's $200 million senior subordinated notes due 2009, amounts outstanding from Applied Power's commercial paper program and other general debt. At August 31, 1999, the portion of Applied Power's multi-currency revolving credit facility allocated to APW Ltd. is $322.1 million. Of the APW Ltd. allocation of the multi-currency credit agreement,

                                   APW LTD.

$125.4 million and $196.7 million were denominated in the EURO and US Dollar on an allocated basis, respectively. See Note 2 -"Summary of Significant Accounting Policies--Basis of Presentation" for further discussion of Applied Power debt allocation.

   The Senior promissory notes due March 8, 2011 bear interest at 7.13%, and are payable in 11 annual installments of $4.5 million beginning March 8, 2001. The proceeds from the notes were used solely for the repurchase of ZERO's common stock in a Dutch Auction Tender Offer in fiscal 1996 and for payment of related expenses.

   The floating rate unsecured loan notes were entered into by APW Ltd. as a result of its acquisitions of VERO and Rubicon. The notes were exchanged with individual shareholders of VERO and Rubicon, at their option, in lieu of receiving cash payment for their tendered shares. The notes carry an interest rate of LIBOR minus 0.50% and can be redeemed at the option of the note holder on various dates through 2003.

   The Pound Sterling multi-currency revolving credit agreement was entered into by VERO in April 1998, prior to the acquisition of VERO by APW Ltd. The facility provides up to 27.5 million Pounds Sterling of multi-currency borrowings and expires in 2003. Any borrowings under this agreement carry an interest rate of LIBOR plus 0.65%, determined by the underlying currency of the debt which is being borrowed. At August 31, 1999, the facility had outstanding borrowings denominated in Pounds Sterling, German Marks, French Francs, US Dollars, Danish Krone and Italian Lira. The agreement has certain covenants regarding tangible net worth and debt-to-net worth, neither of which were deemed restrictive at August 31, 1999. The total unused line of credit available under this agreement at August 31, 1999 was approximately $38.4 million.

   Derivative Financial Instruments: As part of Applied Power's central interest rate management program, Applied Power has periodically entered into interest rate swap agreements with respect to portions of its outstanding debt. The purpose of these swaps is to protect Applied Power from the effect of an increase in interest rates. Applied Power's interest rate swap agreements in place at August 31, 1999 effectively converted $436.8 million of Applied Power's variable rate debt to a weighted average fixed rate of 5.03%. The Applied Power swap agreements in effect at August 31, 1999 expire on varying dates through 2006. Applied Power's Consolidated Balance Sheet at August 31, 1999 did not reflect a value for these interest rate swap agreements. If Applied Power were to terminate its interest rate swap agreements, Applied Power would have had to pay $4.2 million at August 31, 1998, and would have received $3.5 million at August 31, 1999.

   APW Ltd.'s allocated portion of the above interest rate swap activity in place at August 31, 1999 would effectively convert approximately $393 million of APW Ltd. allocated variable rate debt to a weighted average fixed rate of 5.03%. APW Ltd.'s allocated portion of the fair value of Applied Power's interest rate swaps is ($3.0) million and $3.2 million at August 31, 1998 and 1999, respectively.

   The purpose of APW Ltd.'s foreign currency hedging activities is to protect APW Ltd. from the risk that the eventual US Dollar cash flows resulting from the sale and purchase of products in foreign currencies will be adversely affected by changes in exchange rates. In addition, APW Ltd. seeks to manage the impact of foreign currency fluctuations related to the repayment of intercompany borrowings and, to a lessor degree, the impact of foreign currency fluctuations on the net assets of foreign subsidiaries. Fluctuations in the value of hedging instruments are offset by fluctuations in the value of the underlying exposures being hedged. APW Ltd. uses forward exchange contracts to hedge certain firm purchase and sales commitments and the related receivables and payables including other third party or intercompany foreign currency transactions. Cross-currency swaps are used to hedge foreign currency denominated payments related to intercompany loan agreements. Hedged transactions are denominated primarily in European currencies. The net realized and unrealized gains or losses on forward contracts deferred at August 31, 1999 were negligible. APW Ltd. also uses borrowings under long-

                                   APW LTD.

term foreign currency loans to partially hedge against declines in the value of net investments in certain foreign subsidiaries. APW Ltd. had no significant foreign currency contracts in place at August 31, 1999.

   The counterparties to these financial instruments consist of major financial institutions with investment grade or better credit ratings. APW Ltd. does not expect any losses from nonperformance by these counterparties.

   Adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," in fiscal 2001 will require APW Ltd. to record these instruments at their fair values. See Note 2--"Summary of Significant Accounting Policies--New Accounting Pronouncements."

   Short-term Debt: APW Ltd. had other short-term borrowings under unsecured non-committed lines of credit with banks at August 31, 1998 and 1999. Interest rates vary depending on the currency being borrowed. The weighted average interest rates on the US and non-US short-term borrowings were 5.24% and 5.45% at August 31, 1998 and 1999, respectively.

   Aggregate Maturities: Total APW Ltd. debt is based on the allocation of general corporate borrowings from Applied Power to APW Ltd. As such, the long-term debt principal maturities are based on the APW Ltd. percentage of debt relative to the maturities of Applied Power's historical debt being allocated. Long-term debt principal outstanding at August 31, 1999, on an allocated basis, would be payable as follows: fiscal 2000--$0, fiscal 2001--$10.7 million, fiscal 2002--$0, fiscal 2003--$21.8 million, fiscal 2004--$468.6 million, and $224.5 million thereafter.

Note 10--Leases

   APW Ltd. leases certain facilities, computers, equipment and vehicles under various lease agreements generally over periods of one to twenty years. Under most arrangements, APW Ltd. pays the property taxes, insurance, maintenance and expenses related to the leased property. Many of the leases include provisions which enable APW Ltd. to renew the lease based upon the fair values on the date of expiration of the initial lease.

   Future obligations on non-cancelable operating leases in effect at August 31, 1999 are: $17.9 million in fiscal 2000; $15.6 million in fiscal 2001; $21.2 million in fiscal 2002; $12.6 million in fiscal 2003; $9.6 million in fiscal 2004 and $114.4 million thereafter.

   Total rental expense under operating leases was $3.3 million, $9.1 million and $17.1 million in fiscal 1997, 1998 and 1999, respectively.

Note 11--Stock Option Plans

   Certain employees of APW Ltd. participate in stock option plans sponsored by Applied Power and have stock options outstanding under Applied Power's 1990 Stock Plan and 1996 Stock Plan, and ZERO's 1994 Stock Plan. No further options may be granted under Applied Power's 1990 Stock Plan and ZERO's 1994 Stock Plan, although options previously issued and outstanding under these plans remain exercisable pursuant to the provisions of the plans. Under the terms of Applied Power's 1996 Plan, options may be granted to officers and key employees. Options granted under Applied Power's plans generally have a maximum term of ten years and an exercise price equal to 100% of the fair market value of a share of Applied Power's common stock at the date of grant. Options generally vest 50% after two years and 100% after five years. ZERO's options have an exercise price not less than the fair market value of ZERO common stock on the date of grant. In addition, ZERO's options were granted with terms of five to eight years and become exercisable in annual installments (generally one-third of the total grant) commencing one year from the date of grant, on a cumulative basis.

                                   APW LTD.

   As part of the Distribution, APW Ltd. will adopt their own stock option plan and the outstanding stock options of APW Ltd. employees will be converted to an equivalent number of options to purchase the same value of APW Ltd. common stock based on the fair market value of APW Ltd. common stock at the time of the Distribution.

   A summary of option activity for these APW Ltd. employees under the Applied Power and ZERO stock option plans is as follows:

                                                     Number of  Weighted Average
                                                      Shares     Exercise Price
                                                     ---------  ----------------
      Outstanding at August 31, 1996                 1,506,572       $ 9.90
        Granted.....................................   208,850        19.01
        Exercised...................................   (11,072)       16.19
                                                     ---------       ------
      Outstanding at August 31, 1997                 1,704,350       $10.98
        Granted.....................................   187,322        31.96
        Exercised...................................  (233,999)        9.05
                                                     ---------       ------
      Outstanding at August 31, 1998                 1,657,673       $13.62
        Granted.....................................   427,400        27.13
        Exercised...................................  (109,379)       11.31
        Cancelled...................................    (9,300)       28.30
                                                     ---------       ------
      Outstanding at August 31, 1999................ 1,966,394       $16.62
      Exercisable at August 31, 1999................ 1,224,988       $11.17

   APW Ltd. applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock option plans. Accordingly, no compensation expense has been recognized by APW Ltd. for these stock-based compensation plans. If APW Ltd. had accounted for these stock options issued to APW Ltd. employees in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," APW Ltd.'s net earnings would have decreased by $0.2 million, $0.4 million and $1.0 million in fiscal 1997, 1998 and 1999, respectively.

   The pro forma effects of applying SFAS No. 123 may not be representative of the effects on reported net income for future years since options vest over several years and additional awards are made each year.

   The fair value of APW Ltd. employee stock options used to compute pro forma net earnings disclosures is the estimated present value at grant date using the Black-Scholes option-pricing model. The weighted average fair values per share of APW Ltd. options granted in fiscal 1997, 1998 and 1999 are $5.03, $11.40 and $10.44, respectively. The following weighted average assumptions were used in completing the model:

                                                  1997       1998       1999
                                                ---------  ---------  ---------
      Dividend yield...........................      0.33%      0.24%      0.20%
      Expected volatility......................      19.0%      23.5%      31.9%
      Risk-free rate of return.................       6.3%       5.5%       6.4%
      Expected life............................ 5.0 years  5.6 years  5.1 years

Note 12--Employee Benefit Plans

   Defined Benefit Pension Plan--APW Ltd. provides defined benefit pension benefits to certain United Kingdom employees of VERO who were entitled to those benefits prior to VERO's acquisition by APW Ltd.

                                    APW LTD.

The following tables provide a reconciliation of benefit obligations, plan assets, funded status and net periodic benefit cost for those plans:

                                                               VERO Pension
                                                                 Benefits
                                                             ------------------
                                                               1998      1999
                                                             --------  --------
                                                              (in thousands)
      Change in benefit obligation--
        Benefit obligation at beginning of year............. $    --   $ 50,698
        Service cost........................................      --      2,497
        Interest cost.......................................      --      3,315
        Acquisition.........................................   50,698       --
        Translation difference..............................      --     (1,030)
        Employee contributions..............................      --      1,071
        Actuarial loss......................................      --      9,553
        Benefits paid.......................................      --     (2,429)
                                                             --------  --------
          Benefit obligation at end of year................. $ 50,698  $ 63,675
                                                             ========  ========
      Change in plan assets--
        Fair value of plan assets at beginning of year...... $    --   $ 39,938
        Actual return on plan assets........................      --      6,709
        Acquisition.........................................   39,938       --
        APW Ltd. contributions..............................      --      2,262
        Employee contributions..............................      --      1,071
        Translation difference..............................      --       (792)
        Benefits paid from plan assets......................      --     (2,429)
                                                             --------  --------
          Fair value of plan assets at end of year.......... $ 39,938  $ 46,759
                                                             ========  ========
      Funded status of the plans............................ $(10,760) $(16,916)
      Unrecognized net loss.................................      --      5,993
                                                             --------  --------
          Accrued benefit cost.............................. $(10,760) $(10,923)
                                                             ========  ========
      Weighted-average assumptions as of August 31--
        Discount rate.......................................     6.30%     5.80%
        Expected return on plan assets......................     8.00%     7.50%
        Rate of compensation increase.......................     3.90%     3.80%

            === ===

                                                               VERO Pension
                                                                 Benefits
                                                            -------------------
                                                            1997  1998   1999
                                                            ----- ----- -------
                                                              (in thousands)
      Components of net periodic benefit cost--
        Service cost....................................... $ --  $ --  $ 3,569
        Employee contributions.............................   --    --   (1,071)
        Interest cost......................................   --    --    3,315
        Expected return on assets..........................   --    --   (3,189)
                                                            ----- ----- -------
          Benefit cost..................................... $ --  $ --  $ 2,624
                                                            ===== ===== =======

   The VERO pension benefits consist of two plans which cover the majority of VERO's United Kingdom employees, executives and directors. The assets of the plans are held in a separately administered trust and contributions are determined based on triennial actuarial valuations using the projected unit credit funding method. APW Ltd. assumed the accrued benefit obligation upon acquisition of VERO in June of 1998.

                                   APW LTD.

 Defined Contribution Benefit Plans

   Substantially all of APW Ltd.'s full-time US employees have been eligible to participate in a qualified 401(k) plan under the APW 401(k) Plan. Under the provisions of the 401(k) Plan, the plan administrator acquires shares of Class A Common Stock on the open market and allocates such shares to accounts set aside for APW Ltd. employee's retirements. APW Ltd. core contributions generally equal 3% of each employee's annual cash compensation, subject to IRS limitations. Additionally, employees generally may contribute up to 15% of their base compensation. APW Ltd. also matches approximately 25% of each employee's contribution up to the participant's first 6% earnings.

   During the years ended August 31, 1997, 1998 and 1999, pre-tax expense related to the above defined contribution plan was approximately $3.2 million, $3.7 million and $5.3 million, respectively.

   Non-US Benefit Plans--APW Ltd. contributes to a number of retirement programs for employees outside the US. Pension expense under these programs amounted to approximately $0.1 million, $0.9 million and $1.9 million in fiscal 1997, 1998 and 1999, respectively. As these plans are not significant APW Ltd. does not determine the actuarial value of accumulated plan benefits or net assets available for benefits.

Note 13--Income Taxes

   Income tax expense consists of the following (in thousands):

                                                       1997     1998     1999
                                                      -------  -------  -------
      Currently payable:
        Federal...................................... $15,224  $17,513  $(3,029)
        Foreign......................................     (53)   1,190    9,281
        State........................................   2,595    2,456      489
                                                      -------  -------  -------
          Subtotals..................................  17,766   21,159    6,741
                                                      -------  -------  -------
      Deferred:
        Federal......................................   1,097   (5,215)   5,276
        Foreign......................................     --     1,958   (1,328)
        State........................................      36     (743)     701
                                                      -------  -------  -------
          Subtotals..................................   1,133   (4,000)   4,649
                                                      -------  -------  -------
          Totals..................................... $18,899  $17,159  $11,390
                                                      =======  =======  =======

   Income tax expense differs from the amounts computed by applying the Federal income tax rate to earnings before income tax expense. A reconciliation of income taxes at the US statutory rate to the effective tax rate follows:

                                                        % of Pretax Earnings
                                                        -----------------------
                                                         1997    1998    1999
                                                        ------  ------  -------
      Federal statutory rate...........................   35.0%   35.0%    35.0%
      State income taxes, net of Federal effect........    3.4     3.1      2.4
      Non-deductible amortization and other expenses...    0.3    11.1     14.3
      Net effects of foreign tax rates and credits.....   (1.6)    0.8    (16.0)
      Other items......................................    0.3    (1.7)     0.1
                                                        ------  ------  -------
      Effective tax rate...............................   37.4%   48.3%    35.8%
                                                        ======  ======  =======

                                   APW LTD.

   Temporary differences and carryforwards which gave rise to the deferred tax assets and liabilities included the following items (in thousands):

                                                                 August 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
      Deferred income tax assets:
        Operating loss and state tax credit carryforwards..... $   772  $ 1,159
        Compensation and other employee benefits..............  10,711    9,053
        Inventory items.......................................   1,671    2,822
        Restructuring expenses................................   5,349    1,362
        Deferred income.......................................     405      994
        Book reserves and other items.........................   3,459    1,369
                                                               -------  -------
          Total deferred assets...............................  22,367   16,759
        Valuation allowance...................................    (772)  (1,159)
                                                               -------  -------
          Net deferred income tax assets......................  21,595   15,600
                                                               -------  -------
      Deferred income tax liabilities:
        Depreciation and amortization.........................  13,800   15,450
        Inventory items.......................................     442      442
        Other items...........................................   2,022     (639)
                                                               -------  -------
          Net deferred income tax liabilities.................  16,264   15,253
                                                               -------  -------
      Net deferred income taxes............................... $ 5,331  $   347
                                                               =======  =======

   The valuation allowance represents a reserve for foreign and domestic operating loss and state tax credit carryforwards for which utilization is uncertain. The increase in the valuation allowance represents the current year increase in such loss carryforwards. The majority of the foreign losses may be carried forward indefinitely. The state loss carryforwards expire in various years through 2014.

   APW Ltd.'s policy is to remit earnings from foreign subsidiaries only to the extent any resultant foreign income taxes are creditable in the US. Accordingly, APW Ltd. does not currently provide for the additional US and foreign income taxes which would become payable upon remission of undistributed earnings of foreign subsidiaries. Undistributed earnings on which additional income taxes have not been provided amounted to approximately $31.8 million at August 31, 1999. If all such undistributed earnings were remitted, an additional provision for income taxes of approximately $0.8 million would have been necessary as of August 31, 1999.

   Earnings from continuing operations before income taxes from non-US operations were $1.9 million, $7.9 million and $25.9 million for 1997, 1998 and 1999, respectively.

                                   APW LTD.

Note 14--Supplemental Combined Balance Sheet Information

                                                                 August 31,
                                                              -----------------
                                                                1998     1999
                                                              -------- --------
                                                               (in thousands)
Accounts receivable--
  Accounts receivable........................................ $ 95,429 $105,302
  Less allowances............................................    2,499    3,537
                                                              -------- --------
    Accounts receivable, net................................. $ 92,930 $101,765
                                                              ======== ========
Property, plant and equipment--
  Property................................................... $  3,065 $ 15,739
  Plant......................................................   47,320   33,508
  Machinery and equipment....................................  179,941  308,146
                                                              -------- --------
    Total....................................................  230,326  357,393
  Less accumulated depreciation..............................   82,437  162,489
                                                              -------- --------
    Property, plant and equipment, net....................... $147,889 $194,904
                                                              ======== ========
                                                                 August 31,
                                                              -----------------
                                                                1998     1999
                                                              -------- --------
Goodwill--
  Goodwill................................................... $343,810 $719,717
  Less accumulated amortization..............................    7,285   32,191
                                                              -------- --------
    Goodwill, net............................................ $336,525 $687,526
                                                              ======== ========
Other Intangibles--
  Other intangibles.......................................... $ 17,892 $ 18,662
  Less accumulated amortization..............................    5,540    7,031
                                                              -------- --------
    Other intangibles, net................................... $ 12,352 $ 11,631
                                                              ======== ========

Note 15--Business Segment, Geographic and Customer Information

   APW Ltd. is organized as one reportable segment. APW Ltd. supplies electronic enclosures, power supplies, thermal systems, backplanes, and cabling either as individual products, or as an integrated system incorporating certain of APW Ltd.'s product design, supply chain management, assembly and test capabilities. Sales between geographic areas are insignificant and are accounted for at prices intended to yield a reasonable return to the selling affiliate.

   The following table summarizes financial information by geographic region. The information for Operating Earnings includes the effects of the merger, restructuring and other non-recurring items discussed in Note 8--"Merger, Restructuring and Other Non-recurring Items." Fiscal 2000 results include $2.2 million in fees and expenses allocated by Applied Power to APW Ltd. associated with the spin-off and incorporating APW Ltd. offshore with the entire amount being allocated to General corporate and other. Fiscal 1998 results include a

                                   APW LTD.

$27.9 million restructuring and merger charge that was allocated by geographic region as follows: $18.3 million in North America, $8.8 million General Corporate and $0.8 million in Europe.

                            Years Ended August 31,           Six Months Ended
                         ------------------------------  -------------------------
                                                         February 28, February 29,
                           1997      1998       1999         1999         2000
                         --------  --------  ----------  ------------ ------------
                                                         (Unaudited)  (Unaudited)
Net sales:
  North America......... $334,391  $460,998  $  576,034    $266,247    $  327,082
  Europe and other......   40,927   132,212     479,304     246,993       239,134
                         --------  --------  ----------    --------    ----------
    Totals.............. $375,318  $593,210  $1,055,338    $513,240    $  566,216
                         ========  ========  ==========    ========    ==========
Operating earnings:
  North America......... $ 64,355  $ 53,502  $   58,727    $ 21,093    $   38,076
  Europe and other......    1,536     8,548      31,536      21,383        11,608
  General corporate and
   other................   (7,107)  (18,575)     (7,377)     (3,747)       (5,848)
                         --------  --------  ----------    --------    ----------
    Totals.............. $ 58,784  $ 43,475  $   82,886    $ 38,729    $   43,836
                         ========  ========  ==========    ========    ==========
Assets:
  North America.........           $370,602  $  367,475                $  391,180
  Europe and other......            334,049     760,435                   743,813
  General corporate and
   other................             14,594      52,068                    49,509
                                   --------  ----------                ----------
    Totals..............           $719,245  $1,179,978                $1,184,502
                                   ========  ==========                ==========

   Corporate assets, which are not allocated, represent principally cash and deferred income taxes.

   No single customer accounted for more than 10% of total net sales in 1997, 1998 or 1999. Export sales from domestic operations were less than 3% of total net sales in each of the periods presented.

Note 16--Contingencies and Litigation

   APW Ltd. is a party to various legal proceedings which have arisen in the normal course of its business. These legal proceedings typically include product liability, environmental, labor, patent claims and commission disputes. APW Ltd. has recorded reserves for loss contingencies based on the specific circumstances of each case. Such reserves are recorded when it is probable that a loss has been incurred as of the balance sheet date and such loss can be reasonably estimated. In the opinion of management, the resolution of these contingencies will not have a material adverse effect on APW Ltd.'s financial condition, results of operations or cash flows.

   APW Ltd. has facilities in a number of geographic locations that are subject to a range of environmental laws and regulations. Compliance with these laws has and will require expenditures on a continuing basis. Predecessors to APW Ltd. have been identified by the United States Environmental Protection Agency as "Potentially Responsible Parties" regarding various multi-party Superfund sites. Potentially responsible parties are jointly and severally liable with respect to Superfund site remediation liabilities. Any liability in connection with these sites has been assumed by APW Ltd. Based on our investigations, we believe that we are a de minimis participant in certain of these sites. As to one other site, we are a minor participant, and our share of estimated cleanup costs is not likely to exceed $1.4 million. As to another EPA site where we are not a de minimis participant, the state has required us to conduct additional ground water testing at our former manufacturing facility, and we cannot reasonably estimate the amount of our liability, if any. In addition, we are also involved in other state cleanup actions for which we believe the aggregate costs of remediation are adequately reserved for.

                                   APW LTD.

   APW Ltd. anticipates that environmental costs will be expensed or capitalized depending on their future economic benefits. Expenditures that have no future economic value will be expensed. Liabilities will be recorded when environmental remediation is probable and the costs can be reasonably estimated. Environmental expenditures over the last three years for APW Ltd. have not been material. Although the level of future expenditures for environmental remediation is impossible to determine with any degree of certainty, in our opinion these costs are not likely to have a material adverse effect on our financial position, results of operations or cash flows. Environmental remediation accruals of $2.1 million and $2.8 million were included in the Combined Balance Sheets for APW Ltd. and its subsidiaries at August 31, 1998 and 1999, respectively.

Note 17--Quarterly Financial Data (Unaudited)

                                                         Fiscal 1998
                                              ----------------------------------
                                              First    Second   Third  Fourth(1)
                                              ------ ---------- ------ ---------
                                                        (In millions)
Net sales.................................... $124.6   $125.5   $139.2  $203.9
Gross profit.................................   44.7     44.1     48.3    57.0
Net earnings.................................    8.8      7.3     10.0    (7.8)
                                                         Fiscal 1999
                                              ----------------------------------
                                              First    Second   Third   Fourth
                                              ------ ---------- ------ ---------
                                                        (In millions)
Net sales.................................... $263.2   $250.1   $260.5  $281.5
Gross profit.................................   75.9     64.5     72.4    79.0
Net earnings.................................    7.8      3.3      3.9     5.4
                                                 Fiscal 2000
                                              -----------------
                                              First  Second (2)
                                              ------ ----------
                                                (In millions)
Net sales.................................... $289.1   $277.1
Gross profit.................................   77.4     72.3
Net earnings.................................    6.4      2.5

--------
(1) Fiscal 1998 fourth quarter results include a pre-tax charge of $27.9 million related to costs associated with the ZERO merger, various plant and infrastructure consolidations, and other cost reduction and product rationalization efforts of APW Ltd.
(2) Includes $2.2 million allocated charge for fees and expenses associated with the Distribution and the incorporating of APW Ltd. offshore. Those fees and expenses which are included in the Combined Statements of Earnings for the six months ended February 29, 2000, represent APW Ltd.'s allocated portion of legal, accounting, tax and investment banking fees incurred through February 29, 2000 for services related to the transaction.
  Also in the second quarter of fiscal 2000, a $3.3 million make-whole premium ($2.1 million net of tax benefit) was paid in connection with the early retirement of debt in anticipation of the Distribution. This charge is recorded in the Combined Statements of Earnings for the six months ended February 29, 2000, as an extraordinary item, net of tax.

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To the Directors of Applied Power Inc.:

   Our audits of the combined financial statements referred to in our report dated April 20, 2000 on page F-1 of this Form 10 also included an audit of the information as of and for the years ended August 31, 1997, 1998 and 1999, respectively, set forth in the Financial Statement Schedule included in this Form 10. In our opinion, this Financial Statement Schedule presents fairly, in all material respects, the information set forth therein as of and for the years ended August 31, 1997, 1998, and 1999, when read in conjunction with the related combined financial statements.

                                          PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
April 20, 2000

                           APW LTD. AND SUBSIDIARIES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                             (Dollars in Thousands)

                                                   Additions      Deductions
                                              ------------------- ----------
                                                                   Accounts
                         Balance at Effect of Charged to           Written           Balance
                         Beginning  Excluded  Costs and    Net     Off Less          at End
      Description        of Period  Activity   Expenses  Acquired Recoveries Other  of Period
      -----------        ---------- --------- ---------- -------- ---------- -----  ---------
Deducted from assets to
 which they apply:
  Allowance for losses--
   trade accounts
   receivable
    August 31, 1997.....  $   760     $ --      $  220    $  133    $  216   $ --    $   897
                          =======     =====     ======    ======    ======   =====   =======
    August 31, 1998.....  $   897     $  59     $1,295    $  509    $  233   $ (28)  $ 2,499
                          =======     =====     ======    ======    ======   =====   =======
    August 31, 1999.....  $ 2,499     $ --      $  641    $1,254    $  801   $ (56)  $ 3,537
                          =======     =====     ======    ======    ======   =====   =======
  Allowance for losses--
   Inventory
    August 31, 1997.....  $   626     $ --      $1,048    $  280    $  141   $ --    $ 1,813
                          =======     =====     ======    ======    ======   =====   =======
    August 31, 1998.....  $ 1,813     $ 162     $7,604    $4,627    $  827   $(192)  $13,187
                          =======     =====     ======    ======    ======   =====   =======
    August 31, 1999.....  $13,187     $ --      $4,197    $1,359    $6,521   $(286)  $11,936
                          =======     =====     ======    ======    ======   =====   =======

                                 Annex A

                                    BERMUDA

                            THE COMPANIES ACT 1981

                         MEMORANDUM OF CONTINUANCE OF
                           COMPANY LIMITED BY SHARES
                               (Section 132C(2))

                           MEMORANDUM OF CONTINUANCE
                                      OF
                                   APW Ltd.
                  (hereinafter referred to as "the Company")

1. The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.

2. The Company is an exempted company as defined by the Companies Act 1981.

3. The authorised share capital of the Company is US$3,000,000 divided into 300,000,000 shares of US$0.01 each. The minimum share capital of the company is US$12,000.

4. The Company shall not have power to hold land situated in Bermuda.

5. Details of Incorporation:

  The Company was incorporated in TEXAS under the Texas Business Corporation Act, on the 25th day of May, 2000 under the name Wright Line Texas Inc.

6. The objects of the Company from the date of continuance are:

   1. packaging of goods of all kinds;

   2. buying, selling and dealing in goods of all kinds;

   3. designing and manufacturing of goods of all kinds;

   4. mining and quarrying and exploration for metals, minerals, fossil fuel and precious stones of all kinds and their preparation for sale or use;

   5. exploring for, the drilling for, the moving, transporting and refining petroleum and hydro carbon products including oil and oil products;

   6. scientific research including the improvement discovery and development of processes, inventions, patents and designs and the construction, maintenance and operation of laboratories and research centres;

   7. land, sea and air undertakings including the land, ship and air carriage of passengers, mails and goods of all kinds;

   8. ships and aircraft owners, managers, operators, agents, builders and repairers;

   9. acquiring, owning, selling, chartering, repairing or dealing in ships and aircraft;

  10. travel agents, freight contractors and forwarding agents;

  11. dock owners, wharfingers, warehousemen;

  12. ship chandlers and dealing in rope, canvas oil and ship stores of all kinds;

  13. all forms of engineering;

  14. farmers, livestock breeders and keepers, graziers, butchers, tanners and processors of and dealers in all kinds of live and dead stock, wool, hides, tallow, grain, vegetables and other produce;

  15. acquiring by purchase or otherwise and holding as an investment inventions, patents, trade marks, trade names, trade secrets, designs and the like;

  16. buying, selling, hiring, letting and dealing in conveyances of any sort;

  17. employing, providing, hiring out and acting as agent for artists, actors, entertainers of all sorts, authors, composers, producers, directors, engineers and experts or specialists of any kind;

  18. to acquire by purchase or otherwise and hold, sell, dispose of and deal in real property situated outside Bermuda and in personal property of all kinds wheresoever situated; and

  19. to enter into any guarantee, contract of indemnity or suretyship and to assure, support or secure with or without consideration or benefit the performance of any obligations of any person or persons and to guarantee the fidelity of individuals filling or about to fill situations of trust or confidence.

7. Powers of the Company

  1. The Company shall, pursuant to the Section 42 of the Companies Act 1981, have the power to issue preference shares which are, at the option of the holder, liable to be redeemed.

  2. The Company shall, pursuant to Section 42A of the Companies Act 1981, have the power to purchase its own shares.

   Signed by a duly authorised person in the presence of at least one witness attesting the signature thereof:

      /s/ Anthony W. Asmuth III                  /s/ Susan T. Lapinski
-------------------------------------    --------------------------------------
   Anthony W. Asmuth III, Director                      Witness

Dated this 30th day of May, 2000.

                                  Annex B

                                B Y E - L A W S

                                       of

                                    APW LTD.

                                INTERPRETATION

1. Interpretation

   In the Bye-laws the following words and expressions shall, where not inconsistent with the context, have the following meanings respectively:

     (a) "Act" means the Companies Act 1981 as amended from time to time;

     (b) "acting in concert" includes:

       (i) persons who, pursuant to an agreement actively cooperate either in acquiring or holding or seeking to acquire or hold shares or the beneficial ownership of shares, or rights over shares, carrying voting rights in the Company, or in the exercise of voting rights with respect to shares in the Company;

       (ii) a company with any of its directors (or their spouses, minor children, nominees, related trusts or companies in which any director holds or beneficially owns ten percent (10%) or more of the shares, or rights over shares, carrying voting rights);

       (iii) a company with the trustees or managers of any of its pension, provident or employee benefit funds or any of its employee stock option schemes;

       (iv) a person who is a fund manager, with an investment company, unit trust or other person whose investments such person manages on a discretionary basis, in respect of the relevant investment accounts;

       (v) a company with its parent company or any of its subsidiaries; and

       (vi) a company, in which ten percent (10%) or more of the shares, or rights over shares, carrying voting rights are held or beneficially owned by a person, with any other company in which ten percent (10%) or more of the shares, or rights over shares, carrying voting rights are held or beneficially owned by the same person;

     (c) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another person and any person who is the beneficial owner of ten percent (10%) or more of a company's outstanding voting shares shall be deemed to control such company;

     (d) "agreement" includes any arrangements, undertakings, or understandings and (without prejudice to the generality of the foregoing) provisions whether express or implied and whether conditional or absolute;

     (e) "Alternate Director" means an alternate director appointed in accordance with these Bye-laws;

     (f) "Auditor" includes any individual or partnership;

     (g) "beneficial owner" means a person (excluding an underwriter, acting in the ordinary course of business as an underwriter, who acquires shares pursuant to any issue or offer of shares underwritten by him):

       (i) who individually or with or through any affiliate or beneficially owns shares

       (ii) who individually or with or through any affiliate has;

         (a) the right to acquire shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise; PROVIDED THAT a person shall not be deemed the beneficial owner of any share tendered pursuant to a tender or exchange offer until such offer is accepted; or

         (b) the right to vote shares pursuant to any agreement PROVIDED THAT a person shall not be deemed the beneficial owner of any share under this subparagraph b. if the right to vote such share arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to Members or any class of Members generally; or solely under a nominee agreement or trust where the nominee or trustee has no economic interest in the share (other than the right to be paid normal nominee or trustee fees or remuneration); or

       (iii) who has any agreement for the purpose of acquiring, holding, voting (except where the right to vote is within the exclusion of subparagraph (ii) b. above) or disposing of any shares with any other person who beneficially owns, or whose affiliates directly or indirectly beneficially own, shares or any interest therein;

     (h) "Board" means the Board of Directors of the Company appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or the Directors present at a meeting of directors at which there is a quorum;

     (i) "Business Combination" means any scheme of arrangement, reconstruction, amalgamation takeover or similar business combination involving the Company or any subsidiaries and any other person;

     (j) "Cause" means (i) conviction on indictment of an indictable offence or (ii) incapacity as determined by two doctors selected by the Board;

     (k) "Company" means the company incorporated in Bermuda for which these Bye-laws are approved and confirmed;

     (l) "Controlled Member" means (subject to any grandfather provisions in these bye-laws) any Member whose interest in shares comprising Controlled Shares would, upon giving effect to the principle that Members shall have one vote for each share, confer upon that Member, twenty percent (20%) or more of the votes that may be cast by all holders of shares;

     (m) "Controlled Shares" means:

       (i) all shares directly, indirectly, or constructively owned or beneficially owned by a Controlled Member which confer in excess of twenty percent (20%) of the votes that may be cast by all holders of shares; and

       (ii) all shares directly, indirectly or constructively owned or beneficially owned as a result of voting power held or shared by any person or group of persons acting in concert which confer in excess of twenty percent (20%) of the votes that may be cast by all holders of shares;

     (n) "Cut-back Formula" means C - (20% of T) X 10 + (20% of T)
                                   T

  that is (((C-(20% of T)) divided by T) X 10) plus (20% of T) where "T" is the aggregate number of votes conferred by all shares in issue, and "C" is the number of shares owned by that Controlled Member;

     (o) "Director" means a director of the Company and includes an Alternate Director;

     (p) "Member" means the person registered in the Register of Members, directly or indirectly, including beneficial ownership as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons as the context so requires;

     (q) "Notice" means written notice unless otherwise specifically stated;

     (r) "Officer" means any person appointed by the Board to hold an office in the Company;

     (s) "paid up" means paid up or credited as paid up;

     (t) "Register of Members" means the Register of Members of the Company and includes any branch or sub-register;

     (u) "Resident Representative" means any person appointed to act as resident representative and includes any deputy or assistant resident representative;

     (v) "Resolution" means a resolution of the Board or, as the case may be the Members or, where required, of a separate class or separate classes of Members in general meeting or by unanimous written resolution in accordance with the provisions of the Act and these Bye-laws;

     (w) "Seal" means the common seal of the Company and includes any duplicate thereof;

     (x) "Secretary" includes a deputy or temporary or assistant Secretary and any person appointed by the Board to perform any of the duties of the Secretary;

     (y) "Signed" includes signature, reproduction of signatures by mechanical means, telecopy or faxed, and cognate expressions shall be construed similarly;

     (z) "Special Resolution" means a resolution passed by both (i) a majority of not less than 75% of votes cast by such Members as, being entitled so to do, vote in person or by proxy or by duly authorised corporate representative, unless the matter involves a merger, business combination or amalgamation recommended by a majority of the board, in which case not less than 50% of the vote cast needed to pass such resolution and (ii) a majority of 75% or 50%, as the case may be, in number of the Members present in person or by proxy or by duly authorised corporate representative at a general meeting of which not less than twenty-one (21) clear days' notice (save where a longer period is required by these Bye-laws), specifying the intention to propose the resolution as a Special Resolution, has been duly given PROVIDED THAT when shares are held by members of another company, firm or partnership, association or other body corporate or unincorporate and such persons act in concert, or when shares are held by or for a group of Members who act in concert, such persons shall be deemed to be one Member;

     (aa) "these Bye-laws" means these Bye-laws in their present form or as amended from time to time;

     (ii) (i) words importing the singular number also include the plural number and vice versa;

     (ii) words importing the masculine gender also include the feminine and neuter genders, respectively;

     (iii) words importing persons include companies or associations or bodies of persons, whether corporate or un-incorporate;

     (iv) reference to writing shall include typewriting, printing, lithography, photography, electronic and other modes of representing or reproducing words in a legible and non-transitory form; any words or expressions defined in the Act in force at the date when these Bye-laws or any part thereof are adopted shall bear the same meaning in these Bye-laws or such part (as the case may be);

     (v) the word "may" shall be construed as permissive and the word "shall" shall be construed as imperative;

     (vi) any words or expressions defined in the Companies Act in force at the date when these Bye-laws or any part thereof are adopted shall bear the same meaning in these Bye-laws or such part (as the case may be);

     (vii) headings used in these Bye-laws are for convenience only and shall not be used in constructing the terms of these Bye-laws.

                              BOARD OF DIRECTORS

2. Board of Directors

   The business of the Company shall be managed and conducted by the Board.

3. Management of the Company

   (1) In managing the business of the Company, the Board may exercise all the powers of the Company which are not, by statute or by these Bye-laws, expressly required to be exercised by the Company in general meeting.

   (2) No direction regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that direction regulation or alteration had not been made.

   (3) The Board may procure that the Company pays all expenses incurred in promoting, incorporating, and continuing the Company in Bermuda.

4. Power to appoint managing director or chief executive officer

   The Board may from time to time appoint one or more Directors to the office of managing director or chief executive officer of the Company who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company.

5. Power to appoint manager

   The Board may appoint a person to act as manager of the Company's day to day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business.

6. Power to authorise specific actions

   The Board may from time to time and at any time authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any agreement, document or instrument on behalf of the Company.

7. Power to appoint attorney

   The Board may from time to time and at any time by power of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney. Such attorney may, if so authorised under the seal of the Company, execute any deed or instrument under such attorney's personal seal with the same effect as the affixation of the seal of the Company.

8. Power to delegate to a committee

   The Board may delegate any of its powers to a committee (including, without limitation, an audit committee, a compensation committee and a committee to nominate the appointment of directors) appointed by the Board which may consist partly or entirely of non-Directors and every such committee shall conform to such directions as the Board shall impose on them. The meeting and proceedings of any such committee shall be governed by the provisions of these Bye-laws regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by directions imposed by the Board.

9. Power to appoint and dismiss employees

   The Board may appoint, suspend or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties.

10. Power to borrow and charge property

   The Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party.

11. Exercise of power to purchase shares of or discontinue the Company

   (1) The Board may exercise all the powers of the Company to purchase all or any part of its own shares pursuant to Section 42A of the Act.

   (2) The Board may exercise all the powers of the Company to discontinue the Company to a named country or jurisdiction outside Bermuda pursuant to Section 132G of the Act.

12. Election of Directors

   (1) The Board shall consist of not less than three Directors or such number in excess thereof as the Board may from time to time determine but not more than eight (8).

   (2) There shall be a rotating Board consisting of three classes of Directors which shall be known as Class 1, Class 2 and Class 3. Class 1 shall retire at the first annual general meeting; Class 2 shall retire at the second annual general meeting and Class 3 shall retire at the third annual general meeting. This sequence shall be repeated thereafter. Each director in a Class shall be eligible for re-election at the annual general meeting of the Company at which such Class retires to hold office for three years or until successors are elected or appointed.

   (3) Any additional Directors elected so as to increase the total number of Directors then in office shall be elected to such Class as will ensure that the number of Directors in each Class remains equal and if that is not possible to the Class which is retiring at the annual general meeting at which such Director is elected or, if any such Director is elected otherwise than at an annual general meeting to the Class which was elected at the most recent prior annual general meeting.

   (4) If at the meeting at which a Director retires by rotation, the Company does not fill the vacancy so created, the retiring Director shall, if willing to act, be deemed to have been reappointed unless at the meeting it is resolved not to fill the vacancy or unless a resolution for the reappointment of the Director is put to the meeting and lost.

   (5) No person other than a Director retiring by rotation shall be appointed or reappointed a Director at any general meeting unless:

     (a) he is recommended by the Board; or

     (b) not less than 60 nor more than 90 clear days before the date appointed for the meeting, notice executed by a Member qualified to vote at the meeting has been given to the Company of the intention of that Member to propose that person for appointment or reappointment as a Director; or

     (c) the appointment or reappointment is approved by a Special Resolution of the Members.

   (6) the appointment or re-appointment of any person proposed as a Director shall be effected by a separate resolution.

   (7) The Board may appoint one or more persons willing to act to be a Director, either to fill a vacancy or vacancies or, as an additional Director or Directors. A Director so appointed shall hold office only until the next following annual general meeting, and shall not be taken into account in determining the Directors who are to retire by rotation at the meeting, and shall then be eligible for re-election.

13. Defects in appointment of Directors

   All acts done bona fide by any meeting of the Board or by a committee of the Board or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

14. Alternate Directors

   (1) Any general meeting of the Company may elect a person or persons to act as a Director in the alternative to any one or more of the Directors of the Company or may authorise the Board to appoint such Alternate Directors. Unless the Members otherwise resolve, any Director may appoint a person or persons to act as a Director in the alternative to himself or herself by notice in writing deposited with the Secretary. Any person so elected or appointed shall have all the rights and powers of the Director or Directors for whom such person is appointed in the alternative PROVIDED THAT such person shall not be counted more than once in determining whether or not a quorum is present.

   (2) An Alternate Director shall be entitled to receive notice of all meetings of the Board and to attend and vote at any such meeting at which a Director for whom such Alternate Director was appointed in the alternative is not personally present and generally to perform at such meeting all the functions of such Director for whom such Alternate Director was appointed.

   (3) An Alternate Director shall cease to be such if the Director for whom such Alternate Director was appointed ceases for any reason to be a Director but may be re-appointed by the Board as alternate to the person appointed to fill the vacancy in accordance with these Bye-laws.

15. Removal of Directors

   (1) The Members may, at any special general meeting convened and held in accordance with these Bye-laws only, solely remove a Director for Cause PROVIDED THAT

     (a) the notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served on such Director not less than 90 days before the meeting and at such meeting such Director shall be entitled to be heard on the motion for such Director's removal;

     (b) the resolution is passed as a Special Resolution;

     (c) no more than one third of the Directors for the time being in office shall be removed at any general meeting.

   (2) A vacancy on the Board created by the removal of a Director under the provisions of subparagraph (1) of this Bye-law may be filled by the Members at the meeting at which such Director is removed and, in the absence of such election or appointment, the Board may fill the vacancy.

16. Vacancies on the Board

   (1) The Board shall have the power from time to time and at any time to appoint any person as a Director to fill a vacancy on the Board occurring as the result of the death, disability, disqualification or resignation of any Director and to appoint an Alternate Director to any Director so appointed.

   (2) The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at meetings of the Board, the continuing Directors or Director may act for the purpose of (i) summoning a general meeting of the Company or (ii) preserving the assets of the Company.

   (3) At the option of the board, the office of Director shall be vacated if the Director:

     (a) is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;

     (b) is or becomes bankrupt or makes any arrangement or composition with his creditors generally;

     (c) is or becomes of unsound mind or dies;

     (d) resigns his or her office by notice in writing to the Company.

17. Notice of meetings of the Board

   (1) The Chairman or a majority of the Directors may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board.

   (2) Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to such Director verbally in person or by telephone or otherwise communicated or sent to such Director by post, cable, telex, telecopier, facsimile or other mode of representing words in a legible and non-transitory form at such Director's last known address or any other address given by such Director to the Company for this purpose.

18. Quorum at meetings of the Board

   The quorum necessary for the transaction of business at a meeting of the Board may be fixed by the Directors and, unless so fixed, shall be a majority of the Directors.

19. Meetings of the Board

   (1) The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit subject to the provisions of these Bye-laws.

   (2) Directors may participate in any meeting of the Board by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

   (3) A resolution put to the vote at a meeting of the Board shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the Chairman of the Board shall have a second or casting vote.

20. Unanimous written resolutions

   A resolution in writing signed by all the Directors which may be in counterparts, shall be as valid as if it had been passed at a meeting of the Board duly called and constituted, such resolution to be effective on the date on which the last Director signs the resolution. For the purposes of this Bye-law only, "Director" shall not include an Alternate Director.

21. Contracts and disclosure of Directors' interests

   (1) Any Director, or any Director's firm, partner or any company with whom any Director is associated, may act in a professional capacity for the Company and such Director or such Director's firm, partner or such company shall be entitled to remuneration for professional services as if such Director were not a Director, PROVIDED THAT nothing herein contained shall authorise a Director or Director's firm, partner or such company to act as Auditor of the Company.

   (2) A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest as required by the Act.

   (3) Following a declaration being made pursuant to this Bye-law, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

22. Remuneration of Directors

   The remuneration (if any) of the Directors shall be determined by the Board and shall be deemed to accrue from day to day. The Directors may also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from meetings of the Board, any committee appointed by the Board, general meetings of the Company, or in connection with the business of the Company or their duties as Directors generally.

                                   OFFICERS

23. Officers of the Company

   The Officers of the Company shall consist of a President and a Vice President or a Chairman and a Deputy Chairman, a Secretary and such additional Officers as the Board may from time to time determine all of whom shall be deemed to be Officers for the purposes of these Bye-laws.

24. Appointment of Officers

   (1) The Board shall, as soon as possible after the statutory meeting of Members and after each annual general meeting, appoint a President and a Vice President or a Chairman and a Deputy Chairman who shall be Directors.

   (2) The Secretary and additional Officers, if any, shall be appointed by the Board from time to time.

25. Remuneration of Officers

   The Officers shall receive such remuneration as the Board may from time to time determine.

26. Duties of Officers

   The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

27. Chairman of meetings

   The Chairman of the Company or the President shall preside as chairman at all meetings of the Members and of the Board. If at any meeting the Chairman or the President is not present within 15 minutes after the time appointed for holding the meeting, or if the Chairman or President is not willing to act as chairman, the Deputy Chairman or Vice President, if present and willing to act, shall act as chairman of the meeting. In the absence (or event of unwillingness to act) of the Chairman or President and the Deputy Chairman or Vice President a chairman of the meeting shall be appointed or elected from one of their number by those Directors present at the meeting. If no Director present is willing to act as chairman the Members present and entitled to vote shall elect one of their number to be chairman of the meeting.

28. Register of Directors and Officers

   The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Act.

                                    MINUTES

29. Obligations of Board to keep minutes

   (1) The Board shall cause minutes to be duly entered in books provided for the purpose:-

     (a) of all elections and appointments of Officers;

     (b) of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

     (c) of all resolutions and proceedings of general meetings of the Members, meetings of the Board, meetings of managers and meetings of committees appointed by the Board.

   (2) Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Secretary at the registered office of the Company.

                                   INDEMNITY

30. Indemnification of Directors and Officers of the Company

   The Directors, Secretary and other Officers (such term to include any person appointed to any committee by the Board) for the time being acting in relation to any of the affairs of the Company and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

31. Waiver of claim by Member

   Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director or Officer.

                                   MEETINGS

32. Notice of annual general meeting

   The annual general meeting of the Company shall be held in each year other than the year of incorporation at such time and place as the President or the Chairman or any two Directors or any Director and the Secretary or the Board shall appoint. At least twenty days notice of such meeting shall be given to each Member (PROVIDED THAT that Member is not in breach of the provisions of these Bye-laws) stating the date, place and time at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting. The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given.

33. Notice of special general meeting

   The President or the Chairman or a majority of Directors or any Director and the Secretary or the Board may convene a special general meeting of the Company whenever in their judgment such a meeting is necessary, upon not less than five days notice which shall state the date, time, place and the general nature of the business to be considered at the meeting. The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given.

34. Advance notice

   Not less than ninety days advance notice in writing shall at all times be required for the nomination, other than by or at the direction of the Board, of candidates for election as directors, as well as any other proposals, statements or resolutions to be put forward by Members for consideration at an annual general meeting or special general meeting. In the case of an annual general meeting such notice must be received by the Company not less than ninety days prior to the anniversary of the prior year's annual general meeting. The notice must contain the name and business background of the person to be nominated as director and all material information on the proposal, statement or resolution to be put to the meeting and details of the Member submitting the proposal, statement or resolution as well as other information which may from time to time be specified by the Board. The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given.

35. Accidental omission of notice of general meeting

   The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

36. Meeting called on requisition of Members

   Notwithstanding anything in these Bye-laws the Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings of the Company, forthwith proceed to convene a special general meeting of the Company and the provisions of Section 74 of the Act shall apply.

37. Short notice

   A general meeting of the Company shall, notwithstanding that it is called by shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) by a majority in number of the Members having the right to attend and vote at the meeting holding not less than 95% in nominal value of the shares giving a right to attend and vote thereat in the case of a special general meeting.

38. Postponement of meetings

   The Secretary may postpone any general meeting called in accordance with the provisions of these Bye-laws (other than a meeting requisitioned under these Bye-laws) PROVIDED THAT notice of postponement is given to each Member before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each Member in accordance with the provisions of these Bye-laws.

39. Quorum for general meeting

   At any general meeting of the Company two or more persons present in person and representing in person or by proxy in excess of 50% of the total issued voting shares in the Company throughout the meeting shall form a quorum for the transaction of business, PROVIDED THAT if the Company shall at any time have only one Member, one Member present in person or by proxy shall form a quorum for the transaction of business at any general meeting of the Company held during such time. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Board may determine.

40. Adjournment of meetings

   (1) The chairman of a general meeting may, without the consent of the Members at any general meeting at which a quorum is present (and shall if so directed), adjourn the meeting. In addition the chairman may adjourn the meeting to another time and place without such consent or direction if it appears to him that:

     (a) it is likely to be impracticable to hold or continue that meeting because of the number of Members wishing to attend who are not present; or

     (b) the unruly conduct of persons attending the meeting prevents, or is likely to prevent, the orderly continuation of the business of the meeting; or

     (c) an adjournment is otherwise necessary so that the business of the meeting may be properly conducted.

   (2) Unless the meeting is adjourned to a specific date and time, fresh notice of the date, time and place for the resumption of the adjourned meeting shall be given to each Member in accordance with the provisions of these Bye-laws.

41. Attendance at meetings

   Members (PROVIDED THAT they are not in breach of the provisions of these Bye-laws) may participate in any general meeting by means of in person or by proxy and participation in such a meeting shall constitute presence in person at such meeting.

42. Written resolutions

   (1) Subject to subparagraph (6), anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members of the Company, may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Act, on behalf of, all the Members who at the date of the resolution would be entitled to attend the meeting and vote on the resolution.

   (2) A resolution in writing may be signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Act, on behalf of, all the Members, or any class thereof, in as many counterparts as may be necessary.

   (3) For the purposes of this Bye-law, the date of the resolution is the date when the resolution is signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Act, on behalf of, the last Member to sign and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date.

   (4) A resolution in writing made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Bye-law to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

   (5) A resolution in writing made in accordance with this Bye-law shall constitute minutes for the purposes of Sections 81 and 82 of the Act.

   (6) This Bye-law shall not apply to:

     (a) a resolution passed pursuant to Section 89(5) of the Act; or

     (b) a resolution passed for the purpose of or the consequence of removing a Director before the expiration of his term of office under these Bye-laws.

43. Attendance of Directors

   The Directors of the Company shall be entitled to receive notice of and to attend and be heard at any general meeting.

44. Voting at meetings

   (1) Subject to the provisions of the Act and these Bye-laws, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the provisions of these Bye-laws and in the case of an equality of votes the chairman of the meeting shall have a second or casting vote.

   (2) No Member shall be entitled (save as proxy for another Member) to be present or vote at any meeting, either in person or by proxy, or to exercise any privilege in relation to meetings of the Company in respect of any share held by him (whether alone or jointly with any other person) on which there shall not have been paid all calls for the time being due and payable, together with interest and expenses (if any):

     AND the right to attend whether in person or by proxy, to speak and to vote which would have attached to the Controlled Shares had they not been Controlled Shares/shares comprised in the interests of a Controlled Member had that person not been a Controlled Member shall vest in the chairman of any such meeting. The manner in which the chairman exercises or refrains from exercising any such rights shall be entirely at his discretion.

45. Voting on show of hands

   At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to the provisions of these Bye-laws, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his or her hand.

46. Decision of chairman

   At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to the provisions of these Bye-laws, be conclusive evidence of that fact.

47. Demand for a poll

   (1) Notwithstanding the provisions of these Bye-laws, at any general meeting of the Company, in respect of any question proposed for the consideration of the Members (whether before or on the declaration of the result of a show of hands as provided for in these Bye-laws), a poll may be demanded by any of the following persons:

     (a) the chairman of such meeting; or

     (b) at least three Members present in person or represented by proxy; or

     (c) any Member or Members present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all the Members having the right to vote at such meeting; or

     (d) any Member or Members present in person or represented by proxy holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all such shares conferring such right;

   PROVIDED THAT such Members are not in breach of the provisions of these Bye-laws.

   (2) Where, in accordance with the provisions of subparagraph (1) of this Bye-law, a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to the provisions of these Bye-laws, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted in the manner set out in subparagraph (4) of this Bye-Law or in the case of a general meeting at which one or more Members are present by telephone in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands.

   (3) A poll demanded in accordance with the provisions of subparagraph (1) of this Bye-law, for the purpose of electing a chairman of the meeting or on a question of adjournment, shall be taken forthwith and a poll demanded on any other question shall be taken in such manner and at such time and place as the Chairman (or acting chairman) may direct and any business other than that upon which a poll has been demanded may be proceeded with pending the taking of the poll.

   (4) Where a vote is taken by poll, each person present and entitled to vote shall be furnished with a ballot paper on which such person shall record his or her vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. At the conclusion of the poll, the ballot papers shall be examined and counted by a committee of not less than two Members or proxy holders appointed by the chairman for the purpose and the result of the poll shall be declared by the chairman.

48. Seniority of joint holders voting

   In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

49. Instrument of proxy

   The instrument appointing a proxy shall be in writing in the form of Form "A" in the Schedule hereto or in such other form as the Board may approve, under the hand of the appointor or of the appointor's attorney duly authorised in writing, or if the appointor is a corporation, either under its seal, or under the hand of a duly authorised officer or attorney. The decision of the chairman of any general meeting as to the validity of any instrument of proxy shall be final.

50. Representation of corporations at meetings

   A corporation which is a Member may, by written instrument, authorise such person as it thinks fit to act as its representative at any meeting of the Members and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member. Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he or she thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

                           SHARE CAPITAL AND SHARES

51. Rights of shares

   (1) Subject to any resolution of the Members to the contrary and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the share capital of the Company shall be divided into Common Shares of par value $.01 and Preference Shares.

   (2) The holders of Common Shares shall, subject to these Bye-laws:

     (a) be entitled to vote per share;

     (b) be entitled to no dividends if any Preference Shares are in issue;

     (c) in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company, subject to the rights of any Preference Shares in issue; and

     (d) subject to the rights of Preference Shares, generally be entitled to enjoy all of the rights attaching to shares.

   The Board shall have the power to provide for the issuance of Preference Shares in one or more series, and to establish from time to time the number of shares included in such series and to fix the designations, the currency denomination, powers, preferences, rights of the shares of such series and the qualification or limitations or restrictions. The authority of the board shall include, but not be limited to, determine the following:

     (a) the number of shares constituting the series and the distinctive designation;

     (b) the dividend rate on the shares of that series, whether dividends are to be cumulative and the priority, if any in payment;

     (c) whether that series shall have voting rights, and if so, the terms of such voting rights;

     (d) whether that series shall have conversion or exchange privileges (including, without limitation, conversion into Common Shares), and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board shall determine;

     (e) whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption;

     (f) the rights of the shares of that series in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, and the relative rights of priority, if any, of payment of shares of that series; and

     (g) any other relative participating, optional or other special rights, qualifications, limitations or restrictions of that series.

52. Voting Cutback

   (1) Each issued share comprised in the Controlled Shares of any Controlled Member shall confer only a fraction of a vote determined by applying the Cut-back Formula.

   (2) The Board shall make all determinations that may be required to effect the provisions of this Bye-law, including any required determination of the number of shares that may be deemed to be held by any person, and such determinations shall be conclusive.

   (3) All Members shall provide the Board, at such times and in such detail as the Board may reasonably request, any information that the Board may require in order to make such determinations.

   (4) The Members can agree by resolution passed by not less than two-thirds ( 2/3) of votes cast by such Members as, being entitled so to do, vote in person or by proxy or by duly authorised corporate representative to the restoration of full voting power as if the Cut-back Formula had not been applied provided that a Member must hold at least 20% of the outstanding shares of common stock before any such Member is able to request restoration of the voting power.

53. Power to issue shares

   (1) Subject to these Bye-laws and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have power to issue any unissued shares of the Company on such terms and conditions as the Board may determine and any shares or class of shares may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise as the Board may from time to time prescribe.

   (2) The Board shall, in connection with the issue of any share, have the power to pay such commission and brokerage as may be permitted by law.

   (3) The Company shall not give, whether directly or indirectly, whether by means of loan, guarantee, provision of security or otherwise, any financial assistance for the purpose of a purchase or subscription made or to be made by any person of or for any shares in the Company, but nothing in this Bye-Law shall prohibit transactions mentioned in Sections 39A, 39B and 39C of the Act.

   (4) The Board may from time to time do any one or more of the following things:

     (a) make arrangements on the issue of shares for a difference between the Members in the amounts and times of payments of calls on their shares;

     (b) accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up;

     (c) pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others; and

     (d) issue shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding up.

54. Variation of rights, alteration of share capital and purchase of shares of the Company

   (1) Subject to the provisions of Sections 42 and 43 of the Act any preference shares may be issued or converted into shares that, at a determinable date or at the option of the Company, are liable to be redeemed on such terms and in such manner as the Company before the issue or conversion may by resolution of the Members determine.

   (2) If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class in accordance with Section 47 (7) of the Act. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith. Notwithstanding the provisions of this Bye-Law 52(2) or any other provision of these Bye-Laws, the issuance of any series of Preference Shares ranking equally with or in priority to the rights of Common Stock or any other series of Preference Shares shall in no circumstance be deemed a variation of the rights of the holders of Common Shares or Preference Shares.

   (3) The Company may from time to time by resolution of the Members change the currency denomination of, increase, alter or reduce its share capital in accordance with the provisions of Sections 45 and 46 of the Act. Where, on any alteration of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit including, without limiting the generality of the foregoing, the issue to Members, as appropriate, of fractions of shares and/or arranging for the sale or transfer of the fractions of shares of Members.

   (4) The Company may from time to time purchase its own shares in accordance with the provisions of Section 42A of the Act.

55. Registered holder of shares

   (1) The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable or other claim to, or interest in, such share on the part of any other person.

   (2) Any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the Member at such Member's address in the Register of Members or, in the case of joint holders, to such address of the holder first named in the Register of Members, or to such person and to such address as the holder or joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

56. Death of a joint holder

   Where two or more persons are registered as joint holders of a share or shares then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to the said share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

57. Share certificates

   (1) Every Member shall be entitled to a certificate under the seal of the Company (or a facsimile thereof) specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, how much has been paid thereon. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

   (2) The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom such shares have been allotted.

   (3) If any share certificate is proved to the satisfaction of the Board to have been defaced, worn out, lost, or destroyed the Board may require an indemnity for the lost certificate and cause a new certificate to be issued to the holder of such certificate entered in the Register of Members.

58. Calls on shares

   (1) The Board may from time to time make such calls as it thinks fit upon the Members in respect of any monies unpaid on the shares allotted to or held by such Members and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

   (2) The Board may, on the issue of shares, differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

59. Forfeiture of shares

   (1) If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward to such Member a notice in the form of Form "B" in the Schedule hereto or in such other form as the Board may approve.

   (2) If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine.

   (3) A Member whose share or shares have been forfeited as aforesaid shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture and all interest due thereon.

                              REGISTER OF MEMBERS

60. Contents of Register of Members

   The Board shall cause to be kept in one or more books a Register of Members and shall enter therein the particulars required by the Act.

61. Inspection of Register of Members

   The Register of Members shall be open to inspection at the registered office of the Company on every business day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each business day be allowed for inspection. The Register of Members may, after notice has been given by advertisement in an appointed newspaper to that effect, be closed for any time or times not exceeding in the whole thirty days in each year.

62. Determination of record dates

   Notwithstanding any other provision of these Bye-laws, the Board may fix any date as the record date for:

     (a) determining the Members entitled to receive any dividend; and

     (b) determining the Members entitled to receive notice of and to vote at any general meeting of the Company.

                              TRANSFER OF SHARES

63. Instrument of transfer

   (1) An instrument of transfer shall be in the form or as near thereto as circumstances admit of Form "C" in the Schedule hereto or in such other form as the Board may approve. Such instrument of transfer shall be signed by or on behalf of the transferor and transferee PROVIDED THAT, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Members.

   (2) The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

64. Restriction on transfer

   (1) The Board may in its absolute discretion and without assigning any reason therefor refuse to register the transfer of a share. The Board shall refuse to register a transfer if the transferor is in breach of these Bye-laws or all applicable consents, authorisations and permissions of any governmental body or agency in Bermuda have not been obtained.

   (2) If the Board refuses to register a transfer of any share the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

65. Transfers by joint holders

   The joint holders of any share or shares may transfer such share or shares to one or more of such joint holders, and the surviving holder or holders of any share or shares previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

                            TRANSMISSION OF SHARES

66. Representative of deceased Member

   In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member's interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the provisions of Section 52 of the Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may in its absolute discretion decide as being properly authorised to deal with the shares of a deceased Member.

67. Registration on death or bankruptcy

   Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in the form of Form "D" in the Schedule hereto or in such other form as the Board may approve. On the presentation thereof to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member but the Board shall, in either case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member's death or bankruptcy, as the case may be.

                       DIVIDENDS AND OTHER DISTRIBUTIONS

68. Declaration of dividends by the Board

   The Board may, subject to these Bye-laws and in accordance with Section 54 of the Act, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets.

69. Other distributions

   The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company.

70. Reserve fund

   The Board may from time to time before declaring a dividend set aside, out of the surplus or profits of the Company, such sum as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other special purpose.

71. Deduction of Amounts due to the Company

   The Board may deduct from the dividends or distributions payable to any Member all monies due from such Member to the Company on account of calls or otherwise.

                                CAPITALISATION

72. Issue of bonus shares

   (1) The Board may resolve to capitalise any part of the amount for the time being standing to the credit of any of the Company's share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

   (2) The Company may capitalise any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid shares of those Members who would have been entitled to such sums if they were distributed by way of dividend or distribution.

                       ACCOUNTS AND FINANCIAL STATEMENTS

73. Records of account

   The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

     (a) all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

     (b) all sales and purchases of goods by the Company; and

     (c) the assets and liabilities of the Company.

   Such records of account shall be kept at the registered office of the Company or, subject to Section 83 (2) of the Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.

74. Financial year end

   The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be 31st December in each year.

75. Financial statements

   Subject to any rights to waive laying of accounts pursuant to Section 88 of the Act, financial statements as required by the Act shall be laid before the Members in general meeting.

                                     AUDIT

76. Appointment of Auditor

   Subject to Section 88 of the Act, at the annual general meeting or at a subsequent special general meeting in each year, an independent representative of the Members shall be appointed by them as Auditor of the accounts of the Company. Such Auditor may be a Member but no Director, Officer or employee of the Company shall, during his or her continuance in office, be eligible to act as an Auditor of the Company.

77. Remuneration of Auditor

   The remuneration of the Auditor shall be fixed by the Company in general meeting or in such manner as the Members may determine.

78. Vacation of office of Auditor

   If the office of Auditor becomes vacant by the resignation or death of the Auditor, or by the Auditor becoming incapable of acting by reason of illness or other disability at a time when the Auditor's services are required, the Board shall, as soon as practicable, convene a special general meeting to fill the vacancy thereby created.

79. Access to books of the Company

   The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers of the Company for any information in their possession relating to the books or affairs of the Company.

80. Report of the Auditor

   (1) Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to Section 88 of the Act, the accounts of the Company shall be audited at least once in every year.

   (2) The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the Auditor shall be submitted to the Members in general meeting.

   (3) The generally accepted auditing standards referred to in subparagraph
(2) of this Bye-law may be those of a country or jurisdiction other than Bermuda. If so, the financial statements and the report of the Auditor must disclose this fact and name such country or jurisdiction.

                         LEGEND ON SHARE CERTIFICATES

81. The Board may from time to time determine a restrictive legend to be endorsed on all share certificates.

                             BUSINESS COMBINATIONS

82. Business Combinations

   Any Business Combination shall require the approval of the Board and a Special Resolution of the Members.

                                    NOTICES

83. Notices to Members of the Company

   A notice may be given by the Company to any Member either by delivering it to such Member in person or by sending it to such Member's address in the Register of Members or to such other address given for the purpose. For the purposes of this Bye-law, a notice may be sent by mail, courier service, cable, telex, telecopier, facsimile or other mode of representing words in a legible and non-transitory form.

84. Notices to joint Members

   Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

85. Service and delivery of notice

   Any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or to the cable company or transmitted by telex, facsimile or other method as the case may be.

                              SEAL OF THE COMPANY

86. The seal

   The seal of the Company shall be in such form as the Board may from time to time determine. The Board may adopt one or more duplicate seals for use outside Bermuda.

87. Manner in which seal is to be affixed

   The seal of the Company shall not be affixed to any instrument except attested by the signature of a Director and the Secretary or any two Directors, or any person appointed by the Board for the purpose, PROVIDED THAT any Director, Officer or Resident Representative, may affix the seal of the Company attested by such Director, Officer or Resident Representative's signature to any authenticated copies of these Bye-laws, the incorporating documents of the Company, the minutes of any meetings or any other documents required to be authenticated by such Director, Officer or Resident Representative.

                                  WINDING-UP

88. Winding-up/distribution by liquidator

   If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he or she deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

                            ALTERATION OF BYE-LAWS

89. Alteration of Bye-laws

   No Bye-law shall be rescinded, altered or amended and no new Bye-law shall be adopted until the same has first been approved by a resolution of the Board and second by a Special Resolution of the Members.

                                   SCHEDULE

                                    FORM A
                                 (Bye-law 49)

                                     PROXY

   I/We                                 of                                 the
holder(s) of              share(s) in the above-named company hereby appoint
                           or failing him/her                          or
failing him/her                          as my/our proxy to vote on my/our
behalf at the general meeting of the Company to be held on the      day of
         , 20  , and at any adjournment thereof.

Dated this      day of          , 20

*GIVEN under the seal of the Company
*Signed by the above-named


-------------------------------------


-------------------------------------
Witness

*Delete as applicable.

                                   SCHEDULE

                                    FORM B
                                 (Bye-law 59)

           NOTICE OF LIABILITY TO FORFEITURE FOR NON PAYMENT OF CALL

   You have failed to pay the call of [amount of call] made on the      day of
         , 20   last, in respect of the [number] share(s) [numbers in figures]
standing in your name in the Register of Members of the Company, on the
day of         , 20   last, the day appointed for payment of such call. You
are hereby notified that unless you pay such call together with interest
thereon at the rate of      per annum computed from the said      day of
         , 20   last, on or before the      day of          , 20   next at the
place of business of the Company the share(s) will be liable to be forfeited.

Dated this      day of          , 20  .

[Signature of Secretary]
By order of the Board

                                    SCHEDULE

                                     FORM C
                                  (Bye-law 63)

                         TRANSFER OF A SHARE OR SHARES

   FOR VALUE RECEIVED                 [amount]
[transferor] hereby sell assign and transfer unto
                [transferee] of                                 [address]
                [number of shares] shares of
[name of Company]

Dated _______________________________


                                          -------------------------------------
                                                      (Transferor)

In the presence of:


-------------------------------------
              (Witness)



                                          -------------------------------------
                                                      (Transferee)

In the presence of:


-------------------------------------
              (Witness)

                                   SCHEDULE

                                    FORM D
                                 (Bye-law 67)

    TRANSFER BY A PERSON BECOMING ENTITLED ON DEATH/BANKRUPTCY OF A MEMBER

   I/We having become entitled in consequence of the [death/bankruptcy] of [name of the deceased Member] to [number] share(s) standing in the register of members of [Company] in the name of the said [name of deceased Member] instead of being registered myself/ourselves elect to have [name of transferee] (the "Transferee") registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee his or her executors administrators and assigns subject to the conditions on which the same were held at the time of the execution thereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

WITNESS our hands this      day of          , 20

Signed by the above-named
[person or persons entitled]
in the presence of:

Signed by the above-named
[transferee]
in the presence of:

                                 Annex C

                                   APW LTD.

                                2000 STOCK PLAN

I. Introduction

   1.01 Purpose. This plan shall be known as the APW Ltd. 2000 Stock Option Plan (the "2000 Plan" or the "Plan"). The purpose of the Plan is to provide incentive for key employees of APW Ltd. and its Subsidiaries to improve corporate performance on a long-term basis, and to attract and retain key employees.

   1.02 Effective Date. The effective date of the Plan shall be July 17, 2000. Any Award granted prior to such shareholder approval shall be expressly conditioned upon such shareholder approval of the Plan.

   1.03 Substitute Options. APW Ltd. is the result of a spin-off from Applied Power Inc. Certain APW Ltd. employees were previously granted options to purchase Applied Power Inc. common stock. The Committee shall have the power to grant APW Ltd. employees substitute options under this Plan on terms which are to be economically consistent with the prior Applied Power Inc. stock options.

II. Plan Definitions

   2.01 Definitions. For Plan purposes, except where the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

     (a) "Award" shall mean the grant of any form of stock option or restricted stock.

     (b) "Board" shall mean the Board of Directors of the Company.

     (c) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     (d) "Committee" shall mean the Compensation Committee of the Board, as described in Section 4.01.

     (e) "Company" shall mean APW Ltd., a Bermuda corporation.

     (f) "Company Stock" shall mean common stock of the Company and such other stock and securities as may be substituted therefor pursuant to
  Section 3.02.

     (g) "Eligible Employee" shall mean any regular salaried employee of the Company or a Subsidiary who satisfies all of the requirements of Section 5.01.

     (h) "Fair Market Value" on any date shall mean, with respect to Company Stock, if the stock is then listed and traded on a registered national securities exchange, or is quoted in the NASDAQ National Market System, the mean of the high and low sale prices recorded in composite transactions as reported in the Wall Street Journal (Midwest Edition). In the absence of reported sales on such date, or if the stock is not so listed or quoted, but is traded in the over-the-counter market, "Fair Market Value" shall be the mean of the closing bid and asked prices for such shares on such date as reported in the Wall Street Journal (Midwest Edition), or, if not so reported as obtained from a bona fide market maker in such shares.

     (i) "Grantee" shall mean any person who has been granted an Award, under the Plan.

     (j) "Option Period" shall mean the period of time provided pursuant to
  Section 6.04 within which a stock option may be exercised.

     (k) "Subsidiary" shall mean any corporation now or hereafter in existence in which the Company owns, directly or indirectly, a voting stock interest of more than fifty percent (50%).

     (l) "Substitute Options" shall mean an option granted under the Plan in substitution for an option to purchase common stock of Applied Power Inc.

III. Shares Subject to Option

   3.01 Available Shares. The total number of shares of Company Stock that may be issued under the Plan, including shares that may be issued upon exercise of a Substitute Option, shall in the aggregate not exceed five million (5,000,000) shares. Shares subject to and not issued under an option which expires, terminates, is canceled or forfeited for any reason under the Plan and shares of restricted Company Stock which have been forfeited before the Grantee has received any benefits of ownership, such as dividends from the forfeited shares, shall again become available for the granting of Awards.

   3.02 Changes in the Number of Available Shares. If any stock dividend is declared upon the Company Stock, or if there is any stock split, stock distribution, or other recapitalization of the Company with respect to the Company Stock, resulting in a split or combination or exchange of shares, the aggregate number and kind of shares which may thereafter be offered under the Plan shall be proportionately and approximately adjusted and the number and kind of shares then subject to options granted to employees under the Plan and the per share option price therefor shall be proportionately and appropriately adjusted, without any change in the aggregate purchase prices to be paid therefor.

IV. Administration

   4.01 Administration by the Committee. The Plan shall be administered by the Compensation Committee of the Board, or such other committee of the Board as the Board may from time to time determine. The Committee shall be constituted so as to permit the Plan to comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule) and Section 162(m) of the Code.

   4.02 Committee Powers. The Committee is empowered to adopt such rules, regulations and procedures and take such other action as it shall deem necessary or proper for the administration of the Plan and, in its discretion, may modify, extend or renew any option theretofore granted. The Committee shall also have authority to interpret the Plan, and the decision of the Committee on any questions concerning the interpretation of the Plan shall be final and conclusive. The Committee may consult with counsel, who may be counsel for the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel. The Committee may adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Eligible Employees who are foreign nationals or employed outside of the United States.

   Subject to the provisions of the Plan, the Committee shall have full and final authority to:

     (a) designate the persons to whom Awards shall be granted;

     (b) grant Awards in such form and amount as the Committee shall determine;

     (c) impose such limitations, restrictions and conditions upon any such Award as the Committee shall deem appropriate, and

     (d) waive in whole or in part any limitations, restrictions or conditions imposed upon any such Award as the Committee shall deem appropriate.

V. Participation

   5.01 Eligibility. Key employees of the Company and its Subsidiaries (including officers and employees who may be members of the Board) who, in the sole opinion of the Committee, contribute significantly to the growth and success of the Company or a Subsidiary shall be eligible for Awards under the Plan. From among all such Eligible Employees, the Committee shall determine from time to time those Eligible Employees to whom Awards shall be granted. No Eligible Employee may be granted an Award or Awards covering more than seven hundred fifty thousand (750,000) shares of Company Stock in any calendar year. No Eligible Employee shall have any right whatsoever to receive an Award unless so determined by the Committee.

   5.02 No Employment Rights. The Plan shall not be construed as conferring any rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Company or any Subsidiary to terminate the employment of any person or to take any other action affecting such person.

VI. Stock Options

   6.01 General. Stock options granted under the Plan may be in the form of incentive stock options (within the meaning of the Code) or nonqualified stock options. Each option granted under the Plan shall be evidenced by a stock option agreement between the Company and the Grantee which shall contain the terms and conditions required by this Article VI, and such other terms and conditions, not inconsistent herewith, as the Committee may deem appropriate in each case.

   6.02 Option Price. The price at which each share of Company Stock covered by an option may be purchased shall be determined in each case by the Committee and set forth in each stock option agreement. In no event shall such price be less than one hundred percent (100%) of the Fair Market Value of the Company Stock when the option is granted. Notwithstanding the foregoing, the Committee may grant nonqualified stock options with an option price of less than 100% of the Fair Market Value of the Company Stock on the condition that the Grantee make a cash payment to the Company on the date of grant of at least the difference between the Fair Market Value of the Company Stock and the option price (i.e., the sum of the cash payment and the option price must be equal to or in excess of the Fair Market Value of the Company Stock on the date of grant). Employees who own, directly or indirectly, within the meaning of Code 425(d), more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary corporation shall not be eligible to receive an incentive stock option hereunder unless the purchase price per share under such option is at least 110% of the Fair Market Value of the stock subject to the option and such option by its terms is not exercisable after the expiration of 5 years from the date such option is granted.

   6.03 Date Option Granted. For purposes of the Plan, a stock option shall be considered as having been granted on the date on which the Committee authorized the grant of the option, except where the Committee has designated a later date, in which event the later date shall constitute the date of grant of the option; provided, however, that in either case notice of the grant of the option shall be given to the employee within a reasonable time.

   6.04 Period for Exercise. Each stock option agreement shall state the period or periods of time within which the option may be exercised by the Grantee, in whole or in part, which shall be the period or periods of time as may be determined by the Committee, provided that:

     (a) No option granted under this Plan may be exercised prior to shareholder approval of the Plan,

     (b) No Option Period for an incentive stock option may exceed ten (10) years from the date the option is granted, and

     (c) No option may be treated as an incentive stock option unless the Grantee exercises the option while employed by the Company or a Subsidiary or within three months after termination of employment, or if termination is caused by death or disability, within one year after such termination.

   6.05 Special Rule for Incentive Stock Options. For so long as Section 422 (or any successor provision) of the Code so provides, the aggregate Fair Market Value (determined as of the date the incentive stock option is granted) of the number of shares with respect to which incentive stock options are exercisable for the first time by a Grantee during any calendar year shall not exceed One Hundred Thousand Dollars ($100,000) or such other limit as may be required by the Code.

   6.06 Method of Exercise. Subject to Section 6.04, each option may be exercised in whole or in part from time to time as specified in the stock option agreement. Each Grantee may exercise an option by giving written notice of the exercise to the Company, specifying the number of shares to be purchased, accompanied by payment in full of the purchase price therefor. The purchase price may be paid in cash, by check, or, with the approval of the Committee, by delivering shares of Company Stock which have been beneficially owned by the Grantee, the Grantee's spouse, or both of them for a period of at least six months prior to the time of exercise ("Delivered Stock") or a combination of cash and Delivered Stock. Delivered Stock shall be valued at its Fair Market Value determined as of the date of exercise of the option. No Grantee shall be under any obligation to exercise any option hereunder. The holder of an option shall not have any rights of a stockholder with respect to the shares subject to the option until such shares shall have been delivered to him or her.

   6.07 Merger, Consolidation or Reorganization. In the event of a merger, consolidation or reorganization with another corporation in which the Company is not the surviving corporation, the Committee may, subject to the approval of the Board of Directors of the Company, or the board of directors of any corporation assuming the obligations of the Company hereunder, take action regarding each outstanding and unexercised option pursuant to either clause
(a) or (b) below:

     (a) Appropriate provision may be made for the protection of such option by the substitution on an equitable basis of appropriate shares of the surviving corporation, provided that the excess of the aggregate Fair Market Value of the shares subject to such option immediately before such substitution over the exercise price thereof is not more than the excess of the aggregate fair market value of the substituted shares made subject to option immediately after such substitution over the exercise price thereof; or

     (b) The Committee may cancel such option. In such event, the Company, or the corporation assuming the obligations of the Company hereunder, shall pay the employee an amount of cash (less normal withholding taxes) equal to the excess of the highest Fair Market Value per share of the Company Stock during the 60-day period immediately preceding the merger, consolidation or reorganization over the option exercise price, multiplied by the number of shares subject to such option.

   6.08 Substitute Options. Notwithstanding the provisions of Sections 6.02 and 6.03 above, in the event that the Company or a Subsidiary consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Eligible Employees on account of such transaction may be granted options in substitution for options granted by their former employer. If such substitute options are granted, the Committee, in its sole discretion and consistent with
Section 424(a) of the Code, may determine that such substitute options shall have an exercise price less than one hundred (100%) of the Fair Market Value of the shares on the grant date.

   6.09 Deferral of Stock Option Gain. The Committee may permit, in its discretion, an optionee who exercises a stock option to defer the taxable income attributable to such exercise. In the event the Committee elects to permit such deferrals, the Committee shall identify the optionees to whom such deferral elections shall be made available and establish procedures for implementing such deferrals. An optionee who defers a stock option gain under this Plan or any other Company stock option plan shall be credited with deemed dividends under this Plan on such terms as the Committee shall prescribe. All deferrals which are permitted under this section and all deemed dividends shall be distributed in APW Ltd. common stock.

VII. Restricted Stock

   7.01 Administration. Shares of restricted stock may be issued either alone or in addition to other Awards granted under the Plan; provided that a maximum of 150,000 shares of restricted stock may be granted in any calendar year. The Committee shall determine the Eligible Employees to whom and the time or times at which grants of restricted stock will be made, the number of shares to be awarded, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards. The Committee may condition the grant of restricted stock upon the attainment of specified levels of revenue, earnings per share, net income, return on assets, return on sales, customer satisfaction, stock price, costs, individual performance measures or such other factors or criteria as the Committee shall determine. The provisions of restricted stock Awards need not be the same with respect to each recipient.

   7.02 Awards and Certificates. Each individual receiving a restricted stock Award shall be issued a certificate in respect of such shares of restricted stock. Such certificate shall be registered in the name of such individual and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

  "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the APW Ltd. 2000 Stock Plan and a Restricted Stock Agreement. Copies of such Plan and Agreement are on file at the offices of APW Ltd."

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any restricted stock Award, the Grantee shall have delivered a stock power, endorsed in blank, relating to the Company Stock covered by such Award.

   7.03 Terms and Conditions. Shares of restricted stock shall be subject to the following terms and conditions:

      (a) Until the applicable restrictions lapse, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of restricted stock.

     (b) The Grantee shall have, with respect to the shares of restricted stock, all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any cash dividends. Unless otherwise determined by the Committee, cash dividends shall be automatically paid in cash and dividends payable in Company Stock shall be paid in the form of additional restricted stock.

     (c) Except to the extent otherwise provided in the applicable Restricted Stock Agreement and (d) below, all shares still subject to restriction shall be forfeited by the Grantee upon termination of a Grantee's employment for any reason.

     (d) In the event of hardship or other special circumstances of a Grantee whose employment is involuntarily terminated (other than for cause), the Committee may waive in whole or in part any or all remaining restrictions with respect to such Grantee's shares of restricted stock.

     (e) If and when the applicable restrictions lapse, unlegended certificates for such shares shall be delivered to the Grantee.

     (f) Each Award shall be confirmed by, and be subject to the terms of, a Restricted Stock Agreement.

VIII. Withholding Taxes

   8.01 General Rule. Pursuant to applicable federal and state laws, the Company is or may be required to collect withholding taxes upon the exercise of an option or the lapse of stock restrictions. The Company may require, as a condition to the exercise of an option or the issuance of a stock certificate, that the Grantee concurrently pay to the Company (either in cash or, at the request of Grantee but in the discretion of the Committee and subject to such rules and regulations as the Committee may adopt from time to time, in shares of Delivered Stock) the entire amount or a portion of any taxes which the Company is required to withhold by reason of such exercise or lapse of restrictions, in such amount as the Committee or the Company in its discretion may determine.

   8.02 Withholding from Shares to be Issued. In lieu of part or all of any such payment, the Grantee may elect, subject to such rules and regulations as the Committee may adopt from time to time, or the Company may require that the Company withhold from the shares to be issued that number of shares having a Fair Market Value equal to the amount which the Company is required to withhold.

   8.03 Special Rule for Insiders. Any such request or election (to satisfy a withholding obligation using shares) by an individual who is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 shall be made in accordance with the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

IX. General

   9.01 Nontransferability. No Award shall be transferable by a Grantee otherwise than by will or the laws of descent and distribution, provided that in accordance with Internal Revenue Service guidance, the Committee, in its discretion, may grant nonqualified stock options that are transferable, without payment of consideration, to family members of the Grantee or to trusts or partnerships for such family members. The Committee may also amend outstanding stock options to provide for such transferability.

   9.02 General Restriction. Each Award shall be subject to the requirement that if at any time the Board or the Committee shall determine, in its discretion, that the listing, registration, or qualification of securities upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the issue or purchase of securities thereunder, such Award may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board or the Committee.

   9.03 Expiration and Termination of the Plan. The Plan will terminate ten
(10) years after the effective date of the Plan, except as to Awards then outstanding under the Plan, which Awards shall remain in effect until they have been exercised, the restrictions have lapsed or the Awards have expired or been forfeited. The Plan may be abandoned or terminated at any time by the Board of Directors of the Company, except with respect to any Awards then outstanding under the Plan.

   9.04 Amendments. The Board may from time to time amend, modify, suspend or terminate the Plan; provided, however, that no such action shall be made without shareholder approval where such change would be required in order to comply with Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule) or the Code. Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Awards granted under the Plan, accept the surrender of outstanding options (to the extent not theretofore exercised), reduce the exercise price of outstanding options, or authorize the granting of new options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, no modification of an Award (either directly or through modification of the Plan) shall, without the consent of the Grantee, alter or impair any rights of the Grantee under the Award.

   9.05 Construction. Except as otherwise required by applicable federal laws, the Plan shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.

                                 Annex D

                                   APW LTD.

                     OUTSIDE DIRECTORS' STOCK OPTION PLAN

I. Introduction

   1.01 Purpose. This plan shall be known as the APW Ltd. Outside Directors' Stock Option Plan (the "Plan"). The purpose of this Plan is to promote the growth and development of APW Ltd. by providing increased incentives for the directors of the Company. This Plan provides for the granting of non-qualified stock options.

   1.02 Effective Date. The effective date of the Plan shall be July 17, 2000. Options granted prior to such shareholder approval shall be expressly conditioned upon such shareholder approval of the Plan.

   1.03 Substitute Options. APW Ltd. is the result of a spin-off from Applied Power Inc. APW Ltd. directors who were previously directors of Applied Power Inc. and were granted options to purchase Applied Power Inc. common stock shall be granted substitute options to purchase APW Ltd. common stock under this Plan on terms which are to be economically consistent with the prior Applied Power Inc. stock options.

II. Plan Definitions

   2.01 Definitions. For Plan purposes, except where the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

     (a) "Board" shall mean the Board of Directors of the Company.

     (b) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     (c) "Committee" shall mean the Compensation Committee of the Board, as described in Section 4.01.

     (d) "Company" shall mean APW Ltd., a Bermuda corporation.

     (e) "Company Stock" shall mean common stock of the Company and such other stock and securities as may be substituted therefor pursuant to
  Section 3.02.

     (f) "Fair Market Value" on any date shall mean, with respect to Company Stock, if the stock is then listed and traded on a registered national securities exchange, or is quoted in the NASDAQ National Market System, the mean of the high and low sale prices recorded in composite transactions as reported in the Wall Street Journal (Midwest Edition). In the absence of reported sales on such date, or if the stock is not so listed or quoted, but is traded in the over-the-counter market, "Fair Market Value" shall be the mean of the closing bid and asked prices for such shares on such date as reported in the Wall Street Journal (Midwest Edition), or, if not so reported as obtained from a bona fide market maker in such shares.

     (g) "Optionee" shall mean any person who has been granted an option under the Plan.

     (h) "Outside Director" shall mean a director of the Company who is not also an employee of the Company.

     (i) "Substitute Options" shall mean an option granted under the Plan in substitution for an option to purchase common stock of Applied Power Inc.

III. Shares Subject to Option

   3.01 Available Shares. The total number of shares of Company Stock that may be issued under the Plan, including shares that may be issued upon exercise of a Substitute Option, shall in the aggregate not exceed two hundred thousand (200,000) shares. Shares subject to and not issued under an option which expires, terminates, is canceled or forfeited for any reason under the Plan shall again become available for the granting of options.

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   3.02 Changes in the Number of Available Shares. If any stock dividend is declared upon the Company Stock, or if there is any stock split, stock distribution, or other recapitalization of the Company with respect to the Company Stock, resulting in a split or combination or exchange of shares, the aggregate number and kind of shares which may thereafter be offered under the Plan shall be proportionately and approximately adjusted and the number and kind of shares then subject to options granted to employees under the Plan and the per share option price therefor shall be proportionately and appropriately adjusted, without any change in the aggregate purchase prices to be paid therefor.

IV. Administration

   4.01 Administration by the Committee. The Plan shall be administered by the Compensation Committee of the Board, or such other committee of the Board as the Board may from time to time determine. The Committee shall be constituted so as to permit the Plan to comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule).

   4.02 Committee Powers. The Committee is empowered to adopt such rules, regulations and procedures and take such other action as it shall deem necessary or proper for the administration of the Plan and, in its discretion, may modify, extend or renew any option theretofore granted. The Committee shall also have authority to interpret the Plan, and the decision of the Committee on any questions concerning the interpretation of the Plan shall be final and conclusive. The Committee may consult with counsel, who may be counsel for the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

   Subject to the provisions of the Plan, the Committee shall have full and final authority to:

     (a) designate the persons to whom options shall be granted;

     (b) grant options in such form and amount as the Committee shall determine;

     (c) impose such limitations, restrictions and conditions upon any such option as the Committee shall deem appropriate, and

     (d) waive in whole or in part any limitations, restrictions or conditions imposed upon any such option as the Committee shall deem appropriate.

V. Stock Options

   5.01 General. Each year, upon the first meeting of the Company's Board of Directors following the Company's annual meeting of shareholders, each person then serving the Company as an Outside Director at that time shall automatically be granted an option to purchase four thousand (4,000) shares, subject to adjustment under Section 3.02 hereof. Each option granted under the Plan shall be evidenced by a stock option agreement between the Company and the Grantee which shall contain the terms and conditions required by this
Article V, and such other terms and conditions, not inconsistent herewith, as the Committee may deem appropriate in each case.

   5.02 Option Price. The price at which each share of Company Stock covered by an option may be purchased shall be one hundred percent (100%) of the Fair Market Value of the Company Stock on the date the option is granted.

   5.03 Period for Exercise. Each stock option agreement shall state the period or periods of time within which the option may be exercised by the Optionee, in whole or in part, which shall be the period or periods of time as may be determined by the Committee, provided that unless otherwise determined by the Committee:

     (a) Options will vest eleven (11) months after grant.

     (b) If the option is not earlier exercised or terminated, all rights to exercise an option shall expire ten (10) years from the date the option was granted.

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

     (c) Upon termination of service as a director of the Company for any reason other than death, after the director shall have continuously so served for eleven (11) months after the date of option grant, the director may, at any time within two (2) years after the date of such termination, but in no event later than the date of expiration of the option, exercise the option to the extent he or she was entitled to do so on the date of termination.

     (d) If an Optionee dies while serving as a director of the Company, or within two (2) years after termination of such service, the personal representative of the Optionee's estate or the person or persons to whom the option is transferred by will or the laws of descent and distribution may, at any time within two (2) years after the date of death, but not later than the date of expiration of the option, exercise the option to the extent the Optionee was entitled to do so on the date of death.

     (e) All options shall become immediately exercisable in full upon a change in control (as determined by the Committee).

   5.04 Method of Exercise. Each option may be exercised in whole or in part from time to time as specified in the stock option agreement. Each Optionee may exercise an option by giving written notice of the exercise to the Company, specifying the number of shares to be purchased, accompanied by payment in full of the purchase price therefor. The purchase price may be paid in cash, by check, or, with the approval of the Committee, by delivering shares of Company Stock which have been beneficially owned by the Optionee, the Optionee's spouse, or both of them for a period of at least six months prior to the time of exercise ("Delivered Stock") or a combination of cash and Delivered Stock. Delivered Stock shall be valued at its Fair Market Value determined as of the date of exercise of the option. No Optionee shall be under any obligation to exercise any option hereunder. An Optionee shall not have any rights of a stockholder with respect to the shares subject to the option until such shares shall have been delivered to him or her.

   5.05 Merger, Consolidation or Reorganization. In the event of a merger, consolidation or reorganization with another corporation in which the Company is not the surviving corporation, the Committee may, subject to the approval of the Board of Directors of the Company, or the board of directors of any corporation assuming the obligations of the Company hereunder, take action regarding each outstanding and unexercised option pursuant to either clause
(a) or (b) below:

     (a) Appropriate provision may be made for the protection of such option by the substitution on an equitable basis of appropriate shares of the surviving corporation, provided that the excess of the aggregate Fair Market Value of the shares subject to such option immediately before such substitution over the exercise price thereof is not more than the excess of the aggregate fair market value of the substituted shares made subject to option immediately after such substitution over the exercise price thereof; or

     (b) The Committee may cancel such option. In such event, the Company, or the corporation assuming the obligations of the Company hereunder, shall pay the Optionee an amount of cash (less normal withholding taxes) equal to the excess of the highest Fair Market Value per share of the Company Stock during the 60-day period immediately preceding the merger, consolidation or reorganization over the option exercise price, multiplied by the number of shares subject to such option.

   5.06 Withholding Taxes. Pursuant to applicable federal and state laws, the Company is or may be required to collect withholding taxes upon the exercise of an option or the lapse of stock restrictions. The Company may require, as a condition to the exercise of an option or the issuance of a stock certificate, that the Optionee concurrently pay to the Company (either in cash or, at the request of Grantee but in the discretion of the Committee and subject to such rules and regulations as the Committee may adopt from time to time, in shares of Delivered Stock) the entire amount or a portion of any taxes which the Company is required to withhold by reason of such exercise or lapse of restrictions, in such amount as the Committee or the Company in its discretion may determine. In lieu of part or all of any such payment, the Optionee may elect, subject to such rules and regulations as the Committee may adopt from time to time, or the Company may require that the Company withhold from the shares to be issued that number of shares having a Fair Market Value equal to the amount which the Company is required to withhold.

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VI. General

   6.01 Nontransferability. No option shall be transferable by an Optionee otherwise than by will or the laws of descent and distribution, provided that in accordance with Internal Revenue Service guidance, the Committee, in its discretion, may grant options that are transferable, without payment of consideration, to family members of the Optionee or to trusts or partnerships for such family members. The Committee may also amend outstanding stock options to provide for such transferability.

   6.02 General Restriction. Each option shall be subject to the requirement that if at any time the Board or the Committee shall determine, in its discretion, that the listing, registration, or qualification of securities upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue or purchase of securities thereunder, such option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board or the Committee.

   6.03 No Promise of Continued Service as a Director. Nothing in the Plan or in any option granted under the Plan shall confer on any director any right to continue as a director of the Company or affect the right of the Company to terminate his or her service to the Company at any time.

   6.04 Expiration and Termination of the Plan. The Plan will terminate ten
(10) years after the effective date of the Plan, except as to options then outstanding under the Plan, which options shall remain in effect until they have been exercised, the restrictions have lapsed or the options have expired or been forfeited. The Plan may be abandoned or terminated at any time by the Board of Directors of the Company, except with respect to any options then outstanding under the Plan.

   6.05 Amendments. The Board may from time to time amend, modify, suspend or terminate the Plan; provided, however, that no such action shall be made without shareholder approval where such change would be required in order to comply with Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule) or the Code. Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding options granted under the Plan, accept the surrender of outstanding options (to the extent not theretofore exercised), reduce the exercise price of outstanding options, or authorize the granting of new options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, no modification of an option (either directly or through modification of the Plan) shall, without the consent of the Optionee, alter or impair any rights of the Optionee under the option.

   6.06 Construction. Except as otherwise required by applicable federal laws, the Plan shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.

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